Exhibit (d)

This description of the Province of Ontario is dated December 20, 2010 and appears as Exhibit (d) to the Province of Ontario’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2010.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED) IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE USED OR RELIED UPON IN CONNECTION WITH THE PURCHASE OR SALE OF ANY SECURITIES OF THE PROVINCE OF ONTARIO, IS NOT A PROSPECTUS, INFORMATION MEMORANDUM OR SIMILAR DOCUMENT AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE PROVINCE OF ONTARIO.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. All foreign currency conversions are reported at statement date exchange rates, unless otherwise specified. The noon exchange rate between the U.S. dollar and the Canadian dollar published by the Bank of Canada on December 20, 2010 was approximately $1.00 = U.S.$0.9825. See “4. Public Debt — (4) Selected Debt Statistics — The Canadian Dollar.”

In this document, statistics for the economy of the Province of Ontario (“Ontario” or the “Province”) are set forth on a calendar year basis at market prices, except as otherwise indicated. Economic statistics for recent years frequently are estimates or preliminary figures which are subject to adjustment. Financial statistics for the Province are set forth on a fiscal year basis (from April 1 to March 31 of the succeeding year), unless otherwise noted.

In this document, unless otherwise specified, references to average growth rates refer to the average annual compound rate of growth. This is computed by expressing the amount of growth during the period as a constant annual rate of growth compounded annually. The computational procedure used is the geometric average of the annual rates from the first to the last year’s observation of the variables.

This document appears as an exhibit to the Province’s Annual Report to the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K for the fiscal year ended March 31, 2010. Additional information with respect to the Province is available in such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments are available to the public on the Internet on the SEC’s web site located at http://www.sec.gov and can be read and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room and the applicable copy charges. Copies of such documents may also be obtained without charge from the Province of Ontario, Ontario Financing Authority, Capital Markets Division, One Dundas Street West, 14th Floor, Toronto, Ontario M5G 1Z3, telephone (416) 325-8053.

PROVINCE OF ONTARIO SUMMARY INFORMATION

The following information is a summary only and is qualified in its entirety by the detailed information elsewhere in this document. Unless otherwise indicated, all dollar amounts are expressed in Canadian dollars.

	Year ended December 31,
	2005	2006	2007	2008	2009
	(in millions unless otherwise indicated)

Economy(1)
Gross Domestic Product at Market Prices	$537,383	$560,576	$583,946	$584,460	$578,183
Personal Income	419,457	442,736	466,051	478,696	477,641
Consumer Price Index (annual change)	2.2%	1.8%	1.8%	2.3%	0.4%
Unemployment (average annual rate)	6.6%	6.3%	6.4%	6.5%	9.0%

					Current
					Outlook
	2006-07	2007-08	2008-09	2009-10	2010-11(2)
	(in millions)

Government Finances
Revenue	$96,640	$103,579	$96,933	$95,793	$107,656
Expense
Programs	85,540	94,065	94,776	106,336	115,896
Interest on Debt	8,831	8,914	8,566	8,719	9,715

Total Expense	94,371	102,979	103,342	115,055	125,611

Surplus/(Deficit) Before Reserve	$2,269	$600	$(6,409)	$(19,262)	$(17,956)
Reserve	$—	$—	$—	$—	$700

Surplus/(Deficit)	$2,269	$600	$(6,409)	$(19,262)	$(18,656)
Net Debt(3)	153,742	156,616	169,585	193,589	219,462
Accumulated Deficit(4)	$106,776	$105,617	$113,238	$130,957	$149,613

	As at March 31,
	2007	2008	2009	2010
	(in millions)

Public Sector Debt
Net Debt(3)(5)	$153,742	$156,616	$169,585	$193,589
Obligations Guaranteed	2,600	963	721	734
Other Public Sector Debt(5)	12,580	13,539	13,516	12,969

Total	$168,922	$171,118	$183,822	$207,292

Sources: Ontario Ministry of Finance and Statistics Canada.

(1)	See “2. Economy — (2) Recent Economic Developments” for the most recently available economic indicators.

(2)	Fiscal forecast as presented in the 2010 Ontario Economic Outlook and Fiscal Review.

(3)	Net Debt is calculated as the difference between liabilities and financial assets. Starting in 2009-10, Net Debt includes the net debt of hospitals, school boards and colleges (BPS) as a result of change in the method of consolidation. For comparative purposes, Net Debt has been restated from 2005-6 to 2008-9 to conform with this revised presentation. The annual change in Net Debt is equal to the surplus/deficit of the Province plus the change in tangible capital assets, and effective April 1, 2007, the change in the fair value of the Ontario Nuclear Funds.

(4)	Accumulated Deficit is calculated as the difference between liabilities and total assets, including tangible capital assets. The annual change in Accumulated Deficit is equal to the surplus/deficit plus, effective April 1, 2007, the change in the fair value of the Ontario Nuclear Funds. The change in the Accumulated Deficit in 2006-7 included an adjustment to the unfunded liabilities of the Ontario Electricity Financial Corporation, and in 2009-10 an adjustment to school boards minor capital assets.

(5)	Starting in 2009-10, net debt of hospitals, school boards and colleges are being consolidated in the Province’s financial statement on a line-by-line basis and as a result included in Net Debt. Other Public Sector Debt from 2006-07 to 2008-09 have been restated to conform with this presentation.

1.  OVERVIEW

Area and Population

The Province of Ontario covers an area of approximately 1,076,395 square kilometres (415,598 square miles), about 10.8% of Canada, and is about 11.0% as large as the United States. The estimated population of Ontario on July 1, 2010 was 13.2 million, or 38.7% of Canada’s population of 34.1 million. Since 1992, the populations of Ontario and Canada have increased at average annual rates of 1.3% and 1.0%, respectively. Although it constitutes only 12% of the area of the Province, southern Ontario contains approximately 93.9% of its population (as of July 1, 2009). The population of the Greater Toronto Area, the largest metropolitan area in Canada, was estimated to be 6.1 million on July 1, 2009.

Government

Canada is a federation with a parliamentary system of government. Constitutional responsibilities are divided between the federal government, the 10 provinces and the 3 territories.

The Premier of the Province of Ontario (the “Premier”) is traditionally the leader of the political party with the greatest number of members elected to the Legislative Assembly. The Cabinet through the Lieutenant Governor, who represents the Crown, formally exercises executive power. Cabinet ministers are usually nominated from among members of the Premier’s party. The Legislative Assembly consists of 107 seats, each representing a specified territorial division of the Province, and is elected for a four-year term. A dissolution of the Legislative Assembly prior to the end of the four-year term may be requested by the Premier at the Premier’s own volition or if the government loses the confidence of the Legislative Assembly by being defeated on an important vote.

The last Provincial election was held on October 10, 2007. Present party standings in the Legislative Assembly are: Ontario Liberal Party, 72 seats; Progressive Conservative Party of Ontario, 25 seats and New Democratic Party of Ontario, 10 seats. The current government of the Province is formed by the Ontario Liberal Party.

Economic Setting

Gross Domestic Product (“GDP”) at current market prices in 2009 was $578,183 million, representing 37.9% of the Canadian GDP. Personal income per capita in 2009 was $36,559, 0.4% above the national average.

An indication of the Province’s importance in several areas of Canadian economic activity is illustrated below.

Ontario’s Share Of Canadian Economic Activity, 2008-2009

	Total		Total
	Canadian		Canadian
	Economic	Ontario’s Share of	Economic	Ontario’s Share of
	Activity	Canadian Total	Activity	Canadian Total
	(in millions)	(%)	(in millions)	(%)
	2008	2008	2009	2009

Gross Domestic Product	$1,599,608	36.5	$1,527,258	37.9
Business Investment	313,574	30.2	269,394	31.0
Exports	563,948	57.8	438,553	64.3
Consumption	890,351	39.1	898,728	38.9
Personal Income	1,224,653	39.1	1,228,407	38.9

Sources: Statistics Canada and Ontario Ministry of Finance.

The Provincial economy displays many of the characteristics of a mature economy, including substantial secondary and service sectors. In broad terms, the primary sector is composed of agriculture, mining and forestry, while manufacturing, utilities and construction form the secondary sector. The remaining categories, such as transportation, communication, wholesale and retail trade and business and public service, make up the service sector. Ontario shows a stronger concentration in manufacturing than both the United States and the whole of Canada.

Percentage Distribution of Real Gross Domestic Product By Industry, 2008-2009
(at 2002 Prices)

	Ontario		Canada		United States(1)
	2008	2009	2008	2009	2008	2009
	(%)	(%)	(%)	(%)	(%)	(%)

Goods(2)	25.8	23.5	29.6	27.6	21.3	20.7
Of which: Primary	1.7	1.6	6.9	6.5	2.6	2.7
Manufacturing	16.6	14.6	13.9	12.6	12.7	12.2
Services	74.2	76.5	70.4	72.4	78.7	79.3

Total	100.0	100.0	100.0	100.0	100.0	100.0

Sources: Statistics Canada and the United States Bureau of Economic Analysis.

(1)	United States real Gross Domestic Product by industry is reported in 2005 prices.

(2)	Consists of primary, utilities, construction and manufacturing industries.

Foreign Relations

The Province has no direct diplomatic relations with foreign countries, but has developed a high degree of international activity in order to facilitate investment in Ontario.

2.  ECONOMY

(1)	Major Economic Indicators

Overview

Ontario’s GDP at current market prices in 2009 was $578,183 million. GDP in constant 2002 dollars (“Real GDP”) was $509,421 million in 2009, a decrease of 3.6% from 2008. The five-year average annual growth rate of real GDP from 2005 to 2009 was 0.5%. Real GDP in 2009 increased at a quarterly rate of 0.4% in the third quarter and 1.7% in the fourth quarter. This followed declines of 1.9% and 0.9% in the first and second quarters of 2009 respectively.

Ontario’s economy contracted by 3.6% in 2009, following a decline of 0.9% in 2008. Consumer spending grew by 0.1% while housing construction declined 8.1%. Business investment in machinery and equipment fell by 19.0%. Real non-residential construction investment fell by 18.4%, following a 2.5% drop in 2008. Exports fell by 13.2% in 2009, following a 6.2% decline in 2008.

The following table provides a summary of major economic indicators for Ontario from 2005 to 2009. For the most recently available economic indicators, see “2. Economy — (2) Recent Economic Developments”.

Major Economic Indicators

						Average
						Annual
						Rate of
	Year ended December 31,					Growth
	2005	2006	2007	2008	2009	2005-2009
	(in millions unless otherwise indicated)					(%)

Personal Expenditure on Consumer Goods and Services	$304,303	$318,286	$334,445	$347,996	$349,381	3.8
Government Expenditure on Goods and Services	112,008	120,401	127,429	136,330	146,364	6.6
Business Gross Fixed Capital Formation	85,261	90,783	93,767	94,550	83,477	0.9
Exports of Goods and Services	329,858	332,830	335,354	325,997	282,167	(2.8)
Imports of Goods and Services	297,198	305,892	313,352	325,274	282,301	(0.3)
Adjustment for Inventory Changes	2,738	3,852	6,773	4,881	(381)	—
Statistical Discrepancy and Other Transactions	412	317	(473)	(20)	(525)	—

Gross Domestic Product at Market Prices	537,383	560,576	583,946	584,460	578,183	2.3
Gross Domestic Product in Constant 2002 Prices	510,509	522,998	533,233	528,635	509,421	0.5
Gross Domestic Product Price Deflator (Index)	105.3	107.2	109.5	110.6	113.5	1.8
Personal Income (Ontario)	419,457	442,736	466,051	478,696	477,641	3.6
Personal Income (Canada)	1,035,586	1,106,832	1,174,683	1,224,653	1,228,407	4.5
Personal Income per Capita (July
Population):
Ontario (in dollars)	33,480	34,957	36,430	37,016	36,559	2.5
Canada (in dollars)	32,116	33,977	35,672	36,759	36,429	3.4
Population (as of July 1, in thousands)(1):
Ontario	12,528	12,665	12,793	12,932	13,065	1.1
Canada	32,245	32,576	32,930	33,316	33,720	1.1

	Year ended December 31,					Average
	2005	2006	2007	2008	2009	2005-2009

Consumer Price Index (annual Change):
Ontario	2.2%	1.8%	1.8%	2.3%	0.4%	1.7%
Canada	2.2%	2.0%	2.2%	2.3%	0.3%	1.8%
Unemployment (average annual Rate):
Ontario	6.6%	6.3%	6.4%	6.5%	9.0%	7.0%
Canada	6.8%	6.3%	6.0%	6.1%	8.3%	6.7%

Source: Ontario Ministry of Finance and Statistics Canada.

Totals may not add due to rounding.

(1)	The latest available population estimates are for July 1, 2010.

Personal Expenditure

In 2009, personal expenditure on consumer goods and services, the largest component of GDP, increased 0.4% over 2008. From 2005 through 2009, personal expenditure increased at an average annual rate of 3.8%.

Government Expenditure

Expenditure by the federal, provincial and municipal governments in Ontario (excluding transfer payments and subsidies) comprised 25.3% of provincial output in 2009.(1) From 2005 through 2009, government expenditure increased at an average annual rate of 6.6%.

Capital Expenditure

In 2009, total capital expenditure was $103,112 million, or 17.8% of GDP, down 7.5% from $111,496 million in 2008. The major sources of total capital expenditure were housing (30.1%), trade, finance, commercial and information and cultural industries (26.0%), institutional services and government departments (19.5%), manufacturing (6.0%), transportation, warehousing and utilities (12.7%), primary and construction industries (4.3%) and professional, scientific and technical services (1.4%). From 2005 through 2009, total capital expenditure increased at an average annual rate of 2.1%.

Business gross fixed capital formation in 2009 was $83,477 million. This accounted for 81.0% of total capital expenditure and 14.4% of GDP at current market prices.

Exports and Imports

In 2009, Ontario’s exports of goods and services totaled $282,167 million, the equivalent of 48.8% of Ontario’s nominal GDP, of which 61.7% were international exports and 38.3% were interprovincial exports. By comparison, Ontario international exports represented 39.7% of Canada’s total exports. Ontario’s imports of goods and services totalled $282,301 million in 2009, resulting in a negative overall trade balance of $134 million.

Ontario’s international goods exports include: motor vehicles and parts, which accounted for 29.9% of the total value of international merchandise exports in 2009; capital equipment such as machinery, electrical and electronic goods, and scientific and professional equipment, which accounted for 25.1%; industrial materials such as steel, chemicals, plastics and rubber, which accounted for 24.8%; agricultural, forestry, energy and mining-related products, which accounted for 10.6%; and consumer goods such as furniture, drugs and clothing, which accounted for 7.2%.

Ontario’s leading interprovincial exports include financial, insurance and real estate services, wholesale trade, professional, scientific and related services, motor vehicles, transportation equipment and parts, chemicals and pharmaceuticals.

 (1) The National Income and Expenditure Accounts as produced by Statistics Canada defines government expenditure to exclude transfer payments and subsidies.

Under the Free Trade Agreement (“FTA”), which came into force on January 1, 1989, tariffs between the United States and Canada were phased out entirely on January 1, 1999. The North American Free Trade Agreement (“NAFTA”) between Canada, Mexico and the United States, which came into effect on January 1, 1994, liberalizes trade with Mexico and improves on many of the provisions of the FTA. A bilateral free-trade agreement between Canada and Chile came into force on July 5, 1997. Canada-Chile agreement, which provides for the liberalization of trade and investment between the two countries, was negotiated to serve as an interim step to bridge Chile’s accession to NAFTA. In addition, a new World Trade Organization Agreement (“WTO”) (formerly the General Agreement on Trade and Tariffs) was implemented on January 1, 1995. It has resulted in a 40% reduction in average tariffs worldwide and makes major advances in rules governing trade in agriculture, services and intellectual property.

(2)	Recent Economic Developments

Real output in the Ontario economy rose by 0.6% (2.4% annualized) in the second quarter of 2010, measured in chained 2002 dollars, after a 1.4% increase in the first quarter. In current dollars, nominal GDP rose by 0.8% to reach an annualized level of $595,515 billion.

Final domestic demand increased by 0.8% (3.1% annualized) in real terms in the second quarter of 2010.

Over the first eleven months of 2010, Ontario employment is up by 114,000 jobs or 1.7%, compared to the same period in 2009. The unemployment rate was 8.2% in November 2010.

In October 2010, the Ontario Consumer Price Index (“CPI”) increased 3.4% from a year earlier.

Ontario Economic Outlook: 2010 to 2013

The 2010 Ontario Economic Outlook and Fiscal Review, released on November 18, 2010, presented the forecast for the Ontario economy for 2010 to 2013. Like other jurisdictions around the world, the Ontario economy has been impacted by the global recession and financial crisis. For planning purposes, the Ministry of Finance is assuming real GDP growth of 3.2% in 2010, 2.2% in 2011, 2.5% in 2012 and 2.7% in 2013. These projections, finalized on November 10, 2010, were more conservative than the average private-sector forecast at that time. Ontario’s nominal GDP is expected to increase by 5.6% in 2010, 4.1% in 2011, 4.5% in 2012 and 4.6% in 2013.

Inflation is expected to remain subdued over the forecast horizon. Ontario’s CPI inflation rate is expected to be 2.3% in 2010, 2.1% in 2011 and 2.0% in 2012 and 2013.

External factors have a significant bearing on the performance of the Ontario economy and deviations from their projected path can cause the Province’s growth to be slower or faster. As a result, the forecast in the 2010 Ontario Economic Outlook and Fiscal Review is based on assumptions about key features of the external environment, particularly U.S. economic growth, the exchange rate, interest rates and oil prices.

The strength and composition of the U.S. economy are key determinants of the pace of growth in Ontario. The U.S. economy is Ontario’s largest export market. At the time of the 2010 Ontario Economic Outlook and Fiscal Review, economists projected U.S. real GDP to grow by 2.7% in 2010, 2.5% in 2011, 3.2% in 2012 and 3.0% in 2013.

The exchange rate is forecast to average 96.9 cents US in 2010, 98.0 cents US in 2011, and 98.5 cents US in 2012 and 2013. The Canadian three-month treasury bill rate is projected to average 0.6% in 2010, 1.6% in 2011, 3.0% in 2012 and 3.9% in 2013. Ten-year Government of Canada bond yields are forecast to average of 3.2% in 2010 and 2011, 4.1% in 2012 and 4.8% in 2013. These interest rate assumptions were in line with private-sector forecasts at the time of the 2010 Economic Outlook and Fiscal Review. For planning purposes, crude oil prices are projected to average $79.2 US per barrel in 2010, $87.9 US in 2011, $89.8 US in 2012 and $90.2 US in 2013.

(3)	Structure of the Economy

Secondary Industries

Manufacturing.  Ontario is Canada’s leading manufacturing province. In 2009, Ontario’s manufacturing volume of output (measured in Chained 2002 dollars) totaled about $68 billion, or 45% of the national total. The contribution of manufacturing output to Ontario’s total GDP (measured in Chained 2002 dollars) was 15%.

Manufacturing Real Gross Domestic Product
 (Chained 2002 dollars)

	Year ended December 31,
	2005	2006	2007	2008	2009
	(in millions)

Food	$8,005	$8,231	$8,198	$8,223	$8,376
Beverage and Tobacco Products	2,816	2,612	1,979	1,705	1,719
Textile and Textile Product Mills	941	736	631	603	471
Clothing	622	604	517	381	316
Leather and Allied Products	53	54	58	55	55
Wood Products	2,387	2,419	2,161	1,792	1,549
Paper	3,920	3,367	3,209	2,952	2,527
Printing and Related Support Activities	3,253	3,164	3,103	2,990	2,556
Petroleum and Coal Products	1,387	1,285	1,352	1,235	1,194
Chemical	6,854	7,187	6,804	6,395	5,945
Plastic and Rubber Products	5,824	5,534	5,319	4,402	3,645
Non-Metallic Mineral Products	2,707	2,762	2,648	2,507	1,958
Primary Metal and Fabricated Metal Products	13,282	12,854	12,180	11,326	8,293
Machinery	6,396	6,206	6,270	5,772	4,751
Computer and Electronic Products	4,159	4,451	4,349	3,998	3,804
Electrical Equipment, Appliance and Components	1,942	1,689	1,634	1,623	1,403
Transportation Equipment	27,223	26,775	25,929	20,430	15,497
Motor Vehicle	14,623	14,087	13,585	10,258	7,140
Motor Vehicle Parts	9,530	8,995	8,487	6,531	4,902
Furniture and Related Products	2,577	2,426	2,274	1,988	1,690
Miscellaneous	1,803	1,857	1,838	1,865	1,914

Manufacturing Total(1)	$95,639	$93,624	$89,668	$80,452	$68,385

Source: Statistics Canada, Provincial Economic Accounts.

(1)	Totals may not add due to rounding and chained GDP data.

Transportation equipment is Ontario’s largest manufacturing industry measured by output. In 2009, output in this sector totaled $15.8 billion, or approximately 22% of total Ontario manufacturing output. In 2009, Ontario accounted for about 90% of Canadian-manufactured motor vehicles, parts and accessories GDP, and 16.8% of North America’s motor vehicle assembly. Ontario’s international trade deficit in automotive products was $6.0 billion in 2009. Capital investment in Ontario’s transportation equipment industry totaled $1.4 billion in 2009 and capital investment intentions for 2010, according to Statistics Canada data, are $1.3 billion.

In 2009, 60.9% of Canada’s electrical and electronic product manufacturing was in Ontario. A number of firms with worldwide reputations in the design, manufacture and distribution of high technology products are based in the Province. Ontario manufacturers as a whole conducted an estimated $4.1 billion worth of industrial research and development in 2008, and accounted for 56.5% of total Canadian manufacturing industrial research and development.

Construction.  Ontario’s capital spending on construction includes buildings, roads and other facilities. Construction spending intentions, according to the latest survey from Statistics Canada, indicate an expected rise of 7.5% in 2010 to $63.2 billion. The highest increase is expected in government and institutions at 20%. In 2010, capital spending intentions on housing construction constitutes the largest share, representing 46.3% of the total.

Ontario Construction Capital Expenditure

	Year ended December 31,
	2005	2006	2007	2008	2009	2010(1)
	(in millions)

Housing	$28,297	$30,231	$31,152	$32,740	$29,008	$29,244
Business	13,588	15,609	17,541	18,264	16,084	17,543
Government and Institutions	10,190	10,882	11,713	12,002	13,632	16,365

Total	$52,075	$56,721	$60,406	$63,005	$58,724	$63,152

(1)	Source: Private and Public Investment in Canada, Intentions 2010 Statistics Canada.

Primary Industries

Agriculture.  Ontario has a large and highly diversified agricultural sector. Agricultural activity can be found in most areas of the Province, but production is concentrated in southwestern Ontario, which is located at roughly the same latitude as Northern California and has a climate moderated by the Great Lakes. Provincial agricultural production, based on farm cash receipts (less direct payments), was valued at $9.3 billion in 2009, or 22.5% of the Canadian total. Of this, total livestock receipts were $4.6 billion, and crop receipts were $4.7 billion.

Agricultural Production

	Year ended December 31,
	2005	2006	2007	2008	2009
	(in millions)

Agricultural Production(1)	$8,111	$8,176	$8,727	$9,452	$9,283

Source: Statistics Canada.

(1)	Farm total cash receipts; excluding direct payments.

Mining.  Ontario’s value of mineral production was $6,330 million in 2009. Ontario accounted for 19.7% of Canadian mineral production in 2009, excluding oil and gas. The Province’s most important minerals in terms of 2009 value of production were: gold, $1,836 million; nickel, $753 million; copper, $686 million, stone, $584 million; cement, $521 million; and sand and gravel, $486 million. Ontario’s value of metallic mineral production was about $3.8 billion in 2009, down from the previous year due to lower prices for minerals.

Mineral Production

	Year ended December 31,
	2005	2006	2007	2008	2009
	(in millions)

Mineral Production	$7,438	$9,524	$10,856	$9,545	$6,330

Source: Natural Resources Canada, 2009 numbers are preliminary.

Forestry.  Ontario has about 56.8 million hectares of productive forestland representing 52.9% of Ontario’s total land area. Timber harvests amounted to approximately 12 million cubic meters in 2008. The value of revenues from goods produced in the primary forest industry as well as the various wood and paper manufacturing industries in the Province totaled $13.4 billion in 2008, and equaled 22.1% of the Canadian total.

Energy

In 2008, the composition of Ontario’s primary energy consumption was the following: crude oil 29.6%, natural gas and liquids 37%, coal 14.4% and electricity 4.5%.

Total primary energy consumption was 3,137 Petajoules in 2008, a decline of 3.6% from 3,255 Petajoules in 2007. Consumption of crude oil, coal, natural gas and primary electricity declined by 2%, 12%, 5% and 13% respectively.

Service Sector

The service sector is the largest component of Ontario’s economy, accounting for approximately 77% of Ontario’s GDP (measured in Chained 2002 dollars) in 2009. Ontario has a modern and diversified services sector. It includes a wide variety of industries serving businesses, individuals and governments.

Services Producing Industries Real Gross Domestic Product
 (measured in Chained 2002 dollars)

	Year ended December 31,
	2005	2006	2007	2008	2009
	(in millions)

Wholesale Trade	$28,749	$30,026	$31,365	$31,057	$29,346
Retail Trade	25,597	26,655	27,192	28,063	28,080
Transportation and Warehousing	18,765	19,089	19,312	19,480	18,635
Information and Cultural	18,661	19,384	19,826	19,798	19,548
Finance, Insurance, Real Estate and Leasing(1)	101,995	105,713	109,592	110,296	111,573
Professional, Scientific and Technical	25,579	26,737	27,735	28,198	27,901
Administrative and Support Services	13,736	14,052	14,694	14,682	13,950
Education	21,872	22,794	23,492	24,108	24,328
Health Care and Social Services	28,099	28,904	30,006	30,714	31,307
Arts, Entertainment and Recreation	4,556	4,589	4,692	4,703	4,705
Accommodation and Food Services	9,420	9,453	9,510	9,695	9,327
Other Services	11,516	11,663	12,082	12,327	12,219
Public Administration	24,345	25,349	26,001	26,838	27,227

Total(2)	$332,911	$344,411	$355,491	$359,862	$357,618

Source: Statistics Canada, Provincial Economic Accounts.

(1)	Includes owner-occupied housing.

(2)	Totals may not add due to rounding and chained GDP data.

The finance, insurance, real estate and renting and leasing sector is the largest component of Ontario’s service sector output. In 2009, Ontario’s share accounted for 44.5% of Canada’s finance, insurance, real estate and renting and leasing output, the highest share of any province.

Ontario’s sizable financial services sector is a by-product of the large number of head offices of industrial and financial companies located in the Toronto area. The Toronto Stock Exchange (“TSX”) is Canada’s premiere stock exchange with a value of trading of $1.4 trillion dollars in 2009.

Ontario also has strong professional and administrative output, accounting for 46.2% of the Canadian total. Wholesale and retail trade help support the spending of business and consumers, including investment and imports. Ontario accounts for 41.2% of Canada’s wholesale and retail trade output and 43.1% of Canada’s information and cultural services.

(4)	Labour Force

From 2005 to 2009, Ontario’s labour force increased at an average annual rate of 0.7%, slightly below the Canadian rate of 1.1%. During 2009, the Ontario labour force averaged approximately 7.2 million persons. In 2009, the Ontario participation rate was 67.3%, the same as the Canadian rate. Reflecting the industrial structure of the Province, 98.7% of employment was in the non-agricultural sector. The service sector, which has been a major source of employment growth, accounted for 78.8% of Ontario’s employment, while manufacturing and construction accounted for 18.5% and agriculture, utilities and other primary industries accounted for 2.7%. In 2009, the Ontario unemployment rate averaged 9.0%, while the national rate averaged 8.3%.

Labour Force

	2005	2006	2007	2008	2009

The Ontario Labour Force
Labour Force (thousands)	6,849.1	6,927.3	7,043.5	7,154.5	7,175.1
Employed (thousands)	6,397.7	6,492.7	6,593.8	6,687.3	6,526.1
Unemployment Rate (%)	6.6	6.3	6.4	6.5	9.0
Participation Rate(1) (%)	68.0	67.7	68.0	68.1	67.3
The Canadian Labour Force
Unemployment Rate (%)	6.8	6.3	6.0	6.1	8.3
Participation Rate(1) (%)	67.2	67.2	67.6	67.8	67.3

Source: Statistics Canada.

(1)	The percentage of working age population in the labour force.

Ontario Employment by Industry — 2009

	Thousands	% of Total

Agriculture	84	1.3
Other Primary Industries	36	0.5
Manufacturing	797	12.2
Construction	409	6.3
Utilities	58	0.9
Service Sector	5,142	78.8

Total	6,526	100.0

Sources: Statistics Canada and Ontario Ministry of Finance.

Totals may not add due to rounding.

(5)	Social Security System

The Province provides a wide range of health care, social services and income security assistance to Ontarians. Until fiscal year 1995-96, the Province received funding for health care from the federal government under the Established Programs Financing (“EPF”) arrangements. This national funding arrangement provided support for the provision of provincial health care programs as well as postsecondary education.

The Province also provides income security assistance to individuals and families to replace earnings or provide income support. Until 1995-96, income supplementation related to defined needs was provided, when necessary, on a cost-shared basis with the federal government under the Canada Assistance Plan (“CAP”). In its 1995 budget, the federal government announced major cutbacks to social transfers to the provincial and territorial governments. Beginning in 1996-97, the EPF arrangements and CAP were replaced by the Canada Health and Social Transfer (“CHST”). Effective April 1, 2004, the CHST was split into two separate transfers: the Canada Health Transfer (“CHT”), designated specifically for health care; and the Canada Social Transfer (“CST”) for postsecondary education and social services. See “3. Public Finance — (3) Revenue — Federal Government Payments” below.

The federal government also administers the Employment Insurance (“EI”) program, a national, contributory unemployment insurance scheme, and the Canada Pension Plan (“CPP”), a national, contributory earnings-related pension system. CPP benefits include retirement pensions, disability pensions, survivor benefits, orphans’ benefits and death benefits. In 2009, Ontario residents received about $14.4 billion in benefits from the CPP and about $8.0 billion in total benefits from EI. Both of these programs are financed through payroll taxes paid by employers and employees. In 2008, the federal government created the Canada Employment Insurance Financing Board which is responsible for managing EI revenues and maintaining a cash reserve to support premium rate stability. The CPP Account is separate from the federal budget and is managed independently by the CPP Investment Board and invested in marketable and non-marketable securities.

The federal government also provides universal and income-tested support for senior citizens through Old Age Security (“OAS”) pensions, the Guaranteed Income Supplement (“GIS”) program and the Allowance for low-income persons aged 60-64. The Ontario government provides an income-tested supplement for seniors, the Guaranteed Annual Income System (“GAINS”) benefit, which is paid to GIS recipients with low incomes. In 2009, seniors in Ontario received a total of about $12.7 billion from these three federal programs and about $103 million from GAINS. The Ontario Senior Homeowners’ Property Tax Grant will assist eligible low- and moderate- income seniors, who own their homes, to offset their property taxes through grants of up to $500 for 2010 and subsequent years. This will provide an estimated $1 billion in assistance over the next five years.

The federal government provides cash transfers to families raising children. The Canada Child Tax Benefit (“CCTB”) and the related National Child Benefit Supplement (“NCBS”) are non-taxable income-tested federal cash benefits provided to low- and middle-income families with children under age 18. In fiscal year 2006 (the most recent data available), Ontario families received about $3.5 billion in benefits from these programs. The federal government also provides the Universal Child Care Benefit (“UCCB”). The UCCB is a taxable cash benefit provided to all children under age six. In 2008-09, Ontario families received an estimated $1 billion in benefits from the UCCB. These benefits are provided to families regardless of whether they work or receive social assistance. These benefits are delivered through the tax system.

The Ontario Child Benefit (“OCB”) is a non-taxable income-tested provincial cash benefit provided to low- to moderate-income families with children under age 18. The OCB provided almost $765 million in benefits to families in 2009-10. The OCB is provided to families regardless of whether they work or receive social assistance. It is delivered through the tax system. The OCB streamlined the child benefit system by consolidating the previous provincial children’s benefits into one integrated benefit.

Ontario also provides sales tax and property tax relief to low-to middle income people through refundable tax credits. Starting in 2010, two new Ontario tax credits, the Ontario Sales Tax Credit (“OSTC”) and the Ontario Property Tax Credit (“OPTC”) are replacing the combined Ontario property and sales tax credits. The OSTC will provide sales tax relief of over $1 billion per benefit year to about 3.1 million families and individuals. The 2010 Ontario Budget proposes to convert the OPTC to the Ontario Energy and Property Tax Credit. This tax credit would provide over $1.2 billion in energy and property tax relief to about 2.8 million individuals and families annually.

The Ontario government and municipalities jointly share responsibility for providing income support to individuals and families whose income is insufficient to meet their basic needs. Social assistance costs are shared between the Province and municipalities. The Province pays ninety per cent of Ontario Disability Support Program (“ODSP”) assistance costs, almost eighty one per cent of Ontario Works (“OW”) assistance costs, fifty per cent of OW administration costs and one hundred per cent of ODSP administration costs as well as drug benefits for all social assistance recipients. In 2009-10, the Province provided an estimated $6.6 billion through social assistance and related programs.

(6)	Government Responsibilities and Relationships

Constitutional Framework

Canada is a federation and its constitution (“Constitution”) provides for a division of responsibilities between the federal and provincial governments. Each province and the federal government have supremacy within its respective sphere of assigned responsibilities. Jurisdiction over the establishment and operation of municipalities is granted exclusively to the provinces.

The federal government is empowered to raise money by any mode or system of taxation. It has exclusive jurisdiction over such matters as the regulation of trade and commerce, currency and coinage, banks and banking, national defence, foreign affairs, postal services, railways and navigation, as well as those areas not exclusively assigned to the provinces. Each province has authority to raise revenue through direct taxation within the province. Areas of provincial constitutional authority include health care, education, social services, municipal institutions, property and civil rights, and natural resources.

The Constitution of Canada was amended in 1982. The Constitution Act, 1982 (“Constitution Act”) established a Charter of Rights and Freedoms and a procedure for amending the Constitution. Nothing in the Constitution Act diminishes the taxing or spending authority of the provinces.

Operational Framework

Ontario administers its constitutional responsibilities through government ministries and provincially created bodies such as government-owned corporations (“Crown corporations”), agencies, boards, commissions, municipalities, school boards and hospital boards. The use of these quasi-independent bodies decentralizes the administration of provincial responsibilities. However, the Province has elected to centralize the financing of these bodies by retaining the major taxing and borrowing powers at the provincial level. Some municipalities borrow in their own names in various capital markets (See “4. Public Debt — (3) Consolidated Debt of the Ontario Public Sector” below) as did Ontario Hydro prior to its restructuring in April 1999 (See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below).

Implications for Provincial Financial Statements

The provinces have been assisted with their responsibilities in areas such as health, postsecondary education and social assistance by transfer payment arrangements between the federal and provincial governments. Through these arrangements, the federal government provides revenues to provincial governments to finance programs under provincial jurisdiction.

Federal-provincial funding arrangements create extensive financial interrelationships between the Province, the federal government and provincially-created bodies. These financial interrelationships are important in understanding the revenue, expense and financing activity of the Province. For example, in fiscal year 2010-11, approximately 22.1% of the Province’s revenue is expected to come from the federal government.

Investing in provincially-created bodies has an impact on the reporting of assets. As at March 31, 2010, approximately 27.6% (2009, 33.8%) of the Financial Assets of the Province could be attributed to these intermediary activities (See “4. Public Debt — (2) Assets and Liabilities” below).

3.  PUBLIC FINANCE

(1)	Financial Reporting

Annually, the Province publishes its Public Accounts, which include the Annual Report and Consolidated Financial Statements for the fiscal year ended March 31, together with ministry statements, detailed schedules of ministry expenses, financial statements of significant provincial corporations, boards and commissions that are part of the government reporting entity and other miscellaneous financial statements. The Auditor General of Ontario examines the Public Accounts of the Province and provides an opinion on the Consolidated Financial Statements to the Legislative Assembly. In addition, the Auditor General of Ontario is required to submit an annual report to the Legislative Assembly.

Summary of Significant Accounting Policies

Basis of Accounting

The Consolidated Financial Statements are prepared in accordance with the accounting principles for governments recommended by the Public Sector Accounting Board (“PSAB”) of the Canadian Institute of Chartered Accountants (“CICA”) and, where applicable, the recommendations of the Accounting Standards Board (“AcSB”) of the CICA.

Reporting Entity

The financial statements report the activities of the Consolidated Revenue Fund combined with those organizations that are controlled by the Province.

Government business enterprises, broader public sector (“BPS”) organizations (i.e., hospitals, school boards and colleges) and other government organizations controlled by the Province are included in these financial statements. All BPS organizations are consolidated. However, other government organizations are individually consolidated if they meet one of the following criteria: i) their revenues, expenses, assets or liabilities are greater than $50 million, or ii) their outside sources of revenue, deficit or surplus are greater than $10 million.

The activities of organizations that do not meet the materiality thresholds for consolidation are reflected in these financial statements through the accounts of the ministries responsible for them.

Trusts administered by the Province on behalf of other parties are excluded from the reporting entity.

Principles of Consolidation

Government business enterprises are defined as those government organizations that i) are separate legal entities with the power to contract in their own name and that can sue and be sued; ii) have the financial and operating authority to carry on a business; iii) have as their principal activity and source of revenue the selling of goods and services to individuals and non-government organizations; and iv) are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity. The activities of government business enterprises are recorded in the financial statements using the modified equity method. Under this method, government business enterprises are reported in accordance with the accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their net income is shown as a separate item, Income from Investment in Government Business Enterprises, on the Consolidated Statement of Operations.

Effective April 1, 2009, the assets and liabilities of the BPS organizations are consolidated with those of the Province on a line-by-line basis on the Consolidated Statement of Financial Position. As such, the net debt of hospitals, school boards and colleges is included in the consolidated net debt of the Province. The total annual expenses of these BPS organizations, net of revenues they receive directly from the public, such as tuition fees, patient fees, donations and other recoveries, are included with the consolidated expenses of the Province. The expenses of hospitals are included with Health expenses, school boards with Education expenses, and colleges with Post-Secondary Education and Training expenses on the Consolidated Statement of Operations. Where necessary, adjustments are made to present the accounts of these organizations on a basis consistent with the accounting policies of the Province, and to eliminate significant inter-organizational accounts and transactions.

Other government organizations are included on a line-by-line basis with the consolidated assets, liabilities, revenues and expenses of the Province. Where necessary, adjustments are also made to present the accounts of these organizations on a basis consistent with the accounting policies of the Province, and to eliminate significant inter-organizational accounts and transactions.

Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recognized or disclosed in the financial statements is known as measurement uncertainty. Such uncertainty exists when there could be a material variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty in these financial statements and notes thereto exists in the valuation of pensions and other employee future benefits obligations, the value of tangible capital assets, the estimation of personal income and corporations tax revenue accruals, the valuation of the Canada Health Transfer and Canada Social Transfer entitlements, the valuation of auto sector investments and the valuation of asset-backed term notes.

Uncertainty related to pensions and other employee future benefits accruals arises because actual results may differ significantly from the Province’s best estimate of expected results (for example, the difference between actual results and actuarial assumptions regarding return on investment of pension fund assets and health care cost trend rates for retiree benefits). Uncertainty in the value of tangible capital assets exists because of differences between estimated useful lives of the assets and their actual useful lives. Uncertainty related to the accrual for personal income tax and corporations tax revenues arises due to possible subsequent revisions of estimates based on forthcoming information from past-year tax return processing. Uncertainty in the estimation of the Canada Health Transfer and Canada Social Transfer entitlements arises from variances between the estimated and actual Ontario shares of the Canada-wide personal income and corporations tax base and population. Uncertainty related to the estimated net realizable value of the investments in the auto sector arises due to the reliance on market assumptions used in the Province’s valuation of the enterprises. Actual market results may vary from these assumptions. The uncertainties relating to the valuation of the Canadian third-party asset-backed term notes are detailed in the financial statements.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available.

Revenues

Revenues are recognized in the fiscal year that the events giving rise to the revenues occur and they are earned. Amounts received prior to the end of the year, which relate to revenues that will be earned in a subsequent fiscal year, are deferred and reported as liabilities.

Deferred capital contributions are amortized into revenue over the estimated useful life of the related tangible capital assets.

Expenses

Expenses are recognized in the fiscal year that the events giving rise to the expenses occur and resources are consumed.

Transfer payments are recognized in the year during which the events giving rise to them occur, provided that the transfer is authorized, all eligibility criteria are met and a reasonable estimate of the amount can be made.

Interest on debt includes: i) interest on outstanding debt net of interest income on investments and loans; ii) amortization of foreign exchange gains or losses; iii) amortization of debt discounts, premiums and commissions; iv) amortization of deferred hedging gains and losses; and v) servicing and other costs.

Employee future benefits such as pensions, other retirement benefits and entitlements upon termination are recognized as expenses over the years in which the benefits are earned by employees. These expenses are the government’s share of the current year’s cost of benefits, interest on the net benefits liability or asset, amortization of actuarial gains or losses, cost of or gain on plan amendment, and other adjustments.

Other employee future benefits are recognized in the period when the event that obligates the government occurs or in the period when the benefits are earned and accumulated by employees.

The costs of buildings, transportation infrastructure, vehicles, aircraft, leased assets, machinery, equipment and information technology infrastructure and systems owned by the Province and its consolidated organizations are amortized and recognized as expenses over their estimated useful lives on a straight-line basis.

Liabilities

Liabilities are recorded to the extent that they represent present obligations of the government to outside parties as a result of events and transactions occurring prior to the end of the fiscal year. The settlement of liabilities will result in the sacrifice of economic benefits in the future.

Liabilities include present obligations for environmental costs, probable losses on loan guarantees issued by the government, and contingencies when it is likely that a loss will be realized and the amount can be reasonably determined.

Liabilities also include obligations to government business enterprises.

Alternative financing and procurement (“AFP”) refers to the Province using private-sector partners to procure and finance infrastructure assets. Assets procured via AFP are recognized as tangible capital assets and the related obligations are recognized as other long-term financing liabilities in these financial statements as the assets are constructed.

Debt

Debt consists of treasury bills, commercial paper, medium- and long-term notes, savings bonds, debentures and loans.

Debt denominated in foreign currencies that has been hedged is recorded at the Canadian dollar equivalent using the rates of exchange established by the terms of the hedge agreements. Other foreign currency denominated debt, liabilities and assets are translated to Canadian dollars at year-end rates of exchange and any exchange gains or losses are amortized over the remaining term to maturity.

The Province uses derivative financial instruments (derivatives) for the purposes of minimizing interest costs and managing risk. The Province does not use derivatives for speculative purposes. Derivatives are financial contracts, the value of which is derived from underlying instruments. Gains or losses arising from derivative transactions are deferred and amortized over the remaining life of the related debt issue.

Pensions and Other Employee Future Benefits

The liabilities for pensions and other employee future benefits are calculated on an actuarial basis using the government’s best estimates of future inflation rates, investment returns, employee salary levels and other underlying assumptions, and, where applicable, the government’s borrowing rate. When actual plan experience of pensions, other retirement benefits and termination pay differs from that expected, or when assumptions are revised, actuarial gains and losses arise. These gains and losses are amortized over the expected average remaining service life of plan members.

The liabilities for selected employee future benefits (such as pensions, other retirement benefits and termination pay) represent the government’s share of the actuarial present values of benefits attributed to services rendered by employees and former employees, less its share of the assets of the plans. In addition, the liability includes the Province’s share of the unamortized balance of actuarial gains or losses, and other adjustments primarily for differences between the fiscal year-end of the pension plans and that of the Province.

Assets

Assets are resources controlled by the government from which it will derive future benefits. Assets are recognized in the year the events giving rise to the government’s control of the benefit occur.

Financial Assets

Financial assets are resources that can be used to discharge existing liabilities or finance future operations. They include cash and cash equivalents, investments, accounts receivable, loans receivable, advances, and investments in government business enterprises.

Investments include temporary investments, investments in the auto sector, asset-backed term notes, and portfolio investments. Temporary investments are recorded at the lower of cost or market value. Investments in the auto sector, asset-backed term notes and portfolio investments are recorded at the lower of cost or their estimated net realizable value.

Accounts receivables are recorded at cost. A valuation allowance is recorded when collection of the receivable is considered doubtful.

Loans receivable include loans to government business enterprises and loans under the student loans program, advanced manufacturing investment program, and the automotive investment strategy fund. Loans receivable with significant concessionary terms are considered in part to be grants and are recorded on the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan. The amount of the loan discount is amortized to revenue over the term of the loan.

Investment in government business enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost less accumulated amortization. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development, as well as interest related to financing during construction. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting. Tangible capital assets, except land, are amortized over the estimated useful lives of the assets on a straight-line basis.

The following categories are included under tangible capital assets: land, buildings, transportation infrastructure, vehicles, aircraft, leased assets, machinery, equipment and information technology infrastructure and systems, and construction in progress.

Maintenance and repair costs are recognized as an expense when incurred. Betterments or improvements that significantly increase or prolong the service life or capacity of a tangible capital asset are capitalized. External contributions for acquisition of tangible capital assets are recorded as deferred capital contributions and amortized to revenue consistent with the amortization to expense of the related tangible capital assets.

Future Changes in Accounting Standards

In December 2009, PSAB confirmed that government business enterprises will be required to adopt International Financial Reporting Standards (“IFRS”) in fiscal years beginning on or after January 1, 2011. On July 28, 2010, the CICA issued an Exposure Draft proposing that qualifying entities with rate-regulated activities be permitted to defer the adoption of IFRS until January 1, 2013. The Province’s Consolidated Financial Statements will be affected by these changes to the extent that government business enterprises are impacted.

Other consolidated government organizations may also be impacted by PSAB’s recent proposals for Government Not-for-Profit Organizations that could impact the basis upon which these entities report. The Ministry of Finance continues to assess these proposals and has initiated a process to consult with the potentially impacted public-sector organizations.

The final PSAB standard and the result of the consultations may result in changes to the classification and basis of reporting for some government organizations and enterprises in future periods.

The potential future impact on the Province’s Consolidated Financial Statements of these proposed future changes in accounting standards is not reasonably determinable at this time.

Accounting and Financial Presentation Changes

The financial statements reflect the following changes in accounting policies and financial statement presentation:

Accounting Policy Changes

Minor Tangible Capital Assets

During fiscal year 2009-10, the Province extended its accounting policy for tangible capital assets in accordance with PSAB standards to include building leasehold improvements, assets acquired through capital leases, vehicles, aircraft and information technology infrastructure and systems.

Starting in the 2009-10 fiscal year, the costs of assets acquired in these classifications are being capitalized and amortized over their estimated useful lives. Previously these items were expensed in their year of acquisition.

Except for the tangible capital assets in these classifications for school boards, these items are being capitalized on a prospective basis as the information necessary to restate opening balances is not readily available.

At March 31, 2009, the net book value of the minor tangible capital assets of the school board sector was $404 million and the net book value of their leased assets was $49 million. The revised accounting policy as discussed above has been implemented retroactively as the information necessary to restate was available. The net impact of the restatement was to decrease the Province’s Accumulated Deficit at April 1, 2009 by $453 million with a corresponding increase in tangible capital assets.

The impact of the accounting policy change was a decrease in total expenses and the 2009-10 Annual Deficit of $215 million.

Interest Capitalization on Constructed Assets

Effective April 1, 2009, interest relating to the financing of the construction of tangible capital assets owned by the Province is being capitalized consistent with the accounting practice of consolidated BPS organizations.

The net impact of the accounting policy change was to decrease interest on debt expense and the 2009-10 Annual Deficit by $148 million.

Financial Statement Presentation Changes

Broader Public Sector Presentation

In accordance with PSAB, effective fiscal 2005-06, the Province’s reporting entity was expanded to include public hospitals, school boards, and colleges, collectively referred to as BPS organizations. As permitted under PSAB standards, these BPS organizations were consolidated in the Province’s financial statements on a one-line equity basis of accounting until March 31, 2009. Effective April 1, 2009, the BPS organizations are being consolidated in the Province’s financial statements on a line-by-line basis as described in Note 1 to the Consolidated Financial Statements contained in the 2009-2010 Public Accounts of Ontario.

With this change in presentation, the consolidated net debt of the Province as at April 1, 2009 was increased by $16.3 billion. There is no impact on the Province’s annual deficit or accumulated deficit as a result of adoption of this financial presentation change.

The comparative results from the 2008-09 fiscal year have been restated to reflect the revised financial presentation.

Education Property Tax

In prior years, Education Property Tax revenue was netted against Education Expenses consistent with the one-line basis of presenting consolidated BPS expenses of school boards described above. Effective April 1, 2009, with the change in presentation of consolidated BPS organizations described in Note 1 to the Consolidated Financial Statements contained in the 2009-2010 Public Accounts of Ontario, Education Property Tax revenue is no longer being netted against school board expenses but shown separately in revenue. This change results in an increase in total Revenues of $6.5 billion (2008-09, $6.5 billion). Education Property Tax revenue increased by $5.6 billion (2008-09, $5.7 billion) and Personal Income Tax revenue by $912 million

(2008-09, $765 million) reflecting the reclassification of refundable property tax credits from Personal Income Tax consistent with PSAB’s recommended presentation. The related increase in Education Expenses is $6.5 billion (2008-09, $6.5 billion). There is no impact on the Province’s annual deficit or accumulated deficit as a result of adoption of this financial presentation change. Prior years’ results have been restated to reflect this change in presentation.

The Budget

Traditionally, a Budget is tabled each year by the Ontario Minister of Finance in the Legislative Assembly, setting out the expense and revenue forecast for activities to be undertaken for Provincial purposes. In addition, a publication entitled “Ontario Finances” provides a quarterly update to reflect in-year developments, budget performance and policy actions and the “Ontario Economic Outlook and Fiscal Review” traditionally provides a more comprehensive update of second quarter numbers.

(2)	Fiscal Position

The following table provides an overview of the Province’s revenue and expense for each of the fiscal years in the four-year period ending March 31, 2010, as well as the Current Outlook for 2010-11 as presented in the 2010 Ontario Economic Outlook and Fiscal Review.

Ontario’s Fiscal Position

					Current	Rate of Growth
				Actual	Outlook(1)	2009-10 to
	2006-07	2007-08	2008-09	2009-10	2010-11	2010-11
	(in millions)					(%)

Revenue
Taxation Revenue	$70,553	$74,889	$68,856	$64,931	$72,483	11.6
Government of Canada	14,036	16,597	16,591	18,620	23,759	27.6
Income from Investment In Government Business Enterprises	4,196	4,437	4,042	4,195	4,164	(0.7)
Other Revenue	7,855	7,656	7,444	8,047	7,250	(9.9)

Total Revenue	96,640	103,579	96,933	95,793	107,656	12.4

Expense
Programs	85,540	94,065	94,776	106,336	115,896	9.0
Interest on Debt	8,831	8,914	8,566	8,719	9,715	11.4

Total Expense	94,371	102,979	103,342	115,055	125,611	9.2

Reserve	—	—	—	—	700	n/a
Surplus/(Deficit)	$2,269	$600	$(6,409)	$(19,262)	$(18,656)	n/a

Source: Ontario Ministry of Finance.

(1)	Fiscal forecast as presented in the 2010 Ontario Economic Outlook and Fiscal Review.

Fiscal Outlook 2010-11

2010-11 In-year Fiscal Performance

Ontario is now projecting a deficit of $18.7 billion for 2010-11 — a $1.0 billion improvement compared with the deficit forecast in the 2010 Budget. The improvement to the fiscal forecast for 2010-11 is mainly due to an increase in revenue resulting from stronger economic growth and the government’s prudent fiscal management. Total program expense is unchanged from the 2010 Budget plan.

Total revenue, projected to be $107.7 billion in 2010-11, is 0.7 per cent higher than the 2010 Budget forcast while total expense, projected to be $125.6 billion has decreased by 0.2 per cent. Total expense is lower due to the fact that the Province’s interest on debt expense projection is $0.2 billion below the 2010 Budget forecast.

The fiscal plan continues to maintain a $0.7 billion reserve in recognition of the global economic uncertainty that remains.

Fiscal Summary

		Current
	Actual	Outlook
	2009-10	2010-11(1)
	(in billions)

Revenue	$95.8	$107.7
Expense
Programs	106.3	115.9
Interest on Debt	8.7	9.7

Total Expense	115.1	125.6
Reserve	—	0.7

Surplus/(Deficit)	$(19.3)	$(18.7)

Source: Ontario Ministry of Finance.

(1)	Fiscal forecast as presented in the 2010 Ontario Economic Outlook and Fiscal Review.

Notes: Interim numbers and related variances may not add due to rounding. A reserve of $1.2 billion included in the fiscal plan in the 2009 Budget was used to reduce the size of the deficit.

Revenues

Total revenues are projected to increase by $11.9 billion, or 12.4 per cent, in 2010-11 compared to 2009-10. Taxation revenue is $7.6 billion higher reflecting economic growth in 2010. Government of Canada transfers increase by $5.1 billion including increased funding for infrastructure, social and health programs and transitional assistance related to the introduction of the Harmonized Sales Tax on July 1, 2010. These increases are partially offset by a $0.8 billion decrease mostly in various non-tax revenues.

Expense

Total expense is projected to increase from $115.1 billion in 2009-10 to $125.6 billion in 2010-11. Projected increases are mainly a result of additional infrastructure stimulus spending as well as temporary relief provided by the Government of Canada for the transition to a new sales tax system. Remaining expense growth can be attributed to investments in the Ministry of Health and Long-Term Care for the Ontario Health Insurance Program, investments in the Ministry of Education and the Ministry of Training, Colleges and Universities, and additional spending for social assistance due to the increased number of Ontarians requiring income support from the government.

(3)	Revenue

Overview

The following table sets forth historical revenue information for the fiscal year in the period ended March 31, 2007.

Revenue	2006-07
($ Millions)

Taxation Revenue
Personal Income Tax	24,622
Sales Tax	15,986
Education Property Tax*	5,518
Corporations Tax	10,845
Employer Health Tax	4,371
Ontario Health Premium	2,589
Gasoline Tax	2,310
Tobacco Tax	1,236
Land Transfer Tax	1,197
Fuel Tax	723
Electricity Payments-In-Lieu of Taxes	757
Other Taxes	399

70,553

Revenue	2006-07
($ Millions)

Government of Canada
Canada Health Transfer	7,702
Canada Social Transfer	3,478
Equalization	—
Infrastructure Programs	191
Labour Market Programs	289
Social Housing	532
Wait Times Reduction Fund	467
Other Federal Payments	1,377

14,036
Income from Investment in Government Business Enterprises
Ontario Lottery and Gaming Corporation	1,945
Liquor Control Board of Ontario	1,307
Ontario Power Generation Inc. and Hydro One Inc.	947
Other Government Enterprises	(3)

4,196
Other Non-Tax Revenue
Reimbursements	1,415
Vehicle and Driver Registration Fees	970
Electricity Debt Retirement Charge	991
Power Supply Contract Recoveries	863
Sales and Rentals	1,108
Other Fees and Licences	624
Liquor Licence Revenue	467
Net Reduction of Power Purchase Contract Liability	412
Royalties	215
Miscellaneous Other Non-Tax Revenue	790

7,855

Total Revenue	96,640

Source: Ontario Ministry of Finance.

Totals may not add due to rounding.

*	Education Property Tax (“EPT”) revenue, rather than netting against Education expense, will now be reported as revenue. These presentation changes are fiscally neutral.

The following table sets forth historical revenue information for each of the fiscal years in the three year period ended March 31, 2010 and 2010-11 forecast information presented in the 2010 Ontario Economic Outlook and Fiscal Review.

Total revenue in fiscal year 2010-11 is projected to be $107,656 million. Tax revenue is projected at $72,483 million or 67.3% of total revenue. Government of Canada transfers, at $23,759 million, account for 22.1% of total revenue. Income from Investment in Government Business Enterprises is projected to be $4,164 million, 3.9% of total revenue. All Other Non-Tax Revenues are projected to be $7,250 million, 6.7% of total revenue.

Ontario’s Revenue

				Current	% of Total
			Actual	Outlook	Revenue
Revenue	2007-08	2008-09	2009-10	2010-11	2010-11
	($ Millions)

Taxation Revenue
Personal Income Tax	25,472	25,738	23,393	24,812	23.0
Sales Tax[1]	16,745	17,021	17,059	19,463	18.1
Corporations Tax	12,990	6,748	5,615	8,086	7.5
Education Property Tax	5,754	5,696	5,626	5,698	5.3
Employer Health Tax	4,605	4,617	4,545	4,747	4.4
Ontario Health Premium	2,713	2,776	2,763	3,022	2.8
Gasoline Tax	2,360	2,323	2,336	2,378	2.2
Land Transfer Tax	1,363	1,013	1,015	1,149	1.1
Tobacco Tax	1,127	1,044	1,083	1,132	1.1
Fuel Tax	733	698	658	733	0.7
Beer and Wine Tax (replacing Fees)[2]	—	—	—	414	0.4
Electricity Payments-In-Lieu of Taxes	546	830	516	481	0.4
Other Taxes	481	352	322	368	0.3

	74,889	68,856	64,931	72,483	67.3
Government of Canada
Canada Health Transfer	8,487	8,942	9,791	10,217	9.5
Canada Social Transfer	3,778	4,079	4,204	4,327	4.0
Equalization	—	—	347	972	0.9
Infrastructure Programs	207	151	990	2,146	2.0
Labour Market Programs	664	797	1,253	1,207	1.1
Social Housing	525	520	498	487	0.5
Wait Times Reduction Fund	468	235	97	97	0.1
Other Federal Payments	2,468	1,867	1,440	4,306	4.0

	16,597	16,591	18,620	23,759	22.1
Government Business Enterprises
Ontario Lottery and Gaming Corporation	1,857	1,921	1,924	1,859	1.7
Liquor Control Board of Ontario	1,374	1,410	1,440	1,465	1.4
Ontario Power Generation Inc./Hydro One Inc.	1,214	713	854	844	0.8
Other Government Enterprises	(8)	(2)	(23)	(4)	(0.0)

	4,437	4,042	4,195	4,164	3.9
Other Non-Tax Revenue
Reimbursements	1,464	1,379	1,429	1,095	1.0
Vehicle and Driver Registration Fees	1,051	1,034	1,057	1,059	1.0
Electricity Debt Retirement Charge	982	970	907	916	0.9
Power Supply Contract Recoveries	929	953	1,409	1,385	1.3
Sales and Rentals	553	733	647	673	0.6
Other Fees and Licences	677	683	717	736	0.7
Beer and Wine Fees (replaced by Tax)[2]	466	459	451	115	0.1
Net Reduction of Power Purchase Contract Liability	398	373	348	339	0.3
Royalties	193	205	228	195	0.2
Miscellaneous Other Non-Tax Revenue	943	655	854	737	0.7

	7,656	7,444	8,047	7,250	6.7

Total Revenue	103,579	96,933	95,793	107,656	100.0

1	Sales Tax in 2010-11 includes Retail Sales Tax and Harmonized Sales Tax. Effective July 1, 2010, the Retail Sales Tax was replaced with a value-added tax and combined with the federal Goods and Services Tax to create a federally administered Harmonized Sales Tax.

2	Beer and Wine Tax replaces reduced Beer and Wine Fees ( -$343 million) and the reduced sales tax on alcohol ( -$71 million). There is no net new revenue for the Province.

Source: Ontario Ministry of Finance.

Totals may not add due to rounding.

Taxation

The Constitution provides for a division of taxation authority between the federal and provincial governments. Local governments derive their taxing powers from the Province. In accordance with its policy of centralized financing, the Province has delegated its taxing powers respecting real property taxes to local governments.

Personal Income Tax.  Ontario imposes a personal income tax (“PIT”) on individuals who are resident in Ontario on the last day of the taxation year and on non-resident individuals who earn income in Ontario during the year. This tax is the Province’s largest single source of revenue.

Ontario basic PIT is calculated as a percentage of taxable income, as defined under the Income Tax Act (Canada). It is collected by the Canada Revenue Agency on Ontario’s behalf. The tax rates for 2010 are as follows: 5.05% of the first $37,106 of taxable income, plus 9.15% of any portion of taxable income between $37,106 and $74,214, plus 11.16% of any portion of taxable income over $74,214. Ontario non-refundable tax credits are provided to recognize individual and family circumstances (e.g., basic personal amount, spouse or common-law partner amount, medical expenses, charitable donations), at the rate of 5.05% in 2010 (11.16% for charitable donation amounts in excess of $200), before the calculation of the surtax and the Ontario Tax Reduction (“OTR”).

Ontario also applies a surtax on taxpayers with higher incomes. For the 2010 taxation year, the surtax is equal to 20% of Ontario basic PIT in excess of $4,006, plus an additional 36% of Ontario basic PIT in excess of $5,127. For tax filers with low or moderate incomes, the OTR can reduce or eliminate Ontario PIT.

The Ontario Health Premium (“OHP”) is a component of the PIT system and is based on taxable income of individuals. There are five OHP levels, with phase-in rates between levels. No one with a taxable income of $20,000 or less is liable to pay the OHP. The initial OHP level of $300 is phased in at the rate of 6% of taxable income in excess of $20,000, reaching the full amount at a taxable income of $25,000. The increase to the second OHP level of $450 is phased in at a rate of 6% of taxable income from $36,000 to $38,500. Each subsequent OHP level is phased in at the rate of 25% over the first $600 of taxable income in the range. The third OHP level of $600 is reached at a taxable income of $48,600, the fourth OHP level of $750 is reached at taxable income of $72,600, and the maximum annual OHP amount of $900 is reached at a taxable income of $200,600.

Harmonized Sales Tax.  Starting July 1, 2010, Ontario’s Retail Sales Tax (“RST”) was converted to a value-added tax structure and combined with the federal goods and services tax (“GST”) to create a federally administered harmonized sales tax (“HST”). The HST generally has the same base as the federal GST at a combined tax rate of 13%. The provincial portion of the tax is 8% — the same as the general RST rate before the introduction of the HST — and the federal portion is 5%. As with the federal GST, businesses selling taxable or zero-rated goods and services are able to claim input tax credits on their purchases, with limited exceptions.

Retail Sales Tax.  Ontario continues to apply RST at a rate of 8% to certain insurance premiums and at a rate of 13% to private transfers of used vehicles. Upon proclamation of certain amendments, the Retail Sales Tax Act will provide for a tax on transient accommodation at a regionally based rate, not exceeding 3%.

Corporate Income Tax.  The Province taxes corporate income allocated to Ontario. All corporations carrying on business in Ontario, with a permanent establishment in Ontario, are subject to corporate income tax (“CIT”). Each corporation within a corporate group is taxed separately. CIT is collected by the Canada Revenue Agency on Ontario’s behalf.

The general CIT rate is 12%. The Manufacturing and Processing (“M&P”) CIT rate is 10%. The M&P CIT rate applies to income from manufacturing and processing, mining, logging, fishing and farming. On July 1, 2010, the general CIT rate was reduced from 14% to 12% and the M&P CIT rate was reduced from to 12% to 10%.The general CIT rate will be further reduced to 11.5% on July 1, 2011, to 11% on July 1, 2012 and to 10% on July 1, 2013.

The small business deduction provides a preferential CIT rate of 4.5% to Canadian-controlled private corporations on the first $500,000 of active business income. On July 1, 2010 the small business CIT rate was reduced from 5.5% to 4.5%. Prior to July 1, 2010 the benefit of the lower small business CIT rate was phased-out for corporations with taxable income between $500,000 and $1,500,000 by the 4.25% small business deduction surtax,applied in addition to the regular CIT rates. The small business deduction surtax was eliminated effective July 1, 2010.

Ontario provides assistance for scientific research and experimental development (“SR&ED”) activities through: (1) a 10% refundable innovation tax credit for qualified SR&ED expenditures by small and medium-sized corporations; (2) a full deduction for qualified expenses in the year they are incurred; (3) a 20% refundable tax credit for SR&ED done through specified research institutions; and (4) a 4.5% non-refundable tax credit on qualifying SR&ED expenditures in Ontario.

The Province provides an Ontario Resource Tax Credit, a non-refundable tax credit available where a corporation’s notional resource allowance exceeds the amount paid with respect to Crown royalties.

Ontario provides corporations established after March 24, 2008 and before March 25, 2012 that commercialize intellectual property developed at qualifying Canadian universities, colleges or research institutes, with a refund of CIT paid in their first 10 taxation years.

Ontario provides a number of refundable tax credits on expenses for certain other corporate activities carried out in Ontario: a 35% to 45% apprenticeship tax credit for hiring qualifying apprentices, a 25% to 30% co-operative education tax credit for hiring qualifying co-op students; a 30% book publishing tax credit; a 20% computer animation and special effects tax credit; a 35% tax credit for producing domestic film and television productions (40% for first-time producers), with an additional 10% bonus for qualifying regional productions; a 25% film and television production services tax credit for foreign-based and non-certified domestic productions; a 35% to 40% interactive digital media tax credit; and a 20% sound recording tax credit. Effective July 1, 2010, the Tax Credit for Small Beer Manufacturers provides a maximum tax credit of $2,499,500 for eligible non-draft or $1,824,500 for eligible draft beer sales in Ontario, effective July 1, 2010.

A corporation, or an associated group, with total assets over $50 million and total revenues over $100 million is subject to a corporate minimum tax (“CMT”). The CMT is applied at a rate of 2.7% on adjusted accounting income and is reduced by regular CIT payable in the year. CMT generally acts as a prepayment of CIT by providing for a carry-forward credit equal to the amount of CMT paid. The credit can be carried forward up to 20 years and may be applied to reduce CIT in years where CIT exceeds CMT. On July 1, 2010, the CMT rate was reduced from 4% to 2.7%. For taxation years ending after June 30, 2010, the exemption threshold were increased so a corporation or an associated group with under $50 million in total assets or under $100 million in annual gross revenue would not pay CMT. For taxation years ending before July 1, 2010, a corporation or an associated group with under $5 million in total assets and under $10 million in annual gross revenue would not pay CMT.

Insurance Premiums Tax.  Insurance companies pay a 2% tax on net premiums in respect of accident, sickness and life insurance for persons resident in Ontario. A 3% tax is levied on net premiums in respect of property and any other contract of insurance in Ontario. Contracts in respect of property insurance also bear an additional 0.5% tax on net premiums. A 2% premiums tax is also payable by employers in respect of uninsured benefit arrangements.

Life insurance companies are subject to a special additional tax of 1.25% on taxable paid-up capital in Ontario. The first $10 million in paid-up capital is exempt from tax. This tax is reduced by regular income tax and any corporate minimum tax payable in the year.

Capital Tax.  The Province eliminated capital tax on July 1, 2010. Prior to July 1, 2010, the Province levied a capital tax on taxable capital allocated to Ontario. The first $15 million of a corporation or associated group’s taxable capital was exempt from the tax. The capital tax rate for corporations other than financial institutions was 0.15% for 2010 until the elimination date. Capital tax generally applied to corporations that are financial institutions at a two-tier rate. For 2010, the rate was 0.3% on a financial institution’s first $400 million of adjusted taxable capital until the elimination date. Non-deposit taking financial institutions with taxable capital over $400 million were subject to capital tax at the rate of 0.36% in 2010 until the elimination date. Deposit taking financial institutions with taxable capital over the $400 million threshold were subject to capital tax at the rate of 0.45% in 2010 until the elimination date. Certain financial institutions were able to reduce capital tax liability by making eligible investments in Ontario small businesses under the Small Business Investment Tax Credit for Financial Institutions. Prior to the full elimination of capital tax on July 1, 2010, certain entities such as credit unions, deposit insurance corporations, family farm and fishing corporations were exempt from paying capital tax. Capital tax was eliminated for manufacturing and resource firms effective January 1, 2007.

Mining Tax.  The Mining Tax Act levies a tax on profits from the extraction of minerals (except diamonds) in Ontario. The tax is levied on the operator’s profit in excess of $500,000. The mining tax rate is 10%. There is a three-year or $10 million profit exemption available to new or expanded mines. To assist mines in remote areas of the Province, the three-year exemption is extended to ten years for new remote mines. After the tax exemption, the profits from remote mines are taxed at a rate of 5%.

Diamond Royalty.  The profit-based diamond royalty has a graduated rate structure starting at 5% and an overall maximum rate of 13%. Ontario has introduced special deductions that could result in an effective diamond royalty rate, in any one year, ranging from 4% to a maximum of 10.4%. The effective royalty rate could be reduced even further with investments in aboriginal or northern communities.

Employer Health Tax.  Ontario levies an employer health tax on Ontario remuneration. Employers with total annual Ontario remuneration of $200,000 or less calculate tax payable at a rate of 0.98%. Employers with total annual Ontario remuneration exceeding $200,000 and up to $400,000 calculate this tax at graduated rates from 1.101% to 1.829%. Employers with total annual Ontario remuneration in excess of $400,000 calculate the tax at a rate of 1.95%. An exemption from the tax is provided to certain employers such as private sector employers and Crown corporations on the first $400,000 of total annual Ontario remuneration.

Land Transfer Tax.  Ontario levies a land transfer tax on the value of consideration of most registered conveyances and unregistered dispositions of beneficial interest in land in Ontario. The land transfer tax applies at graduated rates ranging from 0.5% on the value of consideration of $55,000 or less, 1.0% on the value of consideration exceeding $55,000 to $250,000 and 1.5% on the value of consideration exceeding $250,000. Where the value of consideration exceeds $400,000 and the property contains one or two single-family residences, there is an additional 0.5% (in addition to the 1.5%) tax levied on the amount exceeding $400,000. A refund of up to $2,000 of the land transfer tax paid is available for qualifying first-time buyers.

Other Significant Taxes.  Taxes are applied to the purchases of gasoline (Gasoline Tax Act) and use of diesel fuel (Fuel Tax Act). The taxes apply to gasoline and diesel fuel used in on-road motor vehicles and certain off-road uses (i.e. recreational boats, snowmobiles, lawn mowers). Under the Gasoline Tax Act, the tax rate for gasoline is 14.7 cents per litre; 4.3 cents per litre for propane; and 2.7 cents per litre for fuel used to power aircraft. Under the Fuel Tax Act, the tax rate for diesel fuel is 14.3 cents per litre and 4.5 cents per litre for diesel fuel used to power railroad locomotives.

Beer and Wine Tax.  Starting on July 1, 2010, beer and wine taxes imposed under Part II of the Alcohol and Gaming Regulation and Public Protection Act, 1996 came into effect. These taxes replace certain fees imposed on Ontario beer and wine manufacturers. These taxes apply to Ontario wine purchased at retail stores operated by wineries and to Ontario beer purchased from the Beer Store, a licensed establishment or on-site manufacturer’s store.

Tobacco Tax.  Since February 1, 2006, Ontario’s tobacco tax rate is 12.35 cents per cigarette or per gram or part gram of cut tobacco. The tax on cigars is 56.6% of the retail price.

Race Tracks Tax.  Ontario also levies a racetracks tax on wagers on horse races at 0.5% on all bets.

Federal Government Payments

Approximately 22.1% of the Province’s revenue in fiscal year 2010-11, or $23,759 million, will be received through cash payments from the federal government. These payments are expected to increase by $5,139 million, from $18,620 million in 2009-10. Federal payments are intended to assist the Province in providing services in areas of provincial jurisdiction.

Canada Health Transfer (“CHT”) and Canada Social Transfer (“CST”). The largest cash transfers from the federal government, in the form of CHT and CST payments, are to assist the Province in providing health care, postsecondary education and other social programs. In 2010-11, CHT and CST payments to Ontario are expected to total $14,544 million, including $10,217 million in CHT and $4,327 million in CST.

The CHT and CST were created April 1, 2004, when the Government of Canada split the Canada Health and Social Transfer (“CHST”) into two separate transfers: the CHT, designated specifically for health care, and the CST for postsecondary education and social programs. The CHST was a block fund contribution by the federal government in respect of social programs under the Federal-Provincial Fiscal Arrangements Act. It replaced both the Established Programs Financing (“EPF”) and Canada Assistance Plan (“CAP”) in 1996-97. To

receive the CHT cash contribution, provinces must comply with the Canada Health Act. To receive the CST cash contribution, provinces may not impose a residency requirement in determining eligibility for social assistance.

Beginning in 2007-08, CST total entitlements were allocated on an equal per capita cash basis. CHT entitlements will still be calculated using a formula that takes into account PIT and corporate income tax (“CIT”) tax points until 2013-14. CHT entitlements in 2010-11 include a separate payment to Ontario to bring it up to the same CHT per capita cash amount received by other Equalization receiving provinces.

Equalization is the Government of Canada’s transfer program for addressing fiscal disparities among provinces. Equalization payments are unconditional — receiving provinces are free to spend the funds according to their own priorities. Ontario has qualified for an Equalization payment of $972 million in 2010-11.

In 2010-11, Ontario expects to receive a total of $8,243 million through federal programs other than the CHT, CST and Equalization, including $2,146 million for infrastructure, $1,207 million for labour market training, $487 million for social housing, $97 million from the Wait Times Reduction Fund and $4,306 million in other federal transfers (including a $3,000 million federal transition payment to support the move to a Harmonized Sales Tax).

Fiscal Stabilization.  An integral part of federal-provincial fiscal relations is the federal government’s obligation to protect provincial revenues. The federal government makes cash payments to any province if its eligible revenue falls short of the previous year’s total by 5% or more due to a downturn in economic activity. The most recent payment to Ontario under this program was received in 1995-96 in respect of claims made up to and including the 1992-93 fiscal year.

Federal Payments to Ontario

	Actual	Plan
	2009-10	2010-11
	(in millions)

Canada Health Transfer (“CHT”)	$9,791	$10,217
Canada Social Transfer (“CST”)	4,204	4,327
Equalization	347	972
Infrastructure Programs	990	2,146
Labour Market Programs	1,253	1,207
Social Housing	498	487
Wait Times Reduction Fund	97	97
Other	1,440	4,306

Total Federal Payments	$18,620	$23,759

Other Revenue

In 2010-11, 10.6% of revenue is expected from sources other than taxation or Government of Canada transfers. This category includes the net income of provincially-owned business enterprises such as the Liquor Control Board of Ontario, the Ontario Lottery and Gaming Corporation, Hydro One Inc. and the Ontario Power Generation Inc. Also included are various Non-Tax revenues such as Vehicle and Driver Registration Fees, Sales and Rentals, Royalties and Reimbursements of provincial spending on various services, largely from municipalities.

(4)	Expense

Overview

The following table sets forth historical expense information for the fiscal year in the period ended March 31, 2007.

Total Expense	2006-07
($ Millions)

Ministry Expense
Aboriginal Affairs[1]	25
Agriculture, Food and Rural Affairs[1]	796
Attorney General	1,345
Board of Internal Economy	163
Children and Youth Services	3,277
Citizenship and Immigration	112
Community and Social Services	7,183
Community Safety and Correctional Services	1,856
Consumer Services[2,3]	55
Economic Development and Trade[1,2]	223
Education[1]	17,956
Energy and Infrastructure[1]	513
Environment[1]	312
Executive Offices	37
Finance[1]	490
Francophone Affairs, Office of	4
Government Services[1]	943
Health and Long-Term Care[1]	35,254
Health Promotion[1]	391
Labour	146
Municipal Affairs and Housing[1]	843
Natural Resources[2]	626
Northern Development, Mines and Forestry[2,4,5]	419
Research and Innovation[1]	316
Revenue	649
Tourism and Culture	618
Training, Colleges and Universities[1]	5,388
Transportation[1]	1,787
Interest on Debt[6]	8,831
Other Expense[1]	3,813
Year-End Savings[7]	—

Total Expense	94,371

1	Details on other ministry expense can be found in the table — “Other Expense”.

2	Future updates will reflect the impacts of previously announced ministry restructuring details.

3	Expense presented is that of the former Ministry of Small Business and Consumer Services.

4	Expense presented is that of the former Ministry of Northern Development and Mines.

5	2008-09 amount reflects an accounting adjustment of $112.1 million resulting from the reclassification of the Ontario Northland Transportation Commission from a Government Business Enterprise to a Government Organization.

6	Interest on debt is net of interest capitalized during construction of tangible capital assets of $78 million in 2009-10.

7	As in past years, the Year-End Savings provision reflects anticipated underspending that has historically arisen at year-end due to factors such as program efficiencies, and changes in project startups and implementation plans.

The following table provides an overview of the Province’s expense information for each of the fiscal years from 2007-08 to 2010-11.

Ontario’s Total Expense

				Current	% of Total
			Actual	Outlook	Expense
Total Expense	2007-08	2008-09	2009-10	2010-11	2010-11
	($ Millions)

Ministry Expense
Aboriginal Affairs[1]	33	55	67	71.0	0.1
Agriculture, Food and Rural Affairs[1]	731	877	1,265	1,288.1	1.0
Attorney General	1,650	1,669	1,584	1,709.8	1.4
Board of Internal Economy	257	188	187	195.0	0.2
Children and Youth Services	3,733	4,069	4,430	4,666.5	3.7
Citizenship and Immigration	90	89	101	112.4	0.1
Community and Social Services	7,549	8,001	8,629	9,263.2	7.4
Community Safety and Correctional Services	1,982	2,121	2,201	2,690.6	2.1
Consumer Services	54	58	57	60.0	0.0
Economic Development and Trade[1]	328	245	223	349.8	0.3
Education[1]	18,733	19,626	20,337	21,364.6	17.0
Energy and Infrastructure[1,2]	389	251	292	723.6	0.6
Environment[1]	347	363	360	383.0	0.3
Executive Offices	36	35	34	34.9	0.0
Finance[1]	380	602	491	651.7	0.5
Francophone Affairs, Office of	5	5	5	5.1	0.0
Government Services[1]	916	939	1,106	1,102.4	0.9
Health and Long-Term Care	37,744	40,352	42,730	45,352.4	36.1
Health Promotion and Sport[1]	364	382	381	408.7	0.3
Labour	170	177	179	192.2	0.2
Municipal Affairs and Housing[1]	744	756	694	686.4	0.5
Natural Resources	629	621	639	666.2	0.5
Northern Development, Mines and Forestry	506	645	653	857.3	0.7
Research and Innovation[1]	301	295	333	411.5	0.3
Revenue[1]	641	635	1,129	1,008.1	0.8
Tourism and Culture[1]	584	566	668	720.0	0.6
Training, Colleges and Universities[1]	5,787	6,081	6,479	7,154.9	5.7
Transportation[1]	1,892	2,038	2,097	2,294.6	1.8
Interest on Debt[3]	8,914	8,566	8,719	9,715.0	7.7
Other Expense[1]	7,490	3,035	8,985	12,646.5	10.1
Year-End Savings[4]	—	—	—	(1,174.5)	n/a

Total Expense	102,979	103,342	115,055	125,611.1	100.0

1	Details on other ministry expense can be found in the table — “Other Expense”.

2	Future updates will reflect the impact of previously announced ministry restructuring details.

3	Interest on debt is net of interest capitalized during construction of tangible capital assets of $148 million in 2009-10 and $212 million in 2010-11.

4	As in past years, the Year-End Savings provision reflects anticipated underspending that has historically arisen at year-end due to factors such as program efficiencies, and changes in project startups and implementation plans.

Note: Numbers may not add due to rounding.

				Current	% of Total
			Actual	Outlook	Expense
Other Expense	2007-08	2008-09	2009-10	2010-11	2010-11
	($ Millions)

Ministry Expense
Aboriginal Affairs
One-Time Expense for the First Nations Gaming Agreement	201	—	—	—	—
Agriculture, Food and Rural Affairs
One-Time Extraordinary Assistance	274	—	—	—	—
Time-Limited Investments in Infrastructure	—	—	618	1,898.0	1.5
Time-Limited Assistance	76	13	27	9.0	0.0
Economic Development and Trade
One-Time Investments	152	—	—	—	—
Education
Teachers’ Pension Plan[1]	342	50	255	525.0	0.4
Energy and Infrastructure
Capital Contingency Fund	—	—	—	200.0	0.2
One-Time Investments in Municipal Infrastructure	450	—	—	—	—
Ontario Clean Energy Benefit	—	—	—	300.0	0.2
Environment
One-Time Investments	—	68	37	—	—
Finance
One-Time Automotive Sector Support[2]	—	75	3,022	—	—
Investing in Ontario Act Investments	1,149	—	—	—	—
Ontario Municipal Partnership Fund	907	905	781	645.5	0.5
Operating Contingency Fund	—	—	—	1,389.9	1.1
Pension Benefit Guarantee Fund	—	—	500	—	—
Power Supply Contract Costs	929	953	1,409	1,385.0	1.1
Government Services
Pension and Other Employee Future Benefits	531	971	949	1,102.0	0.9
Health Promotion and Sport
Time-Limited Investments in Infrastructure	—	—	48	345.1	0.3
Municipal Affairs and Housing
Time-Limited Investments in Municipal Social and Affordable Housing Stock	100	—	585	659.3	0.5
One-Time Assistance	—	—	—	1.0	0.0
Research and Innovation
One-Time Investments	87	—	5	—
Revenue
Harmonized Sales Tax Transitional Support	—	—	—	3,200.0	2.5
Tourism and Culture
One-Time Investments	57	—	—	29.0	0.0
Training, Colleges and Universities
Time-Limited Investments	699	—	559	957.7	0.8
Transportation
One-Time Transit and Infrastructure Investments	1,536	—	190	—

Total Other Expense	7,490	3,035	8,985	12,646.5	10.1

1	Numbers reflect PSAB pension expense. Ontario’s matching contributions to the plan grow from $808 million in 2007-08 to $1,245 million in 2009-10 and $1,307 million in 2010-11.

2	Reflects the fiscal impact of Ontario’s $4.6 billion in support to the automotive industry.

Note: Numbers may not add due to rounding.

Health Sector.  The health sector is comprised of the Ministry of Health and Long-Term Care and the Ministry of Health Promotion. The Health sector is the largest single component of Provincial expense, accounting for a projected 37% of total expense in 2010-11. Ontario’s health care system is primarily funded by Provincial revenues. Major components of health expense include the net expense of operating public hospitals, payments to physicians and other health care practitioners, and prescription drug programs.

Education Sector.  The Education sector consists of the Ministry of Education. The largest cost component is the net expense of school boards which receive substantial grants from the Province. Additional funding for public education is provided through local property taxes. Education Sector expense is projected to be 17% of total expense in 2010-11.

Postsecondary Education and Training Sector.  This sector consists of the Ministry of Training, Colleges and Universities. Major components of expense include operating grants to Universities, as well as the net expense of Colleges of Applied Arts and Technology. The Postsecondary Education and Training Sector is projected to be 6% of total expense in 2010-11.

Children’s and Social Services Sector.  This sector is comprised of the Ministry of Community and Social Services and the Ministry of Children and Youth Services. The Province provides a wide range of social services, including social assistance, drug benefits, childcare, child protection and developmental service programs. The Children’s and Social Services Sector is projected to be 11% of total expense in 2010-11.

Justice Sector.  The Justice Sector is comprised of the Ministry of the Attorney General and the Ministry of Community Safety and Correctional Services. The Justice Sector is projected to be 4% of total expense in 2010-11.

Other Programs Sector.  All other expenses — excluding Interest on Debt — are included in the Other Program Sector, representing a projected 18% of total expense in 2010-11.

Interest on Debt.  Interest on Debt represents a projected 8% of total expense in 2010-11.

(5)	Outline of Principal Provincial Institutions

The Province has established a number of Crown corporations, which are primarily intended to provide goods and services needed to implement approved government policy and programs or to provide a regulatory function for operations authorized by government legislation. Among the more prominent Ontario Crown corporations are the Liquor Control Board of Ontario, the Ontario Financing Authority, the Ontario Lottery and Gaming Corporation, the Ontario Securities Commission, the Ontario Infrastructure Projects Corporation and the Ontario Northland Transportation Commission.

Until its restructuring in April 1999 and its continuation as Ontario Electricity Financial Corporation (“OEFC”), Ontario Hydro had a mandate to generate and supply power in Ontario. For a description of Ontario Hydro, its restructuring and the operations of its successor companies, See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below.

The following table provides summary information on the Revenues, Expenses and Net Income/(Loss) of Government Business Enterprises for years 2005-06 to 2009-10.

GOVERNMENT
BUSINESS	TOTAL REVENUES				TOTAL EXPENSES				NET INCOME (LOSS)
ENTERPRISES	2006/07	2007/08	2008/09	2009/10	2006/07	2007/08	2008/09	2009/10	2006/07	2007/08	2008/09	2009/10
	($ millions)				($ millions)				($ millions)

Algonquin Forestry Authority	28	24	21	19	28	24	23	19	—	—	(2)	—
Hydro One Inc.	4,663	4,599	4,690	4,761	4,211	4,192	4,160	4,298	452	407	530	463
Liquor Control Board of Ontario	3,928	4,133	4,298	4,349	2,621	2,759	2,888	2,909	1,307	1,374	1,410	1,440
Niagara Parks Commission	79	77	77	73	80	78	81	99	(1)	(1)	(4)	(26)
Ontario Clean Water Agency	122	132	141	148	117	128	137	145	5	4	4	3
Ontario Lottery and Gaming Corporation	6,085	6,261	6,486	6,336	4,140	4,404	4,565	4,412	1,945	1,857	1,921	1,924
Ontario Northland Transportation Commission*	144	140	—	—	151	151	—	—	(7)	(11)	—	—
Ontario Power Generation Inc.	5,613	5,761	5,994	5,612	5,118	4,954	5,811	5,221	495	807	183	391

TOTAL	20,662	21,127	21,707	21,298	16,466	16,690	17,665	17,103	4,196	4,437	4,042	4,195

*	Ontario Northland Transportation Commission no longer meets the criteria for classification as a government business enterprise.

(6)	Sinking Funds

The Province of Ontario does not have a sinking funds system.

4.  PUBLIC DEBT

(1)	Debt

The Province has met its financing requirements through a combination of public borrowing, non-public borrowing and increases in cash and temporary investments. There is no constitutional limit on borrowing.

Publicly Held Debt

The majority of Ontario’s borrowing requirements are met through public market borrowing. See “4. Public Debt — (2) Assets and Liabilities — (iii) Liabilities — Publicly Held Debt” below.

Non-Public Debt

The Public Service Pension Plan (“PSPP”), the Ontario Public Service Employees Union (“OPSEU”) Pension Plan and the Ontario Teachers’ Pension Plan (“OTPP”). Prior to January 1, 1990, PSPP and OTPP were required to invest their net cash flow in debt issued by the Province. Legislation now allows these Plans to invest in public capital markets, and they are no longer a source of direct financing for the Province. The OPSEU Pension Plan was created in June 1994 through legislation dividing the PSPP and creating a separate plan for OPSEU members and for certain other unionized non-management employees. See “4. Public Debt — (2) Assets and Liabilities — (iii) Liabilities — Non-Public Debt” below.

The Canada Pension Plan (“CPP”) obtains monies from a compulsory national contributory pension plan in which all provinces other than Quebec participate. The Canada Pension Plan Investment Board (“CPP Investment Board”) is a Crown corporation managed independently of the CPP and at arm’s length from government and invests the funds not needed by CPP to pay current benefits in a diversified portfolio of assets. Prior to the creation of the CPP Investment Board, the net cash flows of the CPP were invested in non-marketable bonds issued by participating provinces, agents of the Crown and the Government of Canada. These investments have been transferred to the CPP Investment Board. The amount available to a province was based on the proportion of total contributions coming from that province. Provinces continue to have access to CPP funds and may elect to have the CPP Investment Board purchase a replacement debt security or securities in a total principal amount not exceeding the principal amount of the maturing security for a minimum term of 5 years and a maximum term of 30 years.

Borrowing Program

	2006-07(1)	2007-08(1)	2008-09(1)	2009-10(1)
	(in millions)

Debt Issues	$19,210	$20,761	$35,877	$50,077
Retirements:
Publicly Held Debt	15,362	13,476	19,281	12,628
Canada Pension Plan Investment Fund	232	42	—	—
Ontario Teachers’ Pension Plan	1,185	1,945	1,465	1,236
Public Service Pension Plan	204	241	269	278
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	97	115	128	132
Municipal Employee Retirement Fund	103	—	—	—
Other	48	36	36	596

	17,231	15,855	21,179	14,870

Net Debt Retirements/(Issues)	(1,979)	(4,906)	(14,698)	(35,207)
Other Items(2)	3,841	2,117	(7,655)	3,361
Acquisition less Amortization of Tangible Capital Assets	1,211	1,867	5,348	5,832
Increase/(Decrease) in Cash, Cash Equivalents and Investments	(804)	1,522	10,596	6,752

Surplus/(Deficit)	$2,269	$600	$(6,409)	$(19,262)

Source: Ontario Ministry of Finance.

(1)	2006-07 to 2009-10 refers to information presented in the Public Accounts of Ontario, Consolidated Statement of Cash Flow.

(2)	Other items include accruals, liability for pensions and other employee future benefits, consolidation adjustments, total debt of the Broader Public Sectors (hospitals, school boards and colleges) and obligations under Alternative Financing and Procurement arrangements.

(2)	Assets and Liabilities

(i)	General

Two features of Ontario’s accounting and financing policies have a material effect on the reporting of assets and liabilities: the treatment of physical assets and the intermediary aspect of centralized financing.

Starting in 2002-03, major tangible capital assets owned by the Province (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. During fiscal year 2009-10, the Province extended its accounting policy for tangible capital assets in accordance with PSAB standards to include building leasehold improvements, assets acquired through capital leases, vehicles, aircraft and information technology infrastructure and systems.

The intermediary activity of borrowing on behalf of provincially created bodies creates assets and liabilities. These would not appear if the bodies were funded independently or through a provincial guarantee. This borrowing action increases the Province’s debt. The related asset arises because the government is funding, through loans and investments, expenses that are administered outside a government ministry.

Activities so funded are expected to generate sufficient return to repay the principal and interest. However, the recipients of the advances and investments are not always required to produce a profit, and some are not self-sustaining.

(ii)	Assets

Summary of Assets

	March 31,	% of
	2010	Total
	(in millions)

Financial Assets:
Cash and Cash Equivalents	$12,751	21.2
Investments	12,741	21.2
Accounts Receivable	8,436	14.1
Loans Receivable and Other Assets	9,552	15.9
Investment in Government Business Enterprises	16,561	27.6

	$60,041	100.0

Non-Financial Assets:
Tangible Capital Assets	$62,632	100.0

Source: Ontario Ministry of Finance.

Cash and Investments

Investments include temporary investments, investments in the auto sector, asset-backed term notes, and portfolio investments. Temporary investments are recorded at the lower of cost or market value. Investments in the auto sector, asset-backed term notes and portfolio investments are recorded at the lower of cost or their estimated net realizable value.

Between April 1, 2009 and March 31, 2010, the month-end level of cash and temporary investments varied from a low of approximately $10,416 million to a high of approximately $19,586 million. The cash and temporary investments are used to accommodate differences in revenue and expense flows during each fiscal year and to provide flexibility for debt management.

Accounts Receivable

Accounts receivables are recorded at cost. A valuation allowance is recorded when collection of the receivable is considered doubtful.

Loans Receivable and Other Assets

Loans receivable include loans to government business enterprises and loans under the student loans program, advanced manufacturing investment program, and the automotive investment strategy fund. Loans receivable with significant concessionary terms are considered in part to be grants and are recorded on the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan. The amount of the loan discount is amortized to revenue over the term of the loan.

Investment in Government Business Enterprises

Investment in government business enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.

Government business enterprises are defined as those government organizations that i) are separate legal entities with the power to contract in their own name and that can sue and be sued; ii) have the financial and operating authority to carry on a business; iii) have as their principal activity and source of revenue the selling of goods and services to individuals and non-government organizations; and iv) are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity.

The activities of government business enterprises are recorded in the financial statements using the modified equity method. Under this method, government business enterprises are reported in accordance with the accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their combined net income is shown as a separate item, Income from Investment in Government Business Enterprises, on the Consolidated Statement of Operations.

Net Assets of Broader Public Sector Organizations

In accordance with PSAB, effective fiscal 2005-06, the Province’s reporting entity was expanded to include public hospitals, school boards, and colleges, collectively referred to as BPS organizations. As permitted under PSAB standards, these BPS organizations were consolidated in the Province’s financial statements on a one-line equity basis of accounting until March 31, 2009. Effective April 1, 2009, the assets and liabilities of the BPS organizations are consolidated with those of the Province on a line-by-line basis on the Consolidated Statement of Financial Position. As such, the net debt of hospitals, school boards and colleges is included in the consolidated net debt of the Province.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost less accumulated amortization. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development, as well as interest related to financing during construction. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting. Tangible capital assets, except land, are amortized over the estimated useful lives of the assets on a straight-line basis.

(iii)	Liabilities

Overview

Liabilities include debt issued for Provincial purposes and for Ontario Electricity Financial Corporation, accounts payable and accrued liabilities, pension liabilities for the Public Service Pension Plan, the Ontario Public Service Employees’ Union (“OPSEU”) Pension Plan, the Ontario Teachers’ Pension Plan, Power Purchase Contracts and other liabilities.

Summary of Liabilities

	March 31,
	2010	% of Total
	(in millions)

Liabilities:
Publicly Held Debt(1)	$195,116	76.9

Non-Public Debt
Canada Pension Plan Investment Fund	10,233	4.0

	March 31,
	2010	% of Total
	(in millions)

Ontario Teachers’ Pension Plan	1,765	0.7
Canada Mortgage and Housing Corporation	755	0.4
Public Service Pension Plan	1,713	0.7
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	814	0.3
Other	1,726	0.7

	17,006	6.8

Total Debt Issued (a)	212,122	83.7
Accounts Payable and Other Liabilities(*)	35,334	13.9
Power Purchase Contracts(*)	1,858	0.7
Pensions and Other Employee Future Benefits(*)	4,316	1.7

Total Liabilities	$253,630	100.0

Total obligations guaranteed(2)(*)	$734	100.0

Total Revenue (b)	$95,793

Proportion of (a) to (b)	221.4%

Source: Ontario Ministry of Finance.

(*)	Per March 31, 2010 Public Accounts of Ontario.

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(2)	These are outstanding loans guaranteed and other contingencies as at March 31, 2010. In addition to the above reported obligations, the Province has entered into the following agreements:

Social Housing Loan Insurance Agreements.

For all non-profit housing projects in the provincial portfolio, the Province is liable to indemnify and reimburse the Canada Mortgage and Housing Corporation (“CMHC”) for any net costs, including any environmental liabilities, incurred as a result of project defaults through the Ministry of Municipal Affairs and Housing or the Ontario Housing Corporation.

At March 31, 2010, there were $7.4 billion (2009, $7.7 billion) of mortgage loans outstanding. As operating subsidies provided by the Province are sufficient to ensure that all mortgage payments can be made when due, default is unlikely. To date, there have been no claims for defaults on insured mortgage loans.

Ontario Nuclear Funds Agreement.

See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below.

Canadian Blood Services

The provincial and territorial governments of Canada have entered into a Canadian Blood Services Excess Insurance Captive Support Agreement (the “Captive Support Agreement”) with Canadian Blood Services (CBS) and Canadian Blood Services Captive Insurance Company Limited (CBSI), a wholly owned subsidiary of CBS. Under the Captive Support Agreement, each government indemnifies CBSI for its pro-rata share of any payments that CBSI becomes obliged to make under a comprehensive blood risks insurance policy it provides to CBS. The policy has an overall limit of $750 million, which may cover settlements, judgments and defence costs. The policy is in excess of, and secondary to, a $250 million comprehensive insurance policy underwritten by CBS Insurance Company Limited, a subsidiary of CBS. Given current populations, Ontario’s maximum potential liability under the Captive Support Agreement is approximately $376 million. The Province is not aware of any proceedings that could lead to a claim against it under the Captive Support Agreement.

Collateral

The Province has financial instrument repurchase agreements in place providing for the exchange of collateral with counterparties. Starting in 2009 —10, the Province also entered into collateral agreements with certain derivatives counterparties that are generally conducted under terms that are usual and customary to derivatives transactions. In the normal course of business, the Province may be required to pledge and/or receive assets relating to obligations arising from derivatives and repurchase agreements. Provided there is no default, these pledged securities must be returned to the pledgor when there are no longer any outstanding obligations.

As at March 31, 2010, the Province pledged assets in the carrying amount of $1.3 billion, which are included in Investments.

The following table provides the Province’s outstanding debt for each of the fiscal years in the five-year period ended March 31, 2010.

Domestic And External Debt

	2006	2007	2008	2009	2010
	(in millions)

Domestic Debt	$118,112	$119,158	$128,736	$139,910	$157,605
External Debt	36,794	37,835	33,320	37,005	54,517

Total	$154,906	$156,993	$162,056	$176,915	$212,122

Publicly Held Debt

Publicly held debt is debt issued to the general public. As at March 31, 2010, the total publicly held debt issued was $195,116 million, $146,045 million of which was issued in Canadian dollars (includes $13,914 million of treasury bills), $36,197 million in U.S. dollars (includes $3,088 million in U.S. commercial paper), $7,506 million in euros, $2,734 million in Swiss francs and $2,634 million in other currencies.

From April 1, 2010 through November 30, 2010, the Province announced public offerings of bonds and notes totaling approximately $27.6 billion of which $27.1 billion were for provincial purposes and $0.5 billion was debt incurred for the OEFC. The tables below provide a summary of the publicly held debt issued by the Province from April 1, 2010 through November 30, 2010 for provincial purposes.

Debt Issued by the Province for Provincial Purposes

Series	Date of Issue	Date of Maturity	Interest Rate %	Funds	Principal	References
					(in millions)

G48-USD	14-Apr-2010	14-Apr-2020	4.400	U.S.$	2,000.0	(2)(9)
DMTN200	22-Apr-2010	02-Jun-2020	4.200	Canadian$	675.0	(2)(4)
DMTN202	22-Apr-2010	16-Apr-2012	1.900	Canadian$	151.0	(2)
DMTN182	29-Apr-2010	02-Jun-2039	4.600	Canadian$	600.0	(2)(5)
DMTN182	04-May-2010	02-Jun-2039	4.600	Canadian$	600.0	(2)(5)
G49-USD	07-May-2010	07-May-2013	USD Libor 3M+0.16	U.S.$	500.0	(1)(10)
EMTN101	07-May-2010	07-May-2020	2.375	Swiss Francs	400.0	(3)(12)
DMTN203	12-May-2010	15-May-2015	3 CBA+0.18	Canadian$	40.0	(1)(21)
DMTN182	14-May-2010	02-Jun-2039	4.600	Canadian$	600.0	(2)(5)
EMTN102	14-May-2010	14-May-2013	3.000	NOK	1,250.0	(3)(13)
DMTN200	18-May-2010	02-Jun-2020	4.200	Canadian$	700.0	(2)(4)
EMTN102	19-May-2010	14-May-2013	3.000	NOK	500.0	(3)(13)
EMTN102	27-May-2010	14-May-2013	3.000	NOK	500.0	(3)(13)
DMTN182	02-Jun-2010	02-Jun-2039	4.600	Canadian$	600.0	(2)(5)
DMTN182	04-Jun-2010	02-Jun-2039	4.600	Canadian$	600.0	(2)(5)
EMTN103	07-Jun-2010	07-Jun-2015	HKD HIBOR 3M+0.04	H.K.$	1,550.0	(1)(14)
EMTN104	07-Jun-2010	08-Jun-2015	0.930	JPY	95,700.0	(2)(15)
EMTN105	07-Jun-2010	08-Jun-2020	1.650	JPY	36,900.0	(2)(16)
EMTN106	11-Jun-2010	11-Jun-2015	3.250	NOK	750.0	(3)(17)
DMTN204	15-Jun-2010	02-Jun-2041	4.650	Canadian$	600.0	(2)(6)
G50-USD	16-Jun-2010	16-Jun-2015	2.700	U.S.$	2,500.0	(2)(11)
OSB2010	21-Jun-2010	Various	Various	Canadian$	1,143.0	(8)
EMTN102	30-Jun-2010	14-May-2013	3.000	NOK	250.0	(3)(13)
DMTN200	13-Jul-2010	02-Jun-2020	4.200	Canadian$	600.0	(2)(4)
EMTN106	16-Jul-2010	11-Jun-2015	3.250	NOK	350.0	(3)(17)
DMTN204	19-Jul-2010	02-Jun-2041	4.650	Canadian$	600.0	(2)(6)
DMTN201	23-Jul-2010	08-Sep-2015	3.150	Canadian$	750.0	(2)(7)
DMTN200	03-Aug-2010	02-Jun-2020	4.200	Canadian$	700.0	(2)(4)
DMTN200	30-Aug-2010	02-Jun-2020	4.200	Canadian$	750.0	(2)(4)
DMTN182	03-Sep-2010	02-Jun-2039	4.600	Canadian$	600.0	(2)(5)
DMTN204	14-Sep-2010	02-Jun-2041	4.650	Canadian$	600.0	(2)(6)
G51-USD	15-Sep-2010	15-Sep-2015	1.875	U.S.$	1,250.0	(2)(18)
DMTN200	22-Sep-2010	02-Jun-2020	4.200	Canadian$	700.0	(2)(4)
EMTN107	28-Sep-2010	28-Sep-2020	3.000	EUR	1,250.0	(3)(19)
DMTN204	30-Sep-2010	02-Jun-2041	4.650	Canadian$	750.0	(2)(6)
AUD2	29-Sep-2010	29-Sep-2020	6.250	AUD	275.0	(2)(20)
DMTN205	5-Oct-2010	5-Oct-2015	3 CBA+0.23	Canadian$	410.0	(1)(22)
DMTN200	13-Oct-2010	2-Jun-2020	4.200	Canadian$	650.0	(2)(4)
DMTN200	21-Oct-2010	2-Jun-2020	4.200	Canadian$	750.0	(2)(4)
DMTN200	26-Oct-2010	2-Jun-2020	4.200	Canadian$	1,000.0	(2)(4)
DMTN205	4-Nov-2010	5-Oct-2015	3 CBA+0.23	Canadian$	100.0	(1)(22)
DMTN205	8-Nov-2010	5-Oct-2015	3 CBA+0.23	Canadian$	56.0	(1)(22)
DMTN204	9-Nov-2010	2-Jun-2041	4.650	Canadian$	600.0	(2)(6)
DMTN206	25-Nov-2010	2-Jun-2031	5.200	Canadian$	133.3	(2)

*	3 CBA is 3-month Canadian Bankers’ Acceptances Rate.

**	USD LIBOR 3M is 3-month London Inter-Bank Offered Rate.

***	HKD HIBOR 3M is 3-month Hong Kong Inter-Bank Offered Rate.

(1)	Interest is paid quarterly.

(2)	Interest is paid semi-annually.

(3)	Interest is paid annually.

(4)	DMTN200: During the fiscal year 2010-11, the Series DMTN200 was re-opened nine times, bringing the total issue size to $8,350 million, including $475 million for OEFC.

(5)	DMTN182: During the fiscal year 2010-11, the Series DMTN182 was re-opened six times, bringing the total issue size to $9,700 million, including $100 million for OEFC.

(6)	DMTN204: During the fiscal year 2010-11, the Series DMTN204 was re-opened four times, bringing the total issue size to $3,150 million.

(7)	DMTN201: During the fiscal year 2010-11, the Series DMTN201 was re-opened once bringing the total issue size to $1,500 million.

(8)	Ontario Savings Bonds Series 2010 were available in various types, maturities and interest rates. This was the sixteenth issue of provincial savings bonds. The total proceeds from this issue were $1,143 million.

(9)	G48-USD: The Province entered into currency exchange agreements that effectively converted 2,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.04605. In addition, the Province entered into interest rate agreements and bond hedges that effectively converted the interest rate obligation on this debt to a rate of 3.7661%.

(10)	G49-USD: The Province entered into currency exchange agreements that effectively converted 500 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.00750. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 2.8812%.

(11)	G50-USD: The Province entered into currency exchange agreements that effectively converted 1,500 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.03683, and converted 1,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.0408. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on US$1,500 million to a fixed rate of 3.5768%, and converted the interest rate obligation on US$1,000 million to a floating rate of 1.8625%.

(12)	EMTN101: The Province entered into currency exchange agreements that effectively converted 400 million of these Swiss Franc obligations to Canadian dollar obligations at an exchange rate of 1.0497.

(13)	EMTN102: During the fiscal year 2010-11, the Series EMTN102 was re-opened three times, bringing the total issue size to NOK 2,500 million. The Province entered into currency exchange agreements that effectively converted 2,500 million of these Norwegian Kroner obligations to Canadian dollar obligations at an exchange rate of 0.16749. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 2.7991%.

(14)	EMTN103: The Province entered into currency exchange agreements that effectively converted 1,550 million of these Hong Kong dollar obligations to Canadian dollar obligations at an exchange rate of 0.131795. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.437%.

(15)	EMTN104: The Province entered into currency exchange agreements that effectively converted 95,700 million of these Japanese Yen obligations to Canadian dollar obligations at an exchange rate of 0.01233. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 0.9921%.

(16)	EMTN105: The Province entered into currency exchange agreements that effectively converted 36,900 million of these Japanese Yen obligations to Canadian dollar obligations at an exchange rate of 0.01233.

(17)	EMTN106: During the fiscal year 2010-11, the Series EMTN106 was re-opened once bringing the total issue size to NOK 1,100 million. The Province entered into currency exchange agreements that effectively converted 1,100 million of these Norwegian Kroner obligations to Canadian dollar obligations at an average exchange rate of 0.16361. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.39593%.

(18)	G51-USD: The Province entered into currency exchange agreements that effectively converted 1,250 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.03725. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 2.6569%.

(19)	EMTN107: The Province entered into currency exchange agreements that effectively converted 750 million of these Euro obligations to Canadian dollar obligations at an exchange rate of 1.34934, and converted 500 million of these Euro obligations to Canadian dollar obligations at an exchange rate of 1.35012. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on EUR750 million to a fixed rate of 3.7187%, and converted the interest rate obligation on EUR500 million to a floating rate of 1.9421%.

(20)	AUD2: The Province entered into currency exchange agreements that effectively converted 275 million of these Australian dollar obligations to Canadian dollar obligations at an exchange rate of 0.99083. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.8457%.

(21)	DMTN203: The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.3938%.

(22)	DMTN205: During the fiscal year 2010-11, the Series DMTN205 was re-opened three times, bringing the total issue size to $616 million, including $50 million for OEFC.

Debt Issued by the Province for Ontario Electricity Financial Corporation (“OEFC”)

Series	Date of Issue	Date of Maturity	Interest Rate %	Funds	Principal	References
					(in millions)

DMTN200	22-Apr-2010	02-Jun-2020	4.200	Canadian$	75.0	(2)(4)
DMTN200	18-May-2010	02-Jun-2020	4.200	Canadian$	50.0	(2)(4)
DMTN200	13-Jul-2010	02-Jun-2020	4.200	Canadian$	150.0	(2)(4)
DMTN200	03-Aug-2010	02-Jun-2020	4.200	Canadian$	50.0	(2)(4)
DMTN200	22-Sep-2010	02-Jun-2020	4.200	Canadian$	50.0	(2)(4)
DMTN200	13-Oct-2010	02-Jun-2020	4.200	Canadian$	100.0	(2)(4)
DMTN205	26-Nov-2010	05-Oct-2015	3 CBA+0.23	Canadian$	50.0	(1)(22)

(1)	Interest is paid quarterly.

(2)	Interest is paid semi-annually.

Ontario Electricity Industry

Ontario Electricity Financial Corporation (“OEFC”), a Crown agency, is the continuation of Ontario Hydro and is responsible for the management of that corporation’s debt and other liabilities that were not transferred to successor companies as part of the restructuring of Ontario Hydro in 1999, including the administration of certain power purchase agreements with non-utility generators. As at March 31, 2010, OEFC had total debt of $27.367 billion (2009, $27.590 billion), excluding short-term overnight lending from the Province. $19.4 billion of OEFC’s debt as at March 31, 2010 (2009, $19.7 billion) is held by the Province and included in total debt and other liabilities.

Ontario Hydro’s successor companies include Ontario Power Generation Inc. (“OPG”), a generation business, and Hydro One Inc. (“Hydro One”), a transmission and distribution business, both of which are wholly-owned by the Province. In addition, the Independent Electricity System Operator (“IESO”) is the electricity system and market operator and the Electrical Safety Authority is responsible for electricity safety inspection. Pursuant to various transfer orders (“Transfer Orders”), assets of the former Ontario Hydro were transferred to OPG, Hydro One and the IESO in exchange for debt. The Province assumed a portion of OPG’s and Hydro One’s debt in exchange for equity, in order to provide them with commercially acceptable capital structures. As of March 31, 2010, OEFC held notes receivable in the amount of $3.7 billion from OPG, $78 million from the IESO and $8.9 billion from the Province.

Subject to a deductible of $10 million, OEFC has agreed to indemnify Hydro One in respect of (i) the failure of the Transfer Orders to transfer any asset, right or thing, or any interest therein related to its business; (ii) any adverse claims or interests, including those of the Crown, subject to certain exclusions, or any deficiency or lack of title in respect of any asset, right or thing or any interest therein, which was intended to be transferred; and (iii) the creation, treatment, payment to or from or other dealing with any equity account of Ontario Hydro, including with respect to certain litigation relating thereto. The Province has guaranteed the obligations of OEFC under the indemnity.

The Electricity Act, 1998 (“Electricity Act”) defines “stranded debt” as the amount of OEFC’s debt and other liabilities that, in the opinion of the Minister of Finance, cannot reasonably be serviced and retired in a competitive electricity market. As of April 1, 1999, the Ministry of Finance estimated the stranded debt to be approximately $20.9 billion. OEFC’s unfunded liability is the net deficiency of OEFC’s assets over its liabilities. Unfunded liability represents the stranded debt adjusted for $1.5 billion of additional assets transferred to OEFC on April 1, 1999, at which time the unfunded liability was $19.433 billion. OEFC’s unfunded liability at March 31, 2010 was $14.810 billion.

As part of the restructuring of the electricity sector, a long-term plan provides for certain dedicated revenue streams to service and retire OEFC’s debt and other liabilities. These revenue streams are established under the Electricity Act and include payments-in-lieu of property taxes and federal and provincial corporate income and capital taxes paid by OPG, Hydro One and the municipal electric utilities.

The Province receives dividend payments on its investments in OPG and Hydro One. Pursuant to the government’s commitment to keep electricity income in the electricity sector, the cumulative combined net income of OPG and Hydro One in excess of the Province’s cumulative interest expenditure on its investment in the companies is allocated to OEFC for purposes of debt retirement.

Residual stranded debt is the portion of OEFC’s stranded debt that cannot be serviced by the foregoing dedicated revenue streams. The residual stranded debt was estimated at $7.8 billion on April 1, 1999. The Electricity Act provides for a debt retirement charge of 0.7 cents per kilowatt hour to be levied on Ontario electricity users. This charge, collected by the IESO, distributors and retailers, is payable to OEFC until its residual stranded debt is retired.

The Electricity Act and the Ontario Energy Board Act, 1998 set out the legislative framework for Ontario’s electricity market and restructuring of Ontario Hydro. Open, non-discriminatory access to transmission and distribution systems commenced May 1, 2002. Since 2005, electricity prices payable by consumers reflect a blend of contract prices, regulated prices for OPG’s output from its price-regulated nuclear and large hydroelectric plants, and market prices. The Ontario Energy Board (“OEB”) sets the commodity price payable by low volume and certain other specified consumers under the Regulated Price Plan (“RPP”). The Ontario Power Authority (“OPA”) finances any differences between prices under the RPP and the actual supply cost of electricity, with any shortfall or surplus to be recovered or returned through the setting of RPP prices in the following period.

The Province, OPG and certain subsidiaries of OPG are parties to the Ontario Nuclear Funds Agreement (“ONFA”), which governs the establishment, funding and management of segregated funds to ensure sufficient funds are available to pay the costs of nuclear station decommissioning and nuclear used fuel waste management.

Under ONFA, the Province is liable to make payments should the cost estimate for nuclear used fuel waste management rise above specified thresholds, for a fixed volume of used fuel. The likelihood and amount by which the cost estimate could rise above these thresholds cannot be determined at this time. The cost estimate will be updated periodically to reflect new developments in the management of nuclear used fuel waste.

As well, under ONFA, the Province guarantees a return of 3.25 per cent over the Ontario Consumer Price Index for the portion of the nuclear used fuel waste management segregated fund related to the fixed volume of used fuel. If the earnings on assets in that fund related to the fixed volume exceed the guaranteed rate, the Province is entitled to the excess.

Two agreements are in place to satisfy the Canadian Nuclear Safety Commission (CNSC) licensing requirements for financial guarantees in respect of OPG’s nuclear station decommissioning and nuclear waste management obligations. One agreement gives the CNSC access (in prescribed circumstances) to the segregated funds established under ONFA.

The other agreement provides a direct provincial guarantee to the CNSC on behalf of OPG. This guarantee, for up to $1.5 billion, effective March 1, 2010, relates to the portion of the decommissioning and waste management obligations not funded by the value of the segregated funds as at January 1, 2009. In return, the Province receives from OPG an annual fee equal to 0.5 per cent of the value of the direct provincial guarantee.

Non-Public Debt

Non-public debt is debt issued to certain public sector pension plans or the federal government and its agencies. As of March 31, 2010, approximately 6.8% of total liabilities were in the form of non-public debt. Non-public debt is composed almost exclusively of debt to pension plans, the largest component being CPP debt (4.0% of total liabilities).

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities comprise transfer payments, interest on publicly held debt, salaries, wages, benefits, materials, supplies, and deferred revenue.

Pensions and Other Employee Future Benefits

	As at March 31
	2010	2010	2010	2009
		Other
		Employee
		Future
Pensions and Other Employee Future Benefits Liability (Asset)	Pensions	Benefits	Total	Total

Obligation for benefits	$91,596	$10,796	$102,392	$96,508
Less: plan fund assets	(96,729)	(438)	(97,167)	(94,488)
Unamortized actuarial gains (losses)	(2,082)	(776)	2,858	410
Adjustments(1)	1,949	—	1,949	1,782

Total(2)	$(5,266)	$9,582	$4,316	$4,212

(1)	Adjustments for pensions consist of:

i)	differences for amounts reported by the pension plans at December 31, instead of the Province’s year-end of March 31

ii)	unamortized difference between employer and employee contributions for jointly sponsored pension plans

iii)	unamortized employee contribution reductions for solely sponsored plans

iv)	unamortized initial unfunded liabilities of jointly sponsored plans

v)	amounts payable by the Province that are reflected as contributions in the pension plan assets.

(2)	Effective April 1, 2009, the Pensions and Other Employee Future Benefits liabilities of the hospitals, school boards and colleges sectors are combined with those of the Province and comparative numbers restated to reflect such changes.

	For the Year Ended March 31
	2010	2010	2010	2009
		Other
		Employee
		Future
Pensions and Other Employee Future Benefits Expense	Pensions	Benefits	Total	Total

Cost of benefits	$1,869	$363	$2,232	$2,021
Amortization of actuarial losses (gains)	(289)	78	(211)	(468)
Employee contributions	(251)	—	(251)	(220)
Cost of plan amendments	—	—	—	280
Interest expense (income)	(519)	264	(255)	(387)
Adjustments(1)	(19)	—	(19)	(12)

Total(2)	$791	$705	$1,496	$1,214

(1)	Adjustments for Pensions consist of amortization of:

i)	the difference between employer and employee contributions for jointly sponsored pension plans

ii)	employee contribution reductions for solely sponsored plans

iii)	initial unfunded liability of jointly sponsored pension plans.

(2)	This expense is disclosed in Schedule 4 to the Consolidated Financial Statements as follows:

for the year ended March 31	2010	2009

Ontario Teachers’ Pension Plan	255	50
Public Service Pension Plan and Ontario Public Service Employees Union Pension Plan	949	971
Included in Various Ministries	292	193

Total (Schedule 3 to the Consolidated Financial Statements)	1,496	1,214

The Pensions and Other Employee Future Benefits Expenses for the hospitals, school boards and colleges sectors (except for the Ontario Teachers’ Pension Plan) are not included in the table above. These expenses are included in the Salaries, Wages and Benefits of BPS organizations (Schedule 10 to the Consolidated Financial Statements) and in the expenses of the BPS ministries (Education, Health and Long-Term Care, and Training, Colleges and Universities) in Schedule 4 to the Consolidated Financial Statements.

Pensions

The Province sponsors several pension plans. It is the sole sponsor of the Public Service Pension Plan (“PSPP”) and joint sponsor of the Ontario Public Service Employees Union (“OPSEU”) Pension Plan and the Ontario Teachers’ Pension Plan (“OTPP”).

These three plans are contributory defined benefit plans that provide Ontario government employees and elementary and secondary school teachers and administrators with a guaranteed amount of retirement income. Benefits are based primarily on the best five-year average salary of members and their length of service, and are indexed to changes in the Consumer Price Index to provide protection against inflation. Plan members normally contribute seven to eleven per cent of their salaries to these plans. The Province matches these contributions.

Funding of these plans is based on statutory actuarial funding valuations undertaken at least once every three years. The Province contributed $1,246 million to OTPP in 2009-10 (2008-09, $1,073 million), $240 million (including a $4 million special payment) to PSPP (2008-09, $227 million including a $4 million special payment) and $157 million to OPSEU Pension Plan (2008-09, $157 million). During calendar year 2009, OTPP paid benefits, including transfers to other plans, of $4.4 billion (2008, $4.2 billion), PSPP paid $914 million (2008, $881 million) and OPSEU Pension Plan paid $718 million (2008, $590 million). Under agreements between the Province and OPSEU, and between the Province and the Ontario Teachers’ Federation (“OTF”), gains and losses arising from statutory actuarial funding valuations are shared by the co-sponsors.

The government’s best estimate of the long-term annual inflation rate used in the pension and other employee future benefits calculations disclosed in these financial statements is 2.5 per cent; the salary escalation rate is 3.5 per cent; and the discount rate and expected rate of return on pension plan assets are 6.75 per cent for OTPP, 6.5 per cent for PSPP and 6.75 per cent for OPSEU Pension Plan. Actuarial gains or losses are amortized over periods of 11.4 to 14 years.

The Province is also responsible for sponsoring the Ontario Teachers’ Retirement Compensation Arrangement and the Public Service Supplementary Benefits Plan. Expenses and liabilities of these plans are included in the Pensions Expense and Pensions Liability reported in the above tables.

Pension benefits for employees in the hospital and colleges sectors are provided by the Healthcare of Ontario Pension Plan (“HOOPP”) and the Colleges of Applied Arts and Technology Pension Plan (“CAATPP”).

HOOPP is a multi-employer pension plan covering employees of Ontario’s healthcare community. CAATPP is a multi-employer pension plan covering employees of the Colleges of Applied Arts and Technology in Ontario, the Board of Trustees, the Ontario College Application Services and, effective December 1, 2009, the Ontario College Library Services. Both of these plans are contributory defined benefit plans that provide eligible members with a retirement income based on a formula that takes into account a member’s earnings history and length of service in the plan. The plans are financed by contributions from participating members and employers, and by investment earnings.

Expenses for HOOPP of $956 million (2008-09, $853 million) and CAATPP of $153 million (2008-09, $94 million) are included in the Salaries, Wages and Benefits expenses of the hospital and colleges sectors respectively (Schedule 10 to the Consolidated Financial Statements) and in the expenses of the related ministries (Schedule 4 to the Consolidated Financial Statements). The related liabilities are included in the Pensions and Other Employee Future Benefits liability on the Consolidated Statement of Financial Position.

Other Employee Future Benefits

Other Employee Future Benefits are non-pension retirement benefits, post-employment benefits, compensated absences and termination benefits.

Non-Pension Retirement Benefits

The Province provides dental, basic life insurance, supplementary health and hospital benefits to retired employees through a self-insured, unfunded defined benefit plan. The liability for non-pension retirement benefits of $7.3 billion as at March 31, 2010 (2009, $6.7 billion) is included in the Other Employee Future Benefits Liability. The expense for 2009-10 of $413 million (2008-09, $650 million) (excluding the expense for BPS sector organizations) is included in the Other Employee Future Benefits Expense. The BPS sector expense of $168 million in 2009-10 (2008-09, $205 million) is included in the Salaries, Wages and Benefits expense of

BPS organizations (Schedule 10 to the Consolidated Financial Statements) and in the expenses of the related ministries (Schedule 4 to the Consolidated Financial Statements).

The discount rate used in the non-pension retirement benefits calculation for 2009-10 is 5.3 per cent (2008-09, 5.1 per cent).

Post-Employment Benefits, Compensated Absences and Termination Benefits

The Province provides, on a self-insured basis, workers’ compensation benefits, long-term disability benefits and regular benefits to employees who are on long-term disability. For employees who have completed five years of service, the Province provides termination pay equal to one week’s salary for each year of service up to a maximum of 50 per cent of their annual salary. Employees who have completed one year of service but less than five years are also entitled to termination pay in the event of death, retirement or release from employment. The total post-employment benefits liability of $2.3 billion as at March 31, 2010 (2009, $2.1 billion) is included in the Other Employee Future Benefits Liability. The total post-employment benefits expense for 2009-10 of $292 million (2008-09, $193 million) (excluding the expense for BPS sector organizations) is included in the Other Employee Future Benefits Expense. The BPS sector total post-employment benefits expense of $386 million for 2009-10 (2008-09, $346 million) is included in the Salaries, Wages and Benefits expense of BPS organizations (Schedule 10 to the Consolidated Financial Statements) and in the expenses of the related ministries (Schedule 4 to the Consolidated Financial Statements).

The discount rate used in the post-employment benefits, compensated absences and termination benefits calculations for 2009-10 is 4.80 per cent (2008-09, 4.95 per cent).

Other Liabilities

Other funds and liabilities include pension and benefit funds related to the Provincial Judges’ Pension Fund, the Public Service and the Deputy Ministers’ Supplementary Benefit Accounts and externally restricted funds.

Claims Against the Crown

Of the claims outstanding against the Crown in right of Ontario as at March 31, 2010, 69 (2009, 66) were for amounts over $50 million as reported in Note 12 to the Consolidated Financial Statements contained in the 2009-2010 Public Accounts of Ontario. These claims arise from legal action, either in progress or threatened, in respect of aboriginal land claims, breach of contract, damages to persons and property and like items. As of December 20, 2010, there were 85 claims outstanding against the Crown in right of Ontario, which were for amounts over $50 million each. The cost to the Province, if any, cannot be determined because the outcome of these actions is uncertain.

Debt
Selected Characteristics by Type of Issue
As at March 31, 2010

			Average
		Average	Annual Cost	Average Annual
	As a Percentage	Term to	to the	Rate of Growth
Debt	of Total	Maturity	Province	2006-2010
	(%)	(Years)	(%)	(%)

Publicly Held Debt
Debentures & Bonds(1)	71.4	10.4	4.6	7.3
Treasury Bills	5.5	0.3	1.5	30.0
Non-Public Debt
Canada Pension Plan Investment Fund	4.0	13.6	6.6	—
Ontario Teacher’s Pension Plan	0.7	1.2	10.9	(27.3)
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	0.3	2.9	11.2	(9.9)
Public Service Pension Plan	0.7	2.9	11.2	(9.9)
Canada Mortgage and Housing Corporation	0.3	6.4	7.3	(5.5)
Other	0.7	8.3	2.7	8.9

	83.6	9.7	4.6	—

Other Liabilities	16.4	N/A	—	9.8

Total	100.0	N/A	N/A	6.8

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

Debt Record

The Province has never defaulted on the payment of principal or interest on any of its obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payments.

Debt Maturity and Interest Charges

As at March 31, 2010, approximately 49.8% of the total debt issued for provincial purposes and OEFC Program was scheduled to mature within the next five years and 67.1% within the next 10 years. Interest charges on total debt for fiscal year 2009-10 was $8,719 million and are estimated to be $9,715 million for fiscal year 2010-11 on an accrual and consolidation basis of accounting.

Debt Maturity Schedule
As at March 31, 2010

	Total Debt(1)
	Publicly Held	Non-Public
Year Ending March 31,	Debt	Debt	Total	% Of Total
	(in millions)

2011	$31,894	$2,029	$33,923	16.0
2012	11,124	2,352	13,476	6.4
2013	15,045	2,280	17,325	8.2
2014	18,324	1,009	19,333	9.1
2015	20,958	674	21,632	10.2

1-5 years	97,345	8,344	105,689	49.8
6-10 years	35,255	1,509	36,764	17.3
11-15 years	8,817	3,253	12,070	5.7
16-20 years	14,810	792	15,602	7.4
21-25 years	9,341	285	9,626	4.5
26-50 years	29,416	2,823	32,239	15.2
Unrealized FX gains/losses	132	—	132	0.1

	$195,116	$17,006	$212,122	100.0

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

The following table sets forth the scheduled payments of the outstanding external debt of the Province in respect of currency over the five fiscal years.

Schedule Payment of Principal and Interest of Province’s External Debt

		Outstanding
		External Debt
		As at March 31,	Amount of the Payments
	Currency	2010	2011	2012	2013	2014	2015
	(in millions)

Principal payment	AUD	525	—	—	125	100	—
Interest payment	AUD	—	31	31	31	24	18
Principal payment	CAD*	3,957	200	725	250	425	700
Interest payment	CAD	—	216	210	174	151	125
Principal payment	CHF	2,625	—	—	—	300	650
Interest payment	CHF	—	71	71	71	71	63
Principal payment	EUR	4,975	—	—	—	1,500	—
Interest payment	EUR	—	209	209	209	209	146
Principal payment	GBP	200	—	—	200	—	—
Interest payment	GBP	—	10	10	10	—	—
Principal payment	HKD	1,745	—	—	—	930	300
Interest payment	HKD	—	61	60	60	60	19
Principal payment	JPY	27,000	—	—	—	14,000	5,000
Interest payment	JPY	—	364	365	365	352	172
Principal payment	NZD	968	250	—	—	—	—
Interest payment	NZD	—	61	45	45	45	45
Principal payment	USD	29,009	3,100	4,250	7,858	1,000	8,000
Interest payment	USD	—	934	852	679	536	436
Principal payment	ZAR	960	300	300	—	—	—
Interest payment	ZAR	—	76	53	29	29	29

*	Canadian dollars issued in foreign market.

(3)	Consolidated Debt of the Ontario Public Sector

Overview

While centralized financing is prominent in Ontario, not all funding of the public sector is shown on the Province’s financial statements. Since the responsibilities assigned to the Canadian provinces by the Constitution are uniform (although not all provinces have chosen to assume the same set of responsibilities), interprovincial comparisons are more clearly facilitated by the presentation of the consolidated debt. This method of presenting public sector debt is not affected by the degree of centralization or decentralization of Provincial public sector financing. Included in the total is the debt of municipalities with separate revenue sources, and all of the sector’s revenue sources under provincial jurisdiction.

Consolidated Debt of the Ontario Public Sector

	March 31,
	2010	% of Total
	(in millions)

Net Debt(1)	$193,589	93.4
Obligations Guaranteed(2)	734	0.4
Other Public Sector Debt(3)	12,969	6.2

Total Consolidated Debt of the Ontario Public Sector	$207,292	100.0

Source: Ontario Ministry of Finance.

(1)	Net debt is calculated as the difference between liabilities and financial assets. Net debt does not take into account tangible capital assets of $62,632 million as at March 31, 2010 (2009, $56,347 million).

(2)	A provision of $26 million as at March 31, 2010 (2009, $36 million) based on an estimate of the likely loss arising from guarantees under the Ontario Student Support Program has been expensed and is reflected in the accrued liabilities for transfer payments.

(3)	Other Public Sector Debt includes $2,702 million debt of universities, and $10,267 million debt of municipalities.

(4)	Selected Debt Statistics

The following table examines the Consolidated Debt of the Ontario Public Sector in absolute terms and in relation to certain provincial economic indicators.

Consolidated Debt of the Ontario Public Sector

						Average
						Annual
						Rate of
						Growth
	As at March 31,					2006-2010
	2006	2007	2008	2009	2010	%
	(in millions unless otherwise indicated)

Consolidated Debt	$165,409	$168,922	$171,118	$183,822	$207,292	5.7
Consolidated Debt per Capita	13,203	13,338	13,376	14,215	15,866	4.6
Consolidated Debt/Personal Income (%)	39.4	38.2	36.7	38.4	43.4	1.1
Consolidated Debt/GDP (%)	30.8	30.1	29.3	31.5	35.9	3.3

Sources: Ontario Ministry of Finance.

The Canadian Dollar

Recent high and low exchange rates for the Canadian dollar in terms of United States cents are as follows:

						Jan 1-
						Nov 30
	2005	2006	2007	2008	2009	2010

High	86.90	91.05	108.52	102.41	97.16	100.39
Low	78.72	85.31	84.35	77.31	76.92	92.78

Source: Bank of Canada.

(5)	Financial Tables

I.	Summary of Net Debt and Accumulated Deficit

	As at March 31,
	2006	2007	2008	2009	2010
	(in millions)

Non-Public Debt
Canada Pension Plan Investment Fund	$10,233	$10,233	$10,233	$10,233	$10,233
Ontario Teachers’ Pension Plan	7,596	6,411	4,466	3,001	1,765
Canada Mortgage and Housing Corporation	960	914	863	811	755
Public Service Pension Plan	2,705	2,502	2,260	1,991	1,713
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	1,285	1,188	1,074	946	814
Other	1,367	1,314	1,430	1,632	1,726

	$24,146	$22,562	$20,326	$18,614	$17,006

Publicly Held Debt
Debentures and Bonds(1)	$123,555	$128,984	$134,524	$145,549	$176,194
Treasury Bills	5,215	4,249	5,092	9,051	13,914
U.S. Commercial Paper(1)	706	254	644	2,006	3,088
Infrastructure Ontario (“IO”)	1,323	1,262	1,631	1,695	1,920
Other	387	—	—	—	—

	$131,186	$134,749	$141,891	$158,301	$195,116

Debt(4)	$155,332	$157,311	$162,217	$176,915	$212,122

Cash and Investments	(12,575)	(12,145)	(14,002)	(18,740)	(25,492)
Other Net (Assets)/Liabilities(2)	9,945	8,576	8,401	11,410	6,959

Net Debt(3)	$152,702	$153,742	$156,616	$169,585	$193,589

Non-Financial Assets(3)	(43,547)	(46,966)	(50,999)	(56,347)	(62,632)

Accumulated Deficit	$109,155	$106,776	$105,617	$113,238	$130,957

Source: Ontario Ministry of Finance

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivative contracts. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(2)	Other Net (Assets)/Liabilities include Accounts Receivable, Loans Receivable (including municipal loans by IO), Advances and Investments in Government business enterprises, Accounts Payable, Accrued Liabilities, Pensions, and the liability for Power Purchase Agreements with non-utility generators, debt of hospitals, school boards and colleges, and obligations under Alternative Financing and Procurement arrangements.

(3)	Starting in 2009-10, Net Debt and Non-Financial Assets include the respective balances of hospitals, school boards and colleges as a result of change in the method of consolidation. For comparative purposes, these items have been restated from 2005-06 to 2008-09 to conform with this revised presentation.

(4)	See “4. Public Debt — (5) Financial Tables — Public Accounts, 2009-2010 — Volume 1 — II. Outstanding Debt” for details of individual debt issues.

Risk Management and Derivative Financial Instruments

The Province employs various risk management strategies and operates within strict risk exposure limits to ensure exposure to risk is managed in a prudent and cost-effective manner. A variety of strategies are used, including the use of derivative financial instruments (“derivatives”).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to minimize interest costs. Hedges are created primarily through swaps, which are legal contracts under which the Province agrees with another party to exchange cash flows based on one or more notional amounts using stipulated reference interest rates for a specified period. Swaps allow the Province to offset its existing obligations and thereby effectively convert them into obligations with more desirable characteristics. Other derivative instruments used by the Province include forward foreign exchange contracts, forward rate agreements, futures, options, caps and floors.

Foreign exchange or currency risk is the risk that foreign currency debt principal and interest payments and foreign currency transactions will vary in Canadian dollar terms due to fluctuations in foreign exchange rates. To manage currency risk, the Province uses derivative contracts including foreign exchange forward contracts, futures, options and swaps to convert foreign currency cash flows into Canadian dollar denominated cash flows. Most of the derivative contracts hedge the underlying debt by matching all the critical terms to achieve effectiveness. In the instances where the term of foreign exchange forward contracts used for hedging is shorter than the term of the underlying debt, the effectiveness is maintained by continuously rolling the foreign exchange forward contract over the remaining term of the underlying debt, or until replaced with a long-term derivative contract.

The current policy allows the amount of unhedged foreign currency debt principal net of foreign currency holdings to reach a maximum of 5 per cent of Debt Issued for Provincial Purposes and OEFC Debt. At March 31, 2010, the respective unhedged levels were 0.1 and nil per cent (2009, 0.2 and nil per cent). The Province’s unhedged level of 0.1 per cent was primarily related to Japanese yen denominated debt. For every one Japanese yen decrease versus the Canadian dollar, there would be an increase in debt of $2.3 million (2009, $3.1 million) and an increase in Interest on Debt of $0.6 million (2009, $0.9 million). Total foreign exchange gains recognized in the Statement of Operations for 2009-10 were $30 million (2008-09, $67 million).

Interest on Debt expense may also vary as a result of changes in interest rates. In respect of Debt Issued for Provincial Purposes and OEFC Debt, the risk is measured as interest rate resetting risk, which is the net of floating rate exposure, liquid reserves and fixed-rate debt maturing within the next 12-month period as a percentage of Debt Issued for Provincial Purposes and OEFC Debt respectively. Depending on market conditions, the Province creates or reduces its exposure to interest rate changes by issuing or retiring short-term debt, or by entering into or closing out derivative positions. The current policy limits interest rate resetting risk for Debt Issued for Provincial Purposes and OEFC Debt to a maximum of 35 per cent.

As at March 31, 2010, interest rate resetting risk for Debt Issued for Provincial Purposes and OEFC Debt was 11.4 per cent and 16.4 per cent respectively (2009, 11.5 per cent and 19.5 per cent). Based on floating rate interest-bearing financial instruments on hand at the balance sheet date plus planned refinancing of maturing debt in the coming year, a one per cent (100 basis points) increase in interest rates would result in an increase in Interest on Debt of $240 million (2009, $230 million).

Liquidity risk is the risk that the Province will not be able to meet its current short-term financial obligations. To reduce liquidity risk, the Province maintains liquid reserves, that is, cash and temporary investments, adjusted for collateral, at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. Pledged assets are considered encumbered for liquidity purposes while collateral held is a source of liquidity. In addition, the Province has short-term note programs as alternative sources of liquidity.

The table below presents a maturity schedule of the Province’s derivatives, by type, outstanding as at March 31, 2010, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk, market risk or actual cash flows.

Derivative Portfolio Notional Value
As at March 31,

						6-10	Over 10	2010	2009
Maturity in Fiscal Year	2011	2012	2013	2014	2015	Years	Years	Total	Total
	(in millions)

Swaps:
Interest Rate(1)	$9,280	$10,579	$12,209	$6,546	$24,034	$22,465	$6,224	$91,337	$74,207
Cross Currency	5,866	4,516	10,364	5,954	9,224	15,404	—	51,328	31,847
Forward Foreign Exchange Contracts	9,379	—	—	—	—	—	—	9,379	8,881
Caps and Floors	—	—	—	—	—	—	—	—	88

TOTAL	$24,525	$15,095	$22,573	$12,500	$33,258	$37,869	$6,224	$152,044	$115,023

Note:

(1)	Includes $1.6 billion (2009, $1.3 billion) of interest rate swaps related to loans receivable held by consolidated entity.

The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain. The table below presents the credit risk associated with the derivative financial instrument portfolio, measured through the replacement value of derivative contracts, at March 31, 2010.

Credit Risk Exposure
As at March 31,

	2009	2010
	(in millions)

Gross Credit Risk Exposure	$5,492	$2,919
Less: Netting	(4,542)	(2,508)

Net Credit Risk Exposure	$950	$411

The Province manages its credit risk exposure from derivatives by, among other things, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Province enters into contractual agreements (“master agreements”) that provide for termination netting and, if applicable, payment netting with most of its counterparties. Gross credit risk exposure represents the loss that the Province would incur if every counterparty to which the Province had credit risk exposure were to default at the same time, and the contracted netting provisions were not exercised or could not be enforced. Net credit risk exposure is the loss including the mitigating impact of these netting provisions.

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

DEBT ISSUED FOR PROVINCIAL PURPOSES

PAYABLE IN CANADA IN CANADIAN DOLLARS

NON-PUBLIC DEBT

To Ontario Teachers’ Pension Fund:

Year ending March 31

2011	1987	TI	10.11 to 10.32	560,000,000
2012	1988-1991	TI	10.68 to 11.24	580,000,000
2013	1989-1991	TI	11.06 to 11.31	625,000,000

				1,765,000,000

To Canada Pension Plan Investment Board:

Year ending March 31

2012	1992	CPP	9.81 to 10.04	987,249,000
2013	1993	CPP	9.17 to 9.45	700,137,000
2014	2005	CPP	4.17	44,887,000
2016	2008	CPP	4.68	42,300,000
2017	2008	CPP	4.08 to 4.88	91,896,000
2019	1999	CPP	5.81 to 5.84	45,270,000
2020	1999	CPP	5.50 to 6.91	869,889,000
2021	2001	CPP	6.33 to 6.67	609,834,000
2022	2002	CPP	6.22 to 6.47	330,994,000
2024	2004	CPP	5.26 to 5.97	688,007,000
2025	2005	CPP	5.15 to 5.79	1,133,182,000
2026	2006	CPP	4.67 to 5.19	574,612,000
2031	2009	CPP	4.79	43,880,000
2032	2009	CPP	4.75	52,000,000
2036	2006-2008	CPP	4.59 to 4.73	649,066,000
2037	2007	CPP	4.50 to 4.76	351,269,000
2038	2008	CPP	4.63 to 4.68	241,756,000
2039	2009	CPP	4.70 to 5.48	493,439,000
2040	2010	CPP	4.56 to 5.03	1,086,695,000

				9,036,362,000	(5)

To Public Service Pension Fund:

Year ending March 31

2011	1997	OPB	13.33	141,497,279
2012	1997	OPB	11.55	336,229,108
2013	1997	OPB	10.38	374,479,804
2014	1997	OPB	11.10	409,677,031
2015	1997	OPB	11.19	450,938,707

				1,712,821,929	(2)

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

To Public Service Employees’ Union Pension Fund:

Year ending March 31

2011	1997	OPPT	13.33	67,218,935
2012	1997	OPPT	11.55	159,727,189
2013	1997	OPPT	10.38	177,898,359
2014	1997	OPPT	11.10	194,618,964
2015	1997	OPPT	11.19	214,220,513

				813,683,960	(2)

To Ontario Mortgage and Housing Corporation:

Year ending March 31

2011	1994-1995	OHC	8.242 to 9.898	694,880,091
2012	1995	OHC	9.655	33,382,267
2013	1995	OHC	9.655	6,561,000

				734,823,358	(99)

To Ontario Immigrant Investor Corporation:

Year ending March 31
2011	2006-2007	OIIC 65-75,77	Zero	148,111,672
2012	2007-2008	OIIC 78-87, 89-90	Zero	100,431,184
2013	2008-2009	OIIC 91-100, 102-103	Zero	248,139,591
2014	2009	OIIC 104-105 107-114,116-117	Zero	270,245,557
2015	2010	OIIC 118-127 128-129	Zero	273,768,875

				1,040,696,879	(8)
Less: Unamortized Discount				(99,461,707)

				941,235,172

To Canada Mortgage and Housing Corporation:

Year ending March 31

2000-2011	1971-1976	CMHC	5.375 to 8.25	446,601
2000-2012	1972	CMHC	6.875 to 8.25	922,633
2000-2013	1973	CMHC	7.25 to 8.25	268,230
2000-2014	1974	CMHC	6.125 to 8.25	4,888,961
2000-2015	1975	CMHC	7.50 to 10.375	3,707,120
2000-2016	1976	CMHC	5.375 to 10.75	8,993,030
2000-2017	1977	CMHC	7.625 to 10.75	7,363,529
2000-2018	1977-1978	CMHC	7.625 to 13.00	20,670,961
2000-2019	1977-1980	CMHC	7.625 to 15.25	24,875,465
2000-2020	1977-1980	CMHC	7.625 to 15.75	41,291,598
2000-2021	1979-1981	CMHC	9.50 to 15.75	20,685,478
2000-2022	1982	CMHC	9.75 to 15.75	862,463

				134,976,069	(6)

TOTAL NON-PUBLIC DEBT				15,138,902,488

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

PUBLICLY HELD DEBT

May 19, 2010	April 4, 2005	DMTN144	4.00	2,350,000,000	(26)
July 5, 2010	July 5, 2005	DMTN150	Step-up	75,500,000	(36)
August 20, 2010	November 20, 2008	DMTN190	2.50	1,525,000,000	(65)
September 16, 2010	September 16, 2008	DMTN187	3M CBA	50,000,000	(85)
September 17, 2010	September 17, 2008	DMTN186	3M CBA-1.00	1,240,000,000	(66)
November 19, 2010	November 24, 2000	NK	6.10	1,620,000,000	(80)
December 3, 2010	December 3, 2007	DMTN179	3M CBA-0.16	1,933,000,000	(75)
July 15, 2011	January 12, 2009	DMTN191	3M CBA+0.60	415,000,000	(67)
November 10, 2011	November 10, 2008	DMTN188	3M CBA-0.75	555,000,000	(68)
December 2, 2011	February 27, 2002	DMTN8	6.10	1,000,000,000	(31)
December 2, 2011	May 3, 2006	DMTN165	4.40	3,000,000,000	(39)
March 13, 2012	March 13, 2009	DMTN192	3M CBA+0.95	42,570,000	(70)
April 9, 2012	April 09, 2009	DMTN194	3M CBA+0.70	75,000,000	(7)
July 7, 2012	May 8, 2002	DMTN46	Zero	537,208	(60)
December 2, 2012	December 2, 2002	DMTN53	5.375	2,000,000,000	(4)
December 2, 2012	September 10, 2007	DMTN178	4.50	1,500,000,000	(74)
April 2, 2013	April 2, 2009	DMTN193	3M CBA+0.99	827,000,000	(12)
June 2, 2013	September 22, 2003	DMTN69	4.75	3,566,000,000	(72)
September 8, 2013	July 23, 2004	DMTN116	Step-up	100,000,000	(56)
November 10, 2013	November 10, 2008	DMTN189	Per sch	415,000,000	(73)
March 8, 2014	January 12, 2004	DMTN93	5.00	5,100,000,000	(62)
September 8, 2014	June 30, 2009	DMTN197	3.25	3,500,000,000	(96)
October 28, 2014	November 3, 2009	DMTN198	3M CBA+0.25	1,965,000,000	(14)
November 19, 2014	January 22, 2010	DMTN199	3M CBA+0.14	115,000,000	(20)
December 2, 2014	December 2, 2004	MW	6.80	11,450,000	(34)
March 8, 2015	March 9, 2005	DMTN135	4.50	2,500,000,000	(11)
September 1, 2015	September 1, 2000	DMTN1	6.25	34,000,000	(45)
September 8, 2015	March 9, 2010	DMTN201	3.15	750,000,000	(98)
March 8, 2016	February 14, 2006	DMTN163	4.40	1,250,000,000
June 2, 2016	June 29, 2005	DMTN149	Step-up	200,000,000	(32)
June 24, 2016	June 24, 2009	DMTN196	3M CBA+0.62	275,000,000	(25)
December 2, 2016	December 7, 2004	DMTN132	4.875	200,000,000	(47)
December 2, 2016	August 22, 2005	DMTN152	Step-up	300,000,000	(40)
March 8, 2017	January 25, 2007	DMTN173	4.30	3,100,000,000	(19)
March 8, 2018	March 10, 2008	DMTN183	4.20	1,560,000,000	(76)
June 2, 2018	August 28, 2003	DMTN79	5.50	605,000,000	(10)
June 2, 2019	April 19, 2004	DMTN105	5.35	100,000,000	(49)
June 2, 2019	April 17, 2009	DMTN195	4.40	5,550,000,000	(71)
June 2, 2020	February 22, 2005	DMTN140	4.85	562,000,000
June 2, 2020	February 23, 2010	DMTN200	4.2	1,350,000,000	(97)
September 4, 2020	September 4, 1998	LY	6.30	15,000,000
June 2, 2021	December 27, 2007	DMTN180	4.50	75,000,000	(78)
July 13, 2022	July 13, 1992	HC	9.50	1,590,438,000
December 2, 2022	December 27, 2007	DMTN181	4.50	75,000,000	(79)
September 8, 2023	September 8, 1993	HP	8.10	940,570,000	(59)
September 8, 2023	July 31, 2007	DMTN177	4.95	75,000,000
June 2, 2025	December 20, 1994	JE	9.50	460,000,000
December 2, 2025	October 5, 1995	JQ	8.50	1,000,000,000
February 6, 2026	February 6, 1996	JY	8.00	12,500,000
June 2, 2026	December 21, 1995	JU	8.00	1,000,000,000

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

December 2, 2006	February 13, 1997	KR	8.00	386,500,000
December 2, 2026	January 20, 1999	MH	7.00	124,584,000	(89)
February 3, 2027	August 5, 1997	KN	7.50	58,220,000
February 3, 2027	August 5, 1997	KT	6.95	8,726,000
February 3, 2027	April 1, 1998	KY	7.50	11,549,000
February 3, 2027	December 4, 1998	LA	7.50	5,507,000
February 4, 2027	February 4, 1998	KQ	7.375	990,000
June 2, 2027	October 17, 1996	KJ	7.60	4,734,700,000	(61)
August 25, 2028	February 25, 1998	LQ	6.25	2,020,000
March 8, 2029	January 8, 1998	LK	6.50	4,727,000,000
January 13, 2031	September 8, 1995	JN	9.50	125,000,000
January 15, 2031	March 8, 2005	DMTN141	5.20	137,000,000
June 2, 2031	March 27, 2000	NF	6.20	2,500,000,000	(51)
March 8, 2033	February 17, 2003	DMTN61	5.85	4,662,610,000
March 8, 2033	April 29, 2004	DMTN110	Step-up	200,000,000	(87)
July 13, 2034	September 21, 2005	DMTN157	5.00	47,500,000	(52)
November 3, 2034	November 3, 1994	HY	9.75	248,800,000
January 10, 1995 to	November 30,	HZ	9.4688	2,315,904	(24)
January 10, 2035	1994
January 10, 1995 to	November 30,	JA	9.4688	9,312,742	(24)
January 10, 2035	1994
January 10, 1995 to	November 30,	JB	9.4688	8,482,324	(24)
January 10, 2035	1994
January 10, 1995 to	November 30,	JC	9.4688	4,764,354	(24)
January 10, 2035	1994
January 10, 1995 to	November 30,	JD	9.4688	3,171,134	(24)
January 10, 2035	1994
January 12, 2035	January 12, 2007	JG	9.50	110,950,000
February 8, 2035	February 8, 1995	JJ	9.875	53,000,000
June 2, 2035	August 25, 2004	DMTN119	5.60	6,882,300,000
June 2, 2035	January 12, 2005	DMTN133	Step-up	150,000,000	(38)
June 20, 2036	June 28, 1996	KC	8.25	98,984,000
December 1, 2036	March 8, 2006	DMTN158	2.00 Real Return	2,302,355,841	(44)
June 2, 2037	February 22, 2006	DMTN164	4.70	8,700,000,000	(46)
December 2, 2037	February 1, 2005	DMTN138	5.20	100,000,000
June 2, 2038	July 28, 2004	DMTN117	10.00	75,000,000	(15)
June 20, 2038	September 16, 1996	KG	8.10	120,000,000
July 13, 2038	July 29, 1998	LS	5.75	50,000,000
August 25, 2038	August 17, 1998	LT	6.00	86,500,000
June 2, 2039	January 15, 2008	DMTN182	4.60	6,000,000,000	(55)
July 13, 2039	February 2, 1999	MK	5.65	300,000,000
December 2, 2039	February 25, 2000	NE	5.70	1,489,000,000
July 13, 2040	April 18, 2002	DMTN44	6.20	100,000,000
December 2, 2041	August 15, 2001	DMTN10	6.20	340,000,000
March 8, 2042	December 4, 2001	DMTN29	6.00	41,000,000
June 2, 2042	January 18, 2002	DMTN33	6.00	240,000,000
June 2, 2043	February 24, 2003	DMTN62	5.75	75,000,000
June 2, 2044	September 13, 2006	DMTN169	4.60	27,000,000
January 10, 2045	May 25, 1995	JL	8.435	35,531,176	(41)
March 1, 2045	March 1, 1995	JK	9.50	150,000,000
June 2, 2045	August 31, 2005	DMTN153	4.50	175,000,000

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

June 2, 2046	May 24, 2006	DMTN166	4.85	154,700,000
June 2, 2047	February 28, 2007	DMTN176	4.50	158,000,000
June 2, 2048	May 6, 2008	DMTN184	4.70	50,000,000	(63)
June 2, 2054	July 22, 2008	DMTN185	4.60	20,000,000

				102,653,638,683
CPI adjustment to Real Return Swap				(18,886,614)	(44)

				102,634,752,069

ONTARIO SAVINGS BONDS

March 1, 2000	March 1, 1995	Annual	Variable	581,400	(29)
March 1, 2000	March 1, 1995	Compound	Variable	1,258,250	(29)
June 21, 2000	June 21, 1997	Annual	5.25	84,100	(29)
June 21, 2000	June 21, 1997	Compound	5.25	60,700	(29)
June 21, 2001	June 21, 1996	Annual	Step-up	254,000	(29)
June 21, 2001	June 21, 1996	Annual	Variable	376,300	(29)
June 21, 2001	June 21, 1996	Compound	Step-up	599,800	(29)
June 21, 2001	June 21, 1996	Compound	Variable	101,600	(29)
June 21, 2001	June 21, 1998	Annual	5.25	74,300	(29)
June 21, 2001	June 21, 1998	Compound	5.25	104,300	(29)
June 21, 2002	June 21, 1999	Annual	5.50	103,100	(29)
June 21, 2002	June 21, 1999	Compound	5.50	536,000	(29)
June 21, 2003	June 21, 1998	Annual	Step-up	122,000	(29)
June 21, 2003	June 21, 1998	Compound	Step-up	586,200	(29)
June 21, 2003	June 21, 2000	Annual	6.50	360,500	(29)
June 21, 2003	June 21, 2000	Compound	6.50	315,800	(29)
June 21, 2004	June 21, 1997	Annual	Step-up	860,600	(29)
June 21, 2004	June 21, 1997	Annual	Variable	4,800	(29)
June 21, 2004	June 21, 1997	Compound	Step-up	589,550	(29)
June 21, 2004	June 21, 1997	Compound	Variable	46,400	(29)
June 21, 2004	June 21, 1999	Annual	Step-up	322,100	(29)
June 21, 2004	June 21, 1999	Compound	Step-up	918,300	(29)
June 21, 2004	June 21, 2001	Annual	5.50	548,000	(29)
June 21, 2004	June 21, 2001	Compound	5.50	891,100	(29)
June 21, 2005	June 21, 1998	Annual	Variable	234,100	(29)
June 21, 2005	June 21, 1998	Compound	Variable	893,100	(29)
June 21, 2005	June 21, 2000	Annual	Step-up	651,500	(29)
June 21, 2005	June 21, 2000	Compound	Step-up	1,310,700	(29)
June 21, 2005	June 21, 2002	Annual	4.625	746,600	(29)
June 21, 2005	June 21, 2002	Compound	4.625	1,368,600	(29)
June 21, 2006	June 21, 1999	Annual	Variable	233,800	(29)
June 21, 2006	June 21, 1999	Compound	Variable	807,100	(29)
June 21, 2006	June 21, 2001	Annual	Step-up	1,371,300	(29)
June 21, 2006	June 21, 2001	Compound	Step-up	4,041,300	(29)
June 21, 2006	June 21, 2003	Annual	3.45	319,700	(29)
June 21, 2006	June 21, 2003	Compound	3.45	941,800	(29)
June 21, 2007	June 21, 2000	Annual	Variable	590,800	(29)
June 21, 2007	June 21, 2000	Compound	Variable	894,300	(29)
June 21, 2007	June 21, 2002	Annual	Step-up	538,200	(29)
June 21, 2007	June 21, 2002	Compound	Step-up	1,438,200	(29)
June 21, 2007	June 21, 2004	Annual	3.30	762,800	(29)

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

June 21, 2007	June 21, 2004	Compound	3.30	779,000	(29)
June 21, 2008	June 21, 2001	Annual	Variable	524,000	(29)
June 21, 2008	June 21, 2001	Compound	Variable	1,811,100	(29)
June 21, 2008	June 21, 2003	Annual	Step-up	1,899,600	(29)
June 21, 2008	June 21, 2003	Compound	Step-up	5,939,200	(29)
June 21, 2008	June 21, 2005	Annual	3.10	1,454,200	(29)
June 21, 2008	June 21, 2005	Compound	3.10	2,090,000	(29)
June 21, 2009	June 21, 2002	Annual	Variable	835,200	(29)
June 21, 2009	June 21, 2002	Compound	Variable	1,928,700	(29)
June 21, 2009	June 21, 2004	Annual	Step-up	4,118,400	(29)
June 21, 2009	June 21, 2004	Compound	Step-up	8,666,800	(29)
June 21, 2009	June 21, 2006	Annual	4.10	2,465,200	(29)
June 21, 2009	June 21, 2006	Compound	4.10	4,112,500	(29)
June 21, 2010	June 21, 2003	Annual	Variable	27,984,600	(18)
June 21, 2010	June 21, 2003	Compound	Variable	33,024,200	(18)
June 21, 2010	June 21, 2005	Annual	Step-up	26,627,100	(17)
June 21, 2010	June 21, 2005	Compound	Step-up	47,866,500	(17)
June 21, 2010	June 21, 2007	Annual	4.75	118,762,200	(30)
June 21, 2010	June 21, 2007	Compound	4.75	139,875,100	(30)
June 21, 2011	June 21, 2004	Annual	Variable	2,362,700	(18)
June 21, 2011	June 21, 2004	Compound	Variable	5,552,400	(18)
June 21, 2011	June 21, 2006	Annual	Step-up	52,054,100	(17)
June 21, 2011	June 21, 2006	Compound	Step-up	72,769,100	(17)
June 21, 2011	June 21, 2008	Annual	3.50	35,956,600	(30)
June 21, 2011	June 21, 2008	Compound	3.50	32,863,300	(30)
June 21, 2011	June 21, 2009	Annual	1.25	4,327,200	(30)
June 21, 2011	June 21, 2009	Compound	1.25	5,535,900	(30)
June 21, 2012	June 21, 2005	Annual	Variable	14,902,700	(18)
June 21, 2012	June 21, 2005	Compound	Variable	15,549,300	(18)
June 21, 2012	June 21, 2007	Annual	Step-up	127,178,300	(17)
June 21, 2012	June 21, 2007	Compound	Step-up	168,085,000	(17)
June 21, 2012	June 21, 2009	Annual	2.00	13,919,600	(30)
June 21, 2012	June 21, 2009	Compound	2.00	13,176,000	(30)
June 21, 2013	June 21, 2006	Annual	Variable	50,655,000	(18)
June 21, 2013	June 21, 2006	Compound	Variable	53,585,600	(18)
June 21, 2013	June 21, 2008	Annual	Step-up	21,296,800	(17)
June 21, 2013	June 21, 2008	Compound	Step-up	27,765,600	(17)
June 21, 2014	June 21, 2007	Annual	Variable	59,759,500	(18)
June 21, 2014	June 21, 2007	Compound	Variable	51,258,500	(18)
June 21, 2014	June 21, 2009	Annual	3.00	31,470,500	(30)
June 21, 2014	June 21, 2009	Compound	3.00	29,879,900	(30)
June 21, 2014	June 21, 2009	Annual	Step-up	469,143,500	(17)
June 21, 2014	June 21, 2009	Compound	Step-up	286,136,200	(17)
June 21, 2015	June 21, 2008	Annual	Variable	85,552,000	(18)
June 21, 2015	June 21, 2008	Compound	Variable	48,340,700	(18)
June 21, 2016	June 21, 2009	Annual	Variable	64,153,300	(18)
June 21, 2016	June 21, 2009	Compound	Variable	19,107,700	(18)

				2,319,943,700	(16)

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				104,954,695,769

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

GLOBAL MARKET PAYABLE IN CANADIAN DOLLARS

February 7, 2024	February 7, 1994	HS	7.50	1,106,700,000

TOTAL PAYABLE IN GLOBAL MARKET IN CANADIAN DOLLARS				1,106,700,000

PAYABLE IN EUROPE IN CANADIAN DOLLARS

December 1, 2010	November 15, 2005	EMTN74	4.00	200,000,000	(58)
July 27, 2011	July 27, 2004	EMTN64	4.75	250,000,000
November 30, 2011	November 30, 2001	EMTN50	5.25	450,000,000
December 2, 2011	December 3, 2008	EMTN91	3 CBA+0.94	25,000,000	(42)
April 17, 2013	April 17, 2003	EMTN56	5.50	275,000,000
October 21, 2015	October 21, 2005	EMTN73	3 CBA+0.03	250,000,000	(57)
July 13, 2034	July 13, 1994	EMTN5	9.40	300,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				1,750,000,000

PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS

February 18, 2013	February 18, 1993	HJ	9.24	250,000,000	(28)

TOTAL PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS				250,000,000

GLOBAL MARKET PAYABLE IN U.S. DOLLARS

September 8, 2010	September 5, 2008	PS	3.125	1,500,000,000
February 22, 2011	February 22, 2008	PP	2.75	1,500,000,000
May 20, 2011	May 23, 2008	PR	3.375	1,000,000,000
October 18, 2011	October 18, 2006	PL	5.00	1,000,000,000
January 20, 2012	January 21, 2009	PV	2.625	2,000,000,000
May 22, 2012	May 22, 2009	PW	3M USD Libor+0.45	1,525,000,000	(77)
June 1, 2012	May 24, 2007	PN	4.95	900,000,000
July 17, 2012	July 17, 2002	NQ	5.125	707,600,000
November 19, 2012	November 19, 2009	G45-USD	1.875	3,000,000,000
November 19, 2012	November 19, 2009	G46-USD	3M USD Libor+0.15	500,000,000	(82)
February 15, 2013	February 7, 2003	NU	4.375	500,000,000
July 15, 2013	April 9, 2008	PQ	3.50	1,000,000,000
July 16, 2014	June 16, 2009	PX	4.10	4,000,000,000
February 3, 2015	February 3, 2005	PE	4.50	500,000,000
February 5, 2015	February 5, 2010	G47-USD	2.95	3,000,000,000
January 19, 2016	January 18, 2006	PJ	4.75	950,000,000
April 27, 2016	April 27, 2006	PK	5.45	900,000,000
November 28, 2016	November 28, 2006	PM	4.95	891,000,000
October 7, 2019	October 7, 2009	G44-USD	4.00	2,000,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				27,373,600,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.09038				29,847,751,316	(43)

PAYABLE IN CANADA IN U.S. DOLLARS

November 18, 2014	November 18, 2004	DMTN131	4.50	300,000,000
December 21, 2016	December 21, 2006	DMTN171	4.95	100,000,000

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

TOTAL PAYABLE IN CANADA IN U.S. DOLLARS				400,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.22113				488,450,000	(9)

PAYABLE IN EUROPE IN U.S. DOLLARS

November 8, 2010	November 7, 2008	EMTN86	3M USD Libor+0.60	100,000,000
July 25, 2011	July 25, 2008	EMTN83	3M USD Libor-0.10	150,000,000
December 2, 2011	December 2, 2008	EMTN90	3M USD Libor+0.77	100,000,000

TOTAL PAYABLE IN EUROPE IN U.S. DOLLARS				350,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.15614				404,650,000	(90)

PAYABLE IN JAPAN IN JAPANESE YEN

July 28, 2014	July 28, 2003	YL015	0.76	5,000,000,000
August 8, 2018	August 8, 2008	YL016	1.675	8,000,000,000

TOTAL PAYABLE IN JAPAN IN JAPANESE YEN				13,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.011554				150,207,943	(91)

PAYABLE IN EUROPE IN JAPANESE YEN

June 24, 2013	June 24, 2003	EMTN59	0.50	5,000,000,000
November 12, 2013	November 12, 2008	EMTN85	1.89	6,000,000,000
December 12, 2013	December 11, 2008	EMTN87	1.805	3,000,000,000

TOTAL PAYABLE IN EUROPE IN JAPANESE YEN				14,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.010856				151,987,374	(92)

PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS

April 23, 2013	April 23, 2003	EMTN57	5.50	100,000,000

TOTAL PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS				100,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.88595				88,595,320	(22)

PAYABLE IN EUROPE IN EURO

April 23, 2019	April 23, 2009	EMTN97	4.75	1,500,000,000
December 3, 2019	December 3, 2009	EMTN100	4.00	1,750,000,000

TOTAL PAYABLE IN EUROPE IN EURO				3,250,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.46990				4,777,171,772	(27)

GLOBAL MARKET PAYABLE IN EURO

May 14, 2013	May 7, 2003	NZ	4.125	750,000,000
December 11, 2013	December 11, 2008	PT	4.25	750,000,000
January 9, 2018	January 9, 2009	PU	3M Euribor +1.39	120,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN EURO				1,620,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.57374				2,549,455,595	(33)

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN SWISS FRANCS

September 8, 2014	September 8, 2005	PH	2.00	200,000,000
December 2, 2014	December 2, 2008	EMTN88	2.645	50,000,000
December 4, 2014	December 4, 2009	EMTN98	1.625	400,000,000
June 29, 2015	June 29, 2005	PF	2.125	200,000,000
December 1, 2015	December 1, 2008	EMTN84	3.375	225,000,000
July 30, 2018	July 30, 2008	EMTN82	3.75	225,000,000	(50)
July 30, 2018	August 14, 2009	PY	2.525	100,000,000
December 14, 2018	August 14, 2009	PZ	2.59	100,000,000
April 29, 2019	April 29, 2009	EMTN95	3.375	225,000,000
December 4, 2019	December 4, 2009	EMTN99	2.50	275,000,000

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				2,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.03812				2,076,238,205	(54)

GLOBAL MARKET PAYABLE IN NEW ZEALAND DOLLARS

June 16, 2015	June 16, 2005	PG	6.25	718,450,000

TOTAL PAYABLE IN GLOBAL MARKET IN NEW ZEALAND DOLLARS				718,450,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.89505				643,050,875	(69)

PAYABLE IN EUROPE IN NEW ZEALAND DOLLARS

October 12, 2010	October 12, 2005	EMTN72	6.375	250,000,000

TOTAL PAYABLE IN EUROPE IN NEW ZEALAND DOLLARS				250,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.79730				199,325,000	(48)

PAYABLE IN EUROPE IN POUNDS STERLING

November 21, 2012	May 21, 2008	EMTN81	5.125	200,000,000

TOTAL PAYABLE IN EUROPE IN POUNDS STERLING				200,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $2.16024				432,048,000	(86)

PAYABLE IN EUROPE IN HONG KONG DOLLARS

June 26, 2013	June 12, 2003	EMTN61	4.10	500,000,000
November 27, 2013	November 28, 2008	EMTN89	2.98	200,000,000
December 11, 2013	December 11, 2008	EMTN92	3.50	230,000,000
April 11, 2014	April 20, 2009	EMTN96	2.94	300,000,000

TOTAL PAYABLE IN EUROPE IN HONG KONG DOLLARS				1,230,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.16766				206,223,890	(13)

PAYABLE IN EUROPE IN SOUTH AFRICAN RAND

August 17, 2015	August 17, 2005	EMTN71	7.75	300,000,000
September 20, 2016	September 20, 2006	EMTN78	9.00	60,000,000

TOTAL PAYABLE IN EUROPE IN SOUTH AFRICAN RAND				360,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.18808				67,708,404	(53)

TOTAL BONDS				150,144,259,463
TREASURY BILLS				13,711,129,000	(84)

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
%	$

U.S. COMMERCIAL PAPER (in U.S. Dollars)	2,987,300,000	(21)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.03362	3,087,731,756
UNAMORTIZED FOREIGN EXCHANGE GAINS	60,567,924

TOTAL PUBLICLY HELD DEBT	167,003,688,143

TOTAL NON-PUBLIC AND PUBLIC DEBT	182,142,590,631

OTHER DEBT

SCHOOL BOARD TRUST DEBT
Year ending March 31
2037	2004	5.90	891,000,000
Less: Sinking Fund	(94,269,327)

796,730,673	(3)

TOTAL DEBT ISSUED FOR PROVINCIAL PURPOSES	182,939,321,304
Net Consolidation and other adjustments	1,744,624,403

TOTAL PROVINCIAL PURPOSE DEBT AFTER NET CONSOLIDATION AND OTHER ADJUSTMENTS	184,683,945,707	(83)

DEBT ISSUED FOR INVESTMENT PURPOSES*
ONTARIO POWER GENERATION INC	5,126,000,000
HYDRO ONE INC.	3,759,000,000

TOTAL DEBT ISSUED FOR INVESTMENT PURPOSES	8,885,000,000

* Debt for Investment Purposes, as a result of a debt for equity swap between the Province and Ontario Power Generation Inc. and Hydro One Inc., is eliminated upon consolidation.

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

DEBT ISSUED FOR ONTARIO ELECTRICITY FINANCIAL CORPORATION (OEFC)

PAYABLE IN CANADA IN CANADIAN DOLLARS

NON-PUBLIC DEBT

Canada Pension Plan Investment Board:

2021	2001	CPP	6.08	19,375,000
2022	2002	CPP	6.17 to 6.29	172,961,000
2023	2003	CPP	6.16	38,130,000

TOTAL NON-PUBLIC DEBT				230,466,000	(5)

PAYABLE IN CANADA IN CANADIAN DOLLARS

PUBLICLY HELD DEBT

May 19, 2010	October 2, 2007	DMTN144	4.00	150,000,000	(26)
November 19, 2010	September 1, 2000	HC-NK	6.10	500,000,000	(80)
March 15, 2011	March 15, 2001	DMTN3	6.80	50,000,000	(37)
December 2, 2011	July 20, 2001	DMTN8	6.10	500,000,000
December 2, 2012	May 12, 2003	DMTN53	5.375	500,000,000
December 2, 2012	December 20, 2007	DMTN178	4.50	300,000,000	(74)
June 2, 2013	May 28, 2003	DMTN69	4.75	2,164,000,000	(72)
March 8, 2014	January 28, 2004	DMTN93	5.00	1,200,000,000	(62)
September 8, 2014	October 9, 2009	DMTN197	3.25	150,000,000	(96)
November 19, 2014	January 22, 2010	DMTN199	3M CBA + 0.14	135,000,000	(20)
March 8, 2015	January 24, 2005	DMTN135	4.50	500,000,000
March 8, 2016	February 14, 2006	DMTN163	4.40	1,800,000,000
March 8, 2017	January 12, 2007	DMTN 173	4.30	2,300,000,000	(19)
March 8, 2018	March 10, 2008	DMTN183	4.20	1,440,000,000	(76)
June 2, 2018	June 6, 2005	DMTN79	5.50	110,000,000	(10)
June 2, 2019	April 27, 2009	DMTN195	4.40	550,000,000	(71)
June 2, 2020	February 22, 2005	DMTN140	4.85	29,000,000
September 8, 2023	November 29, 2004	HP	8.10	50,000,000	(59)
June 2, 2027	February 4, 2000	HC-KJA	7.60	100,500,000	(61)
August 25, 2028	April 6, 1999	HC-LQA	6.25	78,600,000
June 2, 2031	February 24, 2000	HC-NF	6.20	500,000,000	(51)
December 1, 2036	October 4, 2005	DMTN158	2.00 Real Return	751,702,000	(44)
June 2, 2037	September 1, 2006	DMTN164	4.70	400,000,000	(46)
June 2, 2039	July 10, 2009	DMTN182	4.60	100,000,000	(55)

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				14,358,802,000

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN CANADIAN DOLLARS

April 17, 2013	June 3, 2003	EMTN56	5.50	150,000,000
July 8, 2014	July 8, 2004	EMTN63	3M CBA+0.07	500,000,000
February 17, 2015	February 17, 2005	EMTN69	4.50	200,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				850,000,000

PAYABLE IN EUROPE IN SWISS FRANCS
July 8, 2013	July 8, 2003	EMTN60	2.50	300,000,000
May 27, 2016	May 27, 2008	EMTN80	3.375	200,000,000
July 30, 2018	December 29, 2008	EMTN82	3.75	125,000,000	(50)

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				625,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.05298				658,114,050	(35)

PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS
July 13, 2012	July 13, 2005	EMTN70	5.50	125,000,000

TOTAL PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS				125,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.94398				117,996,875	(81)

PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS
November 30, 2016	November 30, 2006	AUD1	6.00	300,000,000

TOTAL PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS				300,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.87509				262,525,500	(64)

GLOBAL MARKET PAYABLE IN EURO
October 9, 2017	January 9, 2009	PU	3M Euribor+1.39	105,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN EURO				105,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.70800				179,340,000	(93)

PAYABLE IN EUROPE IN HONGKONG DOLLARS
December 29, 2015	December 29, 2008	EMTN94	3.30	515,000,000

TOTAL PAYABLE IN EUROPE IN HONGKONG DOLLARS				515,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.16034				85,572,774	(94)

PAYABLE IN EUROPE IN SOUTH AFRICAN RAND
November 22, 2010	November 22, 2005	EMTN75	7.75	300,000,000
July 5, 2011	July 5, 2006	EMTN76	8.00	300,000,000

TOTAL PAYABLE IN EUROPE IN SOUTH AFRICAN RAND				600,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.16629				99,773,408	(88)

GLOBAL MARKET PAYABLE IN U.S. DOLLARS
May 22, 2012	May 22, 2009	PW	3M USD Libor+0.45	225,000,000	(77)
November 19, 2012	November 19, 2009	G46-USD	3M USD Libor+0.15	500,000,000	(82)

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

February 3, 2015	February 3, 2005	PE	4.50	500,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				1,225,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.07597				1,318,062,500	(23)

PAYABLE IN EUROPE IN U.S. DOLLARS
December 18, 2018	December 18, 2008	EMTN93	4.28	60,000,000

TOTAL PAYABLE IN EUROPE IN U.S. DOLLARS				60,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.2275				73,650,000	(95)

TOTAL BONDS				18,000,837,107

TREASURY BILLS				1,201,028,000
UNAMORTIZED FOREIGN EXCHANGE GAINS				70,940,969

TOTAL PUBLICLY HELD DEBT				19,272,806,076

TOTAL DEBT ISSUED BY THE PROVINCE FOR OEFC				19,503,272,076

DIRECT OEFC DEBT				7,934,474,000

TOTAL OEFC DEBT				27,437,746,076

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

References:

1.	All debt issues are non-callable, except as noted below. CBA is Canadian Bankers’ Acceptance Rate; 3 CBA is a three month floating rate; LIBOR is London Inter-bank Offered Rate. All foreign currency debt has been converted into Canadian dollars at the rates of the currency exchange agreements if the debt is hedged, or at year end exchange rates if unhedged. The exchange rates of foreign currencies to Canadian dollars as at March 31, 2010 are: Australian dollar 0.9308, euro 1.3711, Hong Kong dollar 0.130723, Japanese yen 0.010856, New Zealand dollar 0.7204, South African rand 0.1393, Swiss franc 0.9630, United States dollar 1.0150, pound sterling 1.5409.

2.	OPB & OPPT: Pursuant to the Ontario Public Service Employees’ Pension Act 1994 and the Asset Transfer Agreement of December 12, 1994, the Province was obligated to re-split the debentures between the Public Service Pension Fund (“PSPF”) and the Ontario Public Service Employees’ Union Pension Plan Trust Fund (“OPSEU Fund”) based on accurate data when it was available. On June 13, 1997 a Restated Sponsorship Amendment and Asset Transfer Agreement was signed, replacing the 1994 agreement and which resulted in the existing split after debt payment. The terms of these debentures require that the principal be repaid in 12 equal monthly payments in the year preceding the date of maturity.

3.	SBT: The School Board Trust was created in June 2003 to permanently refinance debt incurred by 55 school boards to support their capital projects prior to the introduction of the student focused funding model in 1998. The Trust issued 30-year sinking fund debentures amounting to $891 million in June 2003. The Trust provided $882 million of the proceeds to the 55 school boards in exchange for the irrevocable right to receive future transfer payments from the Province related to this debt. These amounts will be reduced over the 30-year period by the transfer payments made by Ministry of Education to the Trust under the School Board Operating Grant program.

4.	DMTN53: Outstanding amount includes bonds held by Agricorp, a government organization, of $9.2 million.

5.	The Canada Pension Plan Investment Board (“CPPIB”) invests funds in the Province of Ontario’s non-marketable securities. Effective July 1, 2005, under a side-letter agreement signed between the CPPIB and the Province, CPPIB offered the Province upon maturity of the debentures held to the credit of the Canada Pension Plan Investment Fund (“CPPIF”) that were issued before January 1, 1998, an option of issuing new replacement debentures to the CPPIB with a maximum term of 30 years (minimum term of 5 years and with subsequent roll over options subject to the 30 years maximum from the date of issue of the first replacement debenture) at a rate based on the capital market rates at the time of roll over. These debentures are not negotiable or transferable and are assignable only to a wholly-owned subsidiary of the CPPIB. On April 1, 2007, all debentures held to the credit of the CPPIF or purchased by the Minister of Finance of Canada in accordance with Section 110 of the Canada Pension Plan were transferred to the CPPIB.

6.	CMHC: The terms of these debentures require that equal payments be made each year until their maturity. Each payment consists of blended principal and interest.

7.	DMTN194: During the fiscal year 2009-10, Series DMTN194 was re-opened once bringing the total issue size to $75 million. Interest is payable quarterly at a 3 month CBA rate plus 0.70%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 2.04%.

8.	OIIC: These are zero coupon bonds. Amount represents the amount payable at maturity.

9.	Domestic USD Bonds: The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.22113. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a fixed rate of 4.46%.

10.	DMTN79: Total outstanding amount is $715 million, including $110 million for OEFC. The Province entered into interest rate agreements that effectively converted the interest rate on $125 million of the Province’s obligation to a fixed rate of 4.84%.

11.	DMTN135: Outstanding amount includes bonds held by Agricorp, a government organization, of $10.1 million.

12.	DMTN193: During the fiscal year 2009-10, Series DMTN193 was re-opened nine times bringing the total issue size to $827 million. Interest is payable quarterly at a 3 month CBA rate plus 0.99%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 2.44%.

13.	EMTN HKD Bonds: The Province entered into currency exchange agreements that effectively converted these Hong Kong dollar obligations to Canadian dollars at an exchange rate of 0.16766. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a fixed rate of 4.13%.

14.	DMTN198: During the fiscal year 2009-10, Series DMTN198 was re-opened thirteen times bringing the total issue size to $1,965 million. Interest is payable quarterly at a 3 month CBA rate plus 0.25%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 3.02%.

15.	DMTN117: The bond was issued at a high premium in 2004 to offer a yield of 5.737%.

16.	OSB: 2003-2009 Series are redeemable at the option of the holder on June 21 and December 21 and for 14 calendar days following the redemption date of June 21 and December 21, with the exception of Fixed-Rate bonds which are redeemable at maturity only. Starting in 2009, Variable Rate Bonds are redeemable annually only on June 21. All current outstanding OSBs may be redeemed upon the death of the beneficial owner.

17.	OSB (Step-up):

2003 Series: Interest is payable at 2.75%, 3.25%, 3.5%, 4.0%, and 4.25%,

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

2004 Series: Interest is payable at 1.7%, 3.0%, 3.5%, 4.5%, and 6.0%,

2005 Series: Interest is payable at 2.25%, 2.75%, 3.0%, 3.5%, 4.0%,

2006 Series: Interest is payable at 3.7%, 3.8%, 3.9%, 4.0%, and 4.25%,

2007 Series: Interest is payable at 4.0%, 4.2%, 4.4%, 4.6%, and 4.95%,

2008 Series: Interest is payable at 2.6%, 2.8%, 3.0%, 3.2%, and 4.0%,

2009 Series: Interest is payable at 0.75%, 1.5%, 2.5%, 3.5% and 4.5%,

in year 1, 2, 3, 4 and 5 respectively.

18.	OSB (Variable): The Minister of Finance resets the interest rate every six months. On December 21, 2009, the interest rate was re-set at 1.0%.

19.	DMTN173: During the fiscal year 2009-10, the series DMTN173 was re-opened once bringing the total issue size to $5,400 million, including $2,300 million for OEFC. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on $209.5 million of the Province’s obligation to a 3 month CBA rate minus 0.279%.

20.	DMTN199: During the fiscal year 2009-10, Series DMTN199 was re-opened once bringing the total issue size to $250 million, including $135 million for OEFC. Interest is payable quarterly at a 3 month CBA rate plus 0.14%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 2.75%.

21.	U.S. Commercial Paper issues are discount notes with maturities up to 182 days.

22.	EMTN57: The Province entered into currency exchange agreements that effectively converted these Australian dollar obligations to Canadian dollars at an exchange rate of 0.88595. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 5.59%.

23.	USD Global Bonds (OEFC): The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollars at an exchange rate of 1.07597. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on $553 million of these obligations to a fixed rate of 5.11%, $527 million to a 3 month CBA rate plus 0.28% and $238 million to a 3 month CBA rate plus 0.58%.

24.	Series HZ, JA, JB, JC, JD: These are zero coupon bonds which require unequal payments consisting of principal and interest to be made at predetermined irregular intervals. During the fiscal year 2009-10, principal repaid was $0.8 million. By January 10, 2035, the principal to be repaid on these bonds will be $230 million.

25.	DMTN196: During the fiscal year 2009-10, Series DMTN196 was re-opened twice bringing the total issue size to $275 million. Interest is payable quarterly at a 3 month CBA rate plus 0.62%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 3.73%.

26.	DMTN144: Total outstanding amount is $2,500 million, including $150 million for OEFC.

27.	EMTN Euro Bonds: The Province entered into currency exchange agreements that effectively converted these euro obligations to Canadian dollar at an exchange rate of 1.46990. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on $2,038 million of these obligations to a fixed rate of 4.49% and $564 million to a 3 month CBA rate plus 1.88%.

28.	HJ: Outstanding amount includes bonds held by Agricorp, a government organization, of $6.8 million.

29.	OSB: The outstanding amounts represent bonds matured but not yet presented for redemption. No interest is payable on these bonds.

30.	OSB: Every year the Province issues fixed rate Ontario Savings Bonds for a term of three years. However, in 2009, fixed rate bonds were also issued for a term of 2 years and 5 years.

31.	DMTN8: Outstanding amount includes bonds held by Agricorp, a government organization, of $19 million.

32.	DMTN149: Bonds are extendible at the option of the bondholders on the initial maturity date of June 2, 2016 to the final maturity date of June 2, 2035 and if extended are exchangeable at the option of the bondholders on June 13, 2016 for series DMTN119. Interest is payable semi-annually at 3.6% until June 2, 2016 and 4.8% thereafter if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this obligation to a rate of 4.67%.

33.	Euro Global Bonds: The Province entered into currency exchange agreements that effectively converted these euro obligations to Canadian dollars at an exchange rate of 1.57374. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a fixed rate of 4.43%.

34.	MW: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a 3 month CBA rate minus 0.05%.

35.	EMTN CHF Bonds (OEFC): The Province entered into currency exchange agreements that effectively converted these Swiss franc obligations to Canadian dollars at an exchange rate of 1.05298. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a fixed rate of 4.69%.

36.	DMTN150: Interest is payable semi-annually at 3.05% in years 1-2 and 4.2% thereafter. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a 3 month CBA rate minus 0.06%.

37.	DMTN3 (OEFC): Interest is payable at 5.50% for the first four years and 6.80% for the remaining six years.

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

38.	DMTN133: Bonds are retractable at the option of the bondholders on December 2, 2014 or exchangeable for series DMTN119 at par on December 15, 2014. Interest is payable at 4.0% until December 2, 2014 and thereafter at 5.35% until final maturity date. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a rate of 5.26%.

39.	DMTN165: Outstanding amount includes bonds held by Agricorp, a government organization, of $9.9 million, and bonds held by Ontario Infrastructure Projects Corporation, a government organization, of $10 million.

40.	DMTN152: Bonds are extendible at the option of the bondholders on the initial maturity date of December 2, 2016 to the final maturity date of June 2, 2035 and if extended are exchangeable on December 14, 2016 for series DMTN119 at par. Interest is payable semi-annually at 3.75% until the initial maturity date and thereafter at 4.75% if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a rate of 4.76%.

41.	JL: The terms of these debentures require unequal payments, consisting of both principal and interest, to be made at predetermined irregular intervals with the final payment on January 10, 2045. The total principal and interest to be payable over the life of the debenture is $1,325 million.

42.	EMTN91: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 2.39%.

43.	USD Global Bonds: The Province entered into currency exchange agreements that effectively converted these US dollar obligations to Canadian dollar at an exchange rate of 1.09308. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on $18,151 million of these obligations to a fixed rate of 3.44%; $4,296 million to a rate of 5.45%; $7,022 million to a 3 month CBA rate plus 0.19%; $379 million to a 1 month CBA rate plus 0.04%.

44.	DMTN158: This Real Return Bond bears interest to the indexed adjusted principal in relation to All-Items Consumer Price Index for Canada (the “CPI”), issued with a base index of 127.54839 on March 8, 2006. Consequent to the change of official time base reference period from 1992 to 2002 by the Bank of Canada on June 19, 2007, the base index has been changed to 107.18352. During the fiscal year 2009-10, the series was re-opened twice bringing the total issue size to $2,844 million in principal, of which $700 million has been on lent to OEFC, and $300 million has been swapped effectively to a nominal debt paying a fixed rate of 4.66%. The amount outstanding represents the indexed value of the principal.

45.	DMTN1: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a 3 month CBA rate minus 0.02%.

46.	DMTN164: Total outstanding amount is $9,100 million, including $400 million for OEFC. Outstanding amount for the Province, $8,700 million, includes bonds held by Ontario Infrastructure Projects Corporation, a government organization, of $4.8 million.

47.	DMTN132: Outstanding amount for the Province includes bonds held by Agricorp, a government organization, of $18 million.

48.	EMTN72: The Province entered into a currency exchange agreement that effectively converted this New Zealand dollar obligation to Canadian dollar at an exchange rate of 0.79730. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this to a 3 month CBA rate minus 0.01%.

49.	DMTN105: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.94%.

50.	EMTN82: Total outstanding amount is CHF350 million, including CHF125 million for OEFC.

51.	NF: Outstanding amount is $3,000 million, including $500 million on-lent to OEFC until June 2, 2010, after which the issue has been assumed by the Province until the maturity date.

52.	DMTN157: Interest is payable semi-annually at 15.0% until January 13, 2006 and thereafter at 5.0%.

53.	EMTN71/78: The Province entered into currency exchange agreements that effectively converted these South African rand obligations to Canadian dollar at an exchange rate of 0.18808. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a fixed rate of 4.36%.

54.	Europe CHF Bonds: The Province entered into currency exchange agreements that effectively converted these Swiss franc obligations to Canadian dollar at an exchange rate of 1.03812. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on $1,823 million of these obligations to a fixed rate of 4.12% and $205 million to a rate of 4.24%.

55.	DMTN182: During the fiscal year 2009-10, Series DMTN182 was re-opened ten times bringing the total issue size to $6,100 million, including $100 million for OEFC. Outstanding amount for the Province, $6,000 million, includes bonds held by Ontario Infrastructure Projects Corporation, a government organization, of $20.2 million.

56.	DMTN116: Bonds are extendible at the option of the bond holders on the initial maturity date of September 8, 2013 to the final maturity date of March 8, 2033. Interest is payable semi-annually at 4.625% until the initial maturity date and at 5.85% if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a rate of 5.08%.

57.	EMTN73: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.34%.

58.	EMTN74: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a 3 month CBA rate minus 0.05%.

59.	HP: Total outstanding amount is $990.6 million, including $50 million for OEFC.

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Continued
As at March 31, 2010

60.	DMTN46: This is a variable payment bond with a yield of 4.53%. The principal and interest are repayable on a blended semi-annual installment. During the fiscal year 2009-10, principal repaid was $0.3 million.

61.	KJ: Total outstanding amount is $4,835 million, including $101 million for OEFC.

62.	DMTN93: During the fiscal year 2009-10, Series DMTN93 was re-opened six times, bringing the total issue size to $6,300 million, including $1,200 million for OEFC. Outstanding amount for the Province, $5,100 million, includes bonds held by Agricorp, a government organization, of $17.6 million.

63.	DMTN184: During the fiscal year 2009-10, Series DMTN184 was re-opened once bringing the total issue size to $50 million.

64.	AUD1 (OEFC): The Province entered into currency exchange agreements that effectively converted this Australian dollar obligation to Canadian dollar at an exchange rate of 0.87509. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.24%.

65.	DMTN190: Outstanding amount includes bonds held by Ontario Infrastructure Projects Corporation, a government organization, of $3.5 million.

66.	DMTN186: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 2.94%.

67.	DMTN191: The Province entered into interest rate agreements that effectively converted the interest rate on this to a fixed rate of 1.67%.

68.	DMTN188: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 3.14%.

69.	PG: The Province entered into currency exchange agreements that effectively converted this New Zealand dollar obligation to Canadian dollar at an exchange rate of 0.89505. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.24%.

70.	DMTN192: This bond is a 3 year floating rate bond where the Province has the option to switch to a fixed rate coupon of 2.5% on the 13th day of March, June, September and December of each year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 1.98%.

71.	DMTN195: During the fiscal year 2009-10, Series DMTN195 was re-opened thirteen times bringing the total issue size to $6,100 million, including $550 million for OEFC. Outstanding amount for the Province, $5,550 million, includes bonds held by Ontario Infrastructure Projects Corporation, a government organization, of $29.5 million.

72.	DMTN69: Total outstanding amount, $5,730 million, including $2,164 million for OEFC.

73.	DMTN189: Bonds are callable at the option of the Province on November 20, 2011 at par. Interest is payable quarterly as follows: November 20, 2008 to November 10, 2011-3 month CBA rate plus 0.75%, November 10, 2011 to November 10, 2013-3 month CBA rate plus 1.20%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 3.13%

74.	DMTN178: Total outstanding amount is $1,800 million, including $300 million for OEFC. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on $105 million of the Province’s obligation to a 3 month CBA rate.

75.	DMTN179: Interest is payable quarterly at a 3 month CBA rate minus 0.16%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 3.96%.

76.	DMTN183: Total outstanding amount is $3,000 million, including $1,440 million for OEFC.

77.	PW: Total outstanding amount is US $1,750 million, including US $225 million for OEFC.

78.	DMTN180: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.52%.

79.	DMTN181: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.50%.

80.	NK: Total outstanding amount is $2,120 million, including $500 million for OEFC. Outstanding amount includes bonds held by Agricorp, a government organization, of $20.3 million and Ontario Infrastructure Projects Corporation, a government organization, of $4.4 million.

81.	EMTN70 (OEFC): The Province entered into currency exchange agreements that effectively converted this Australian dollar obligation to Canadian dollar at an exchange rate of 0.94398. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.0%.

82.	G46-USD: Total outstanding amount is US $1,000 million, including US $500 million for OEFC.

83.	Total Provincial Purpose debt includes the following debt issued by other government organizations and government business enterprises: $1,507 million by Ontario Mortgage and Housing Corporation, $79 million by Ontario Municipal Improvement Corporation, $1,920 million by Ontario Infrastructure Projects Corporation, $275 million by Ornge, $21 million by Ontario Northland Transportation Commission and excludes Ontario Mortgage and Housing Corporation’s debt of $735 million, and Ontario Treasury Bills and Bonds held by other government organizations and agencies of $1,311 million.

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

II. OUTSTANDING DEBT — Concluded
As at March 31, 2010

84.	The Treasury Bills balance includes the following Treasury Bill holdings by other government organizations: $500 million held by Ontario Infrastructure Projects Corporation, $213 million held by the Northern Ontario Heritage Fund Corporation, $30 million by Ontario Power Authority, $129 million held by Ontario Reality Corporation, $85 million held by Ontario Capital Growth Corporation, $24 million held by Ontario Immigrant Investor Corporation, and $20 million held by Ontario Securities Commission.

85.	DMTN187: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 0.903%.

86.	EMTN81: The Province entered into currency exchange agreements that effectively converted this pound sterling obligation to Canadian dollar at an exchange rate of 2.16024. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 3.68%.

87.	DMTN110: Bonds are retractable at the option of the bond holders on March 8, 2012 or if the bond holders do not retract the bonds the bond holders may exchange the bonds at par on March 21, 2012 for the Series DMTN61. Interest is payable semi-annually at 3.25% until March 8, 2012 and 5.85% to March 8, 2033. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a rate of 5.72%.

88.	EMTN75/76 (OEFC): The Province entered into currency exchange agreements that effectively converted these South African rand obligations to Canadian dollars at an exchange rate of $0.16629. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a fixed rate of 4.76%.

89.	MH: The terms of these debentures require that a special one-time interest payment of $31.1 million be made at maturity.

90.	EMTN83/86/90: The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar at an exchange rate of 1.15614. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a fixed rate 3.04%.

91.	YL015/16: The Province entered into currency exchange agreements that effectively converted 13 billion of these Japanese yen obligations to Canadian dollar at an exchange rate of 0.011554. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on $96 million of these obligations to a fixed rate of 4.34%.

92.	EMTN59/85/87: The Province entered into currency exchange agreements that effectively converted 14 billion of these Japanese yen obligations to Canadian dollar at an exchange rate of 0.010856.

93.	PU (OEFC): The Province entered into currency exchange agreements that effectively converted this obligation to Canadian dollar at an exchange rate of 1.708. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.0%.

94.	EMTN94 (OEFC): The Province entered into currency exchange agreements that effectively converted this obligation to Canadian dollar at an exchange rate of 0.16034. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.13%.

95.	EMTN93 (OEFC): The Province entered into currency exchange agreements that effectively converted this obligation to Canadian dollar at an exchange rate of 1.2275. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.22%.

96.	DMTN197: During the fiscal year 2009-10, Series DMTN197 was re-opened five times bringing the total issue size to $3,650 million, including $150 million for OEFC. Outstanding amount for the Province, $3,500 million, includes bonds held by Ontario Infrastructure Projects Corporation, a government organization, of $44.7 million.

97.	DMTN200: During the fiscal year 2009-10, Series DMTN200 was re-opened once bringing the total issue size to $1,350 million. Outstanding amount includes bonds held by Ontario Infrastructure Projects Corporation, a government organization, of $76.5 million.

98.	DMTN201: Outstanding amount includes bonds held by Ontario Infrastructure Projects Corporation, a government organization, of $8.5 million.

99.	OMHC: Debentures issued to Ontario Mortgage and Housing Corporation (OMHC) are not negotiable and not transferable or assignable but are redeemable in whole or in part at the option of the OMHC on six months prior written notice.

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

III. CONTINGENT LIABILITIES —
OBLIGATIONS GUARANTEED BY THE PROVINCE OF ONTARIO
For the year ended March 31, 2010

LOANS GUARANTEED

	Year of	Rate of	Outstanding
	Issue	Interest	March 31, 2010	References
		%	$

MINISTRY OF AGRICULTURE, FOOD AND RURAL AFFAIRS
Commodity Loan Guarantee Program	2009-10	Various	40,960,795		(1)
Feeder Cattle Loan Guarantee Program	2009-10	Various	52,101,260		(2)
FarmPlus Rural Loan Pool Program	2009-10	Various	5,151,966

TOTAL MINISTRY OF AGRICULTURE, FOOD AND RURAL AFFAIRS			98,214,021

MINISTRY OF COMMUNITY SAFETY & CORRECTIONAL SERVICES
Ottawa-Carlton Detention Centre	2009-10	N/A	5,200,000

TOTAL MINISTRY OF COMMUNITY SAFETY & CORRECTIONAL SERVICES			5,200,000

MINISTRY OF ECONOMIC DEVELOPMENT AND TRADE
The Development Corporations Act
Total guarantees re: various companies	Various	Prime+1	11,250

TOTAL MINISTRY OF ECONOMIC DEVELOPMENT AND TRADE			11,250

MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING
Ontario Housing Corporation “Homes Now” Mortgage Financing Program	1989	Various	152,533,642		(3)

TOTAL MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING			152,533,642

MINISTRY OF NATURAL RESOURCES
Freshwater Fish Marketing Corporation	1969	3.60	31,900,000
Global Sticks	2009	Prime+2.5	901,600
Hanover Veneer	2009	Prime+1	473,514
		Canada bond
Olav Haavaldsrud Timber	2009	+1.17	5,000,000
1494718 Ontario Limited	2009	Cost + 35bp	1,150,000

TOTAL MINISTRY OF NATURAL RESOURCES			39,425,114

MINISTRY OF TRAINING, COLLEGES AND
UNIVERSITIES
Ontario Student Loan Plan:
Class “A”	Various	Prime	12,328,838
Class “B”	Various	Prime+1	2,710,394
Class “C”	Various	Prime+1	190,337,009

TOTAL MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES			205,376,241

TOTAL LOANS GUARANTEED			500,760,268

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

III. CONTINGENT LIABILITIES —
OBLIGATIONS GUARANTEED BY THE PROVINCE OF ONTARIO — Concluded
For the year ended March 31, 2010

	Year of	Rate of	Outstanding
	Issue	Interest	March 31, 2010	References
		%	$

OTHER GUARANTEES
MINISTRY OF FINANCE
Ontario Municipal Improvement Corporation	1991	9.17 to 11.04	79,021,000		(4)
Credit Facilities from Desjardins Credit Union:
To Madoc Co-operative Association	2009	Prime+1%	2,234,174		(5)
Loan Facility by Woodslee Credit Union Ltd
To Pelee Island Co-operative Association	2005	4.75	486,759		(6)

TOTAL MINISTRY OF FINANCE			81,741,933

TOTAL OTHER GUARANTEES			81,741,933

TOTAL LOANS AND OTHER GUARANTEES			582,502,201

FINANCIAL GUARANTEES:

MINISTRY OF FINANCE

Two agreements are in place to satisfy the Canadian Nuclear Safety Commission (“CNSC”) licensing requirements for financial guarantees in respect of Ontario Power Generation Inc’s (“OPG”) nuclear station decommissioning and nuclear waste management obligations. One agreement gives CNSC access (in prescribed circumstances) to the segregated funds established under the Ontario Nuclear Funds Agreement (“ONFA”). The other agreement provides a direct provincial guarantee to the CNSC on behalf of OPG. This guarantee, for up to $1,545 million, effective March 1, 2010, relates to the portion of the decommissioning and waste management obligations not funded by the value of the segregated funds as at January 1, 2009. In return, the Province receives from OPG an annual fee equal to 0.5% of the value of the direct provincial guarantee.

References:

1.	The Province’s maximum liability for the program is $120,000,000.

2.	The Province’s maximum liability for the program is $80,000,000.

3.	Loans totalling $1,323 million taken by Ontario Mortgage and Housing Corporation for “Homes Now” from the Federal Government’s Canada Pension Plan allotment have been guaranteed by the Province. Starting 1993, most of these loans, except for loans related to Student Housing ($166,127,703), were refinanced by the private sector and funds realized were loaned to the Ministry of Finance. The Ministry of Finance will report its loan of $1,157 million as a liability therefore this should be excluded from the guarantee amount.

4.	In accordance with the Capital Investment Plan Act, 1993, the Ontario Municipal Improvement Corporation’s (OMIC) assets and liabilities were transferred to the Ontario Financing Authority (OFA) on November 15, 1993. OMIC received loans from the Canada Pension Plan (CPP) and the Province, which OMIC used to make loans to municipalities and school boards under similar terms as its debt.

5.	The Province has guaranteed the repayment of revolving credit facility made by Desjardins Credit Union to Madoc Co-operative Association (MCA) for a period beginning October 31, 2009 and ending April 30, 2010. The maximum amount guaranteed is $2.43 million plus any unpaid interest, costs and expenses thereon. MCA will pay the Province a guarantee fee of 0.5% of actual borrowings.

6.	The Province has guaranteed the repayment of loan facility made by Woodslee Credit Union Limited to Pelee Island Cooperative Association for a period beginning October 6, 2005 ending October 6, 2020. The maximum amount guaranteed is $0.6 million plus any unpaid interest, costs and expenses thereon.

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

IV.* CLAIMS AGAINST THE CROWN
As at March 31, 2010

The following are claims arising from legal action either in progress or threatened against the Crown in respect of breach of contract, damages to persons and property and like items. The amounts claimed have not been specified, but in each case are expected to exceed $50 million.

1.	Dudley Abbot et al. (preferred shareholders of Crown Trust) v. HMQRO.

2.	Theriault v. HMQRO.

3.	Mary Lou LaPratte, Roland LaPratte, Sheila Horrell, Arthur Horrell et al. v. HMQRO.

4.	Monaghan, John Richard v. HMQRO et al.

5.	Arnold Guettler, Neo-Form Corporation and Neo-Form North America Corporation v. HMQRO et al.

6.	R. Shawn A. Cantlon v. HMQRO.

7.	Augier, Gideon McGuire v. HMQRO et al.

8.	Deep, Dr. Albert Ross v. HMQRO.

9.	Mastronardi, Giovanna v. HMQRO.

10.	Koumoundouros, Terry v. HMQRO.

11.	General Motors Corporation v. HMQRO.

12.	Adam’s Mine Rail Haul v. HMQRO.

13.	Twain, Jim Chief v. HMQRO.

14.	Office & Professional Employees International Union and Ontario Public Service Employees’ Union v. HMQRO.

15.	Harrison, John Arthur v. HMQRO.

16.	Whole World Trade Ltd. v. HMQRO.

17.	Sarazin, Daniel Lynden v. HMQRO.

18.	Foster, Tracey Marie v. HMQRO.

19.	Brown, Vincent v. HMQRO.

20.	Zoran Djuric v. HMQRO.

21.	Phaneuf, Sylvie v. HMQRO.

22.	AXA Insurance (Canada), et al: Corsine, Allison. v. HMQRO.

23.	Leclair, Dianne v. HMQRO.

24.	Chuang, David Dr. v. HMQRO.

25.	Greenfield Ethanol (formerly Commercial Alcohols Inc. and Suncor) v. HMQRO.

26.	Palu-Corbelli Corporation v. HMQRO.

27.	Hassum, Amanda v. HMQRO.

28.	Sood, Vishvander v. HMQRO.

29.	Nazarali, Hassan v. HMQRO.

30.	Dr. Jeffrey Lipsitz v. HMQRO.

31.	Mallory, Richard, et al. v. HMQRO.

32.	Plaunt, Donald v. HMQRO et al.

33.	Williams, James-Andrew v. HSBC Bank, et al; Williams, James-Andrew v. TD Bank, et al.

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

IV.* CLAIMS AGAINST THE CROWN — Continued
As at March 31, 2010

34.	Empire Communications Ltd. & Empire Pleasantview Communities Ltd. v. HMQRO and Ontario Realty Corporation.

35.	Dolmage as Litigation Guardian of Marie Slark and Jim Dolmage as Litigation Guardian of Patricia Seth v. HMQRO and Huronia Regional Centre.

36.	McNamara, Michael et al. v. HMQRO.

37.	Sidhu, Avtar v. HMQRO.

38.	Corporation of the City of Brantford v. Montour, Ruby, et al.

39.	Weininger Farms Ltd. v. HMQRO and HMQRC.

40.	Visutski, Frank v. HMQRO.

41.	Magnotta Winery Corporation et al. v. AGCO et al.

42.	Mayotte, Michael v. HMQRO.

43.	Karas, et al. v. LAWPRO et al.

44.	Curactive Organic Skin Care Ltd. In its own capacity and as a representative of a class v. HMQRO, et al.

45.	Alderson v. Grey Bruce Health Unit, HMQRC and HMQRO.

46.	Vivace Tavern and House of Lancaster v. HMQRO, Commissioner of the OPP and Alcohol and Gaming Commission of Ontario.

47.	McSheffey v. HMQRO.

48.	Brett, L. Brenda and Wells, C. Thomas v. HMQRO.

49.	Peter Fallis v. HMQRO.

50.	Grant Forest Products Inc. v. HMQRO.

51.	Direk v. HMQRO.

52.	Anderlis Leasing Enterprises et al. v. HMQRO.

53.	Northern Diamond Gaming Services Limited and Diamond Gaming Services Inc. et al. v. HMQRO.

54.	First Class Casinos and Mr. Casino Inc. v. HMQRO.

55.	1191067 Ontario Inc., Silvo Di Gregorio and Tom Jones v. HMQRO.

56.	The Chippewas of Sarnia, the Chippewas of Kettle Point et al. v. HMQRO, Polysar Hydrocarbons Limited et al.

57.	Clifford Meness et al., for themselves and all other members of the Algonquins of Golden Lake Band of Indians v. HMQRO.

58.	Roger Southwind on behalf of the Lac Seul Indian Band v. HMQRO.

59.	Moose Factory First Nation et al. v. Spruce Falls Power and Paper Company Limited.

60.	New Post First Nation et al. v. Spruce Falls Power and Paper Company Limited.

61.	Beaver House First Nation v. HMQRO.

62.	The Chippewas of Saugeen and Nawash First Nations regarding Bruce Peninsula v. HMQRO.

63.	Missanabie Cree First Nation v. HMQRO and HMQRC.

64.	Six Nations of the Grand River Band v. HMQRO.

65.	Mishkeegogamang First Nation and seventeen others v. HMQRO.

66.	Wikwemikong Indian Band v. HMQRO.

PUBLIC ACCOUNTS, 2009-2010 — VOLUME 1

IV. * CLAIMS AGAINST THE CROWN — Concluded
As at March 31, 2010

67.	Chippewas of Sarnia Band v. HMQRO.

68.	Mississauga of Alderville, Beausoleil, Chippewas of Georgia Island, Mnjikaning (Rama), Curve Lake Hiawatha, and Scugog Island First Nation v. HMQRO.

69.	Wesley Big George on behalf of seven Lake of the Woods First Nations v. HMQRO.

70.	Big Grassy (Mishkosiimiiniiziibing) First Nation and Ojibways of Onigaming First Nations adjacent to the Lake of the Woods and Winnipeg River area who are signatories to Treaty 3 v. HMQRO.

71.	Wauzhushk Onigum First Nation and Ochiichagwe’babig o’ining First Nation and Washagamis Bay First Nations v. HMQRO.

72.	Walpole Island First Nations v. HMQRO.

73.	The Begetikong Anishnabe First Nation (aka the Ojibways of Pic River) Chief Roy Michano, Councillor Duncan Michano and Councillor Arthur H. Fisher v. HMQRO.

74.	Whitesand First Nation v. HMQRO.

75.	Moose Deer Point First Nation v. HMQRO.

76.	Kinew, Tobasonakwut v. HMQRC and HMQRO.

77.	Garden River First Nation Reserve No. 14 v. HMQRO.

78.	Sinclare, Alfred v. HMQRO.

79.	Long Lake No. 58 First Nation v. HMQRO.

80.	Biinjitiwaabik Zaaging Anishinabek First Nation (Rocky Bay Band) v. HMQRO.

81.	Sand Point First Nation v. HMQRO.

82.	Pic Mobert First Nation v. HMQRO.

83.	Pays Plat First Nation v. HMQRO and HMQRC.

84.	Agency One Damages v. HMQRO.

85.	Long Lake No. 58 First Nation v. HMQRO.

86.	Atikameksheng Anishnawbek v. HMQRO and v. HMQRC, et al.

87.	Wabaseemoong Independent First Nations of One Man Lake, Whitedog and Swan Lake (formerly collectively, the Islington Indian Band) v. HMQRC, HMQRO, OPG and OEFC.

88.	The Corporation of the Town of Fort Frances v. HMQRC, et al.

89.	Proceedings before the Copyright Board of Canada.

90.	Gallo v. HMQRO and HMQRC.

*	Updated for changes up to date of release of Public Accounts. 59 of the above claims were assessed as “not determinable”, with the remainder assessed as “unlikely”.